Exhibit 10.1

Execution Version

SERIES A PREFERRED UNIT AND WARRANT

PURCHASE AGREEMENT

among

USA COMPRESSION PARTNERS, LP

and

THE PURCHASERS PARTY HERETO

January 15, 2018

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SCHEDULE A - Purchaser Allocations
SCHEDULE B - Material Subsidiaries
SCHEDULE C - Allocation of Payments

EXHIBIT A — Form of Opinion of Vinson & Elkins L.L.P.	A-1
EXHIBIT B — Form of Second A&R Limited Partnership Agreement	B-1
EXHIBIT C — Form of Registration Rights Agreement	C-1
EXHIBIT D — Form of General Partner Waiver	D-1
EXHIBIT E — Form of Warrant	E-1
EXHIBIT F — Form of Board Representation Agreement	F-1

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SERIES A PREFERRED UNIT AND WARRANT PURCHASE AGREEMENT

This SERIES A PREFERRED UNIT AND WARRANT PURCHASE AGREEMENT, dated as of January 15, 2018 (this “Agreement”), is entered into by and among USA COMPRESSION PARTNERS, LP, a Delaware limited partnership (the “Partnership”), and the purchasers set forth in Schedule A hereto (the “Purchasers”).

WHEREAS, the Partnership desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, (i) the Purchased Units (as defined below) and (ii) the Warrants (as defined below), each in accordance with the provisions of this Agreement; and

WHEREAS, the Partnership has agreed to provide the Purchasers with certain registration rights with respect to the Purchased Units, the PIK Units (as defined below),the Conversion Units (as defined below) and the Warrant Exercise Units (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01         Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Additional Up-Front Fee” means an amount of cash equal to 1% of the Purchase Price.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Partnership Entities, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates and (b) with respect to any Purchaser that is an investment fund, investment account or investment company, any other investment fund, investment account or investment company that is managed, advised or sub-advised by the same investment advisor as such Purchaser or by an Affiliate of such investment advisor, shall be considered controlled by, and an Affiliate of, such Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Anti-Corruption Law” has the meaning specified in Section 3.33.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.

“Bridge Loan” means that certain Bridge Loan contemplated by the Commitment Letter.

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“Capital Account” has the meaning specified in the Second A&R LPA.

“Closing” has the meaning specified in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Letter” means that certain Commitment Letter, dated as of the date hereof, pursuant to which JPMorgan Chase Bank, N.A. and Barclays Bank PLC shall commit to the Partnership funds totaling (a) $725,000,000.00 plus (b) at least $1,100,000,000.00.

“Common Units” means common units representing limited partner interests in the Partnership.

“Confidentiality Agreements” means the confidentiality agreements entered into by the Partnership and each of the Purchasers or their Affiliates, as applicable, as may be amended from time to time.

“Consent” has the meaning specified in Section 3.14.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Contribution Agreement” means a Contribution Agreement, dated as of the date hereof, by and among ETP, Energy Transfer Partners GP, L.P., a Delaware limited partnership, ETC Compression, LLC, a Delaware limited liability company, the Partnership and, solely for purposes of Section 5.18(b) and Section 10.1 thereof, ETE.

“Conversion Units” means the Common Units issuable upon conversion or redemption of the Purchased Units or PIK Units.

“Credit Agreement” means the Fifth Amended and Restated Credit Agreement, dated as of December 13, 2013, among the Partnership, the Operating Subsidiaries, JPMorgan Chase Bank, N.A., as Agent, and the lenders party thereto, as amended or any credit agreement entered into to refinance or replace such credit agreement, as applicable, and, if applicable, the Bridge Loan.

“Debt Agreements” means, collectively, the Credit Agreement and any New USAC Indenture.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Drop-Dead Date” means June 30, 2018 unless (a) the Outside Date (as defined in the Contribution Agreement) has been extended pursuant to the terms thereof, (b) the Partnership provides written notice of such extension to the Purchasers hereunder and (c) within five Business Days of delivery of such written notice, the Partnership pays to the Purchasers the Up-Front Fee

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by wire transfer of immediately available funds in the amounts and to the Persons as set forth on Schedule C attached hereto, in which event the Drop-Dead Date shall be September 30, 2018.

“Environmental Law” has the meaning specified in Section 3.25.

“ERISA” has the meaning specified in Section 3.26.

“ERISA Affiliate” has the meaning specified in Section 3.26

“ETE” means Energy Transfer Equity, L.P., a Delaware limited partnership.

“ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“FCPA” has the meaning specified in Section 3.35.

“Funding Obligation” means, with respect to a particular Purchaser, an amount equal to the Purchase Price multiplied by the number of Purchased Units to be purchased by such Purchaser on the Closing Date pursuant to Section 2.01 and as set forth on Schedule A.

“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided that for the financial statements of the Partnership prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.

“General Partner” means USA Compression GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Partnership mean a Governmental Authority having jurisdiction over the Partnership Entities or any of their respective Properties.

“GP Interest” has the meaning specified in Section 3.02(a).

“Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or other chemical, material, waste or substance regulated under or within the meaning of, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law.

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“Incentive Distribution Rights” has the meaning specified in Section 3.02(a).

“Indemnified Party” has the meaning specified in Section 6.03(b).

“Indemnifying Party” has the meaning specified in Section 6.03(b).

“Knowledge” means, with respect to the Partnership or the USAC Parties, the actual knowledge of Eric Long, Matthew Liuzzi and Christopher Porter.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, security interest, security agreement, conditional sale, trust receipt, charge or claim or a lease, consignment or bailment, preference or priority, assessment, deed of trust, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be reasonably likely to be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in (a) the business, condition (financial or otherwise), assets, liabilities or operations of the Partnership Entities, taken as a whole (including, their respective assets, Properties or businesses, taken as a whole) or (b) the ability of any of the Partnership Entities, as applicable, to perform their obligations under the Transaction Documents; provided, however, that a Material Adverse Effect shall not include any adverse effect on the foregoing to the extent such adverse effect results from, arises out of, or relates to (i) a general deterioration in the economy or changes in the general state of the markets or industries in which any of the Partnership Entities operates (including, for the avoidance of doubt, adverse changes (A) in commodity prices, (B) in capital spending by energy sector participants or their customers, (C) in production profiles in oil and gas producing basins in North America and (D) otherwise associated with the effects of distress in the energy sector as of the date of this Agreement and the resulting effect on the Partnership Entities, taken as a whole), except, with respect to this clause (i), to the extent that such Partnership Entities, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (ii) any deterioration in the condition of the capital markets or any inability on the part of the Partnership Entities to access the capital markets, (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency, acts of war (whether or not declared) or the occurrence of any other calamity or crisis, including acts of terrorism, hurricane, flood, tornado, earthquake or other natural disaster, (iv) any change in accounting requirements or principles imposed upon the Partnership Entities or their respective businesses or any change in applicable Law, or the interpretation thereof, other than a change that would result in the Partnership being treated as a corporation for United States federal tax purposes, (v) any change in the credit rating and/or outlook of any of the Partnership Entities or any of their securities (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (vi) changes in the market price or trading volume of the Common Units (except that the underlying causes of any such changes may be considered in determining whether a

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Material Adverse Effect has occurred) or (vii) any failure of the Partnership to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Material Adverse Effect has occurred).

“Material Subsidiaries” means the Subsidiaries of the Partnership listed on Schedule B attached hereto.

“Money Laundering Laws” has the meaning specified in Section 3.34.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“New USAC Indenture” means any indenture entered into by the Partnership or any of its Subsidiaries governing certain senior notes issued by the Partnership to finance the transactions contemplated by the Contribution Agreement in its entirety.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in Section 3.35.

“Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 18, 2013, as amended from time to time in accordance with the terms thereof (including, as the context requires, by the Second A&R LPA).

“Partnership Entities” means, collectively, the General Partner and the USAC Entities.

“Partnership Related Parties” has the meaning specified in Section 6.02.

“Permits” has the meaning specified in Section 3.28.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Piggyback Registration” has the meaning given such term in the Registration Rights Agreement.

“PIK Units” means any additional Series A Preferred Units issued by the Partnership to the Purchasers as in-kind distributions pursuant to the Second A&R LPA.

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“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Purchase Price” means a cash purchase price of $1,000.00 per Series A Preferred Unit.

“Purchased Units” has the meaning specified in Section 2.01.

“Purchaser Related Parties” has the meaning specified in Section 6.01.

“Purchasers” has the meaning specified in the introductory paragraph of this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, between the Partnership the Purchasers, substantially in the form attached hereto as Exhibit C.

“Reimbursable Expenses” has the meaning specified in Section 8.01.

“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

“Restructuring Agreement” means an Equity Restructuring Agreement, dated as of the date hereof, by and among ETE, the Partnership and the General Partner.

“Rights-of-Way” has the meaning specified in Section 3.31.

“Second A&R LPA” has the meaning specified in Section 2.06(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Units” means the Partnership’s Series A Perpetual Preferred Units.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

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“Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provisions of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any Contract.

“Third-Party Claim” has the meaning specified in Section 6.03(b).

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Second A&R LPA, the Contribution Agreement, the Restructuring Agreement, the Debt Agreements and any and all other agreements or instruments executed and delivered to the Purchasers by the Partnership or the General Partner hereunder or thereunder, as applicable.

“Up-Front Fee” means an amount of cash equal to 1% of the Purchase Price.

“USAC Entities” means, collectively, the Partnership and the Partnership’s Subsidiaries. For the avoidance of doubt, for purposes of this Agreement, none of CDM Resource Management LLC, CDM Environmental & Technical Services LLC or any of their Affiliates shall be considered USAC Entities.

“USAC Parties” means, collectively, the General Partner and the Partnership.

“USAC SEC Documents” means the Partnership’s forms, registration statements, reports, schedules and statements filed by it under the Exchange Act or the Securities Act, as applicable.

“Warrant” or “Warrants” means the Warrants, substantially in the form attached to this Agreement as Exhibit E, to be issued to the Purchasers at the Closing.  Each such Warrant, for the avoidance of doubt, may be transferred separately from the Purchased Units.

“Warrant Exercise Units” means Common Units issuable upon exercise of the Warrants.

Section 1.02         Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of the Partnership and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

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ARTICLE II.
AGREEMENT TO SELL AND PURCHASE

Section 2.01         Sale and Purchase. At the Closing, subject to the terms and conditions hereof, each Purchaser hereby agrees to purchase from the Partnership, and the Partnership hereby agrees to issue and sell to each Purchaser, the number of Series A Preferred Units (the “Purchased Units”) and warrants to purchase a number of Warrant Exercise Units (the “Warrants”) set forth opposite each such Purchaser’s name on Schedule A for a cash amount equal to each such Purchaser’s Funding Obligation as set forth on Schedule A. The Partnership further agrees that it will pay to the Purchasers at the Closing each of the following fees and expenses to each Person set forth on Schedule C attached hereto to the extent of the percentage attributable to such Person thereunder: (a) the Additional Up-Front Fee, which fee shall be reflected as a discount to the Purchase Price payable by such Person and (b) (1) the applicable Reimbursable Expenses (as determined in accordance with Section 8.01) and (2) if not already paid by the Partnership in connection with an extension of the Drop-Dead Date, the Up-Front Fee, which Reimbursable Expenses and Up-Front Fee shall be payable in cash by the Partnership; provided that for federal income tax purposes and as set forth in Section 2.07, the Purchasers shall be treated as having made a cash payment of the full, undiscounted Purchase Price to the Partnership and the Partnership shall be treated as having made a cash payment of the Additional Up-Front Fee to the Purchasers.

Section 2.02         Closing.  On the terms and subject solely to the satisfaction or waiver of the conditions to Closing set forth in Section 2.03, Section 2.04 and Section 2.05, the consummation of the purchase and sale of the Purchased Units and Warrants hereunder (the “Closing”) shall take place (a) concurrently with the consummation of the transactions contemplated by the Contribution Agreement, or (b) at such other time as the Partnership and the Purchasers may agree in writing; provided that the Closing shall not occur earlier than February 14, 2018.  The Closing shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002 (or such other location as agreed to by the Partnership and the Purchasers).

Section 2.03         Mutual Conditions. The respective obligations of each party to consummate the purchase and sale of the Purchased Units and Warrants at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a)           no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or under the other Transaction Documents or makes the transactions contemplated hereby or under the other Transaction Documents illegal;

(b)           there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement or the other Transaction Documents; and

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(c)           the satisfaction of all closing conditions contemplated by the Transaction Documents shall have occurred, or shall occur concurrently with the Closing.

Section 2.04         Conditions to Each Purchaser’s Obligations. The obligation of a Purchaser to consummate its purchase of Purchased Units and Warrants shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the applicable Purchaser with respect to itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a)           the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.17 or Section 3.18 or other representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

(b)           the Partnership shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;

(c)           the NYSE shall have authorized, upon official notice of issuance, the listing of the Conversion Units and the Warrant Exercise Units;

(d)           no notice of delisting from the NYSE shall have been received by the Partnership with respect to the Common Units;

(e)           there shall not have occurred a Material Adverse Effect;

(f)            the Partnership shall have (i) increased the aggregate commitments under the Credit Agreement to (or entered into another similar asset-based revolving facility with minimum aggregate commitments of) at least $1,300,000,000 and (ii) entered into the Bridge Loan, the New USAC Indenture or a combination thereof;

(g)           immediately following the consummation of the transactions contemplated hereby, the Partnership will have total undrawn availability under the Credit Agreement (and/or if the Partnership has entered into another similar asset-based revolving facility, total undrawn availability under such revolving facility), plus cash and cash equivalents of the Partnership and its subsidiaries equal to or greater than $350,000,000 in the aggregate; and

(h)           the Partnership shall have delivered, or caused to be delivered, to such Purchaser the Partnership’s closing deliveries described in Section 2.06(a), as applicable.

Section 2.05         Conditions to the Partnership’s Obligations. The obligation of the Partnership to consummate the sale and issuance of the Purchased Units and the Warrants to each Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

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(a)           the representations and warranties of such Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

(b)           such Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date; and

(c)           such Purchaser shall have delivered, or caused to be delivered, to the Partnership the Purchaser’s closing deliveries described in Section 2.06(b), as applicable.

Section 2.06         Deliveries at the Closing.

(a)           Deliveries of the Partnership. At the Closing, the Partnership shall deliver, or cause to be delivered, to the Purchasers:

(i)            An opinion from Vinson & Elkins L.L.P., counsel for the Partnership, in substantially the form attached hereto as Exhibit A, which shall be addressed to the Purchasers and dated the Closing Date;

(ii)           A fully executed copy of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, substantially in the form attached hereto as Exhibit B (the “Second A&R LPA”);

(iii)          An executed counterpart of the Registration Rights Agreement;

(iv)          A fully executed “Supplemental Listing Application” approving the Conversion Units and the Warrant Exercise Units for listing by the NYSE;

(v)           A fully executed waiver of the General Partner with respect to certain of its and its Affiliates’ rights under the Partnership Agreement, in substantially the form attached hereto as Exhibit D;

(vi)          A fully executed Board Representation Agreement, in substantially the form attached hereto as Exhibit F;

(vii)         Evidence of issuance of the Purchased Units credited to book-entry accounts maintained by the general partner of the Partnership, bearing a restrictive notation meeting the requirements of the Partnership Agreement, free and clear of any Liens, other than transfer restrictions under this Agreement, the Partnership Agreement or the Delaware LP Act and applicable federal and state securities Laws and those created by the Purchasers;

(viii)        Warrants duly executed by the Partnership and exercisable to purchase the Warrant Exercise Units, subject to adjustment as provided in the terms thereof;

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(ix)          A certificate of the Secretary of the General Partner, on behalf of the Partnership, dated the Closing Date, certifying as to and attaching (A) the certificate of limited partnership of the Partnership, (B) the Partnership Agreement, (C) board resolutions authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units, the Warrants, the PIK Units, the Conversion Units and the Warrant Exercise Units, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Partnership or the General Partner, as applicable, setting forth the name and title and bearing the signatures of such officers;

(x)           A certificate of the Secretary of State of each applicable state, dated within ten Business Days prior to the Closing Date, to the effect that each of the Partnership Entities is in good standing in its jurisdiction of formation;

(xi)          A certificate of the Chief Financial Officer and the Treasurer of the General Partner, on behalf of the Partnership, dated the Closing Date, certifying, in their applicable capacities, to the effect that the conditions set forth in Section 2.04(a) and Section 2.04(b) have been satisfied;

(xii)         To each Person set forth on Schedule C attached hereto to the extent of the percentage attributable to such Person hereunder, payment of (A) the Additional Up-Front Fee, which shall be reflected as a discount to the Purchase Price payable by such Person, (B) the applicable amount of Reimbursable Expenses (as determined in accordance with Section 8.01), which shall be paid in cash by the Partnership and (C) if not already paid by the Partnership in connection with an extension of the Drop-Dead Date, the Up-Front Fee, which shall be paid in cash by the Partnership;

(xiii)        A cross-receipt executed by the Partnership and delivered to the Purchasers certifying as to the amounts that it has received from the Purchasers; and

(xiv)        Such other documents relating to the transactions contemplated by this Agreement and the other Transaction Documents as the Purchasers or their respective counsel may reasonably request, including true, correct, complete and executed copies of each of the Transaction Documents which the Partnership is not otherwise expressly required to deliver to the Purchasers pursuant to this Section 2.06(a).

(b)           Deliveries of Each Purchaser. At the Closing, each Purchaser shall deliver or cause to be delivered to the Partnership:

(i)            A counterpart of the Registration Rights Agreement, which shall have been duly executed by such Purchaser;

(ii)           A cross-receipt executed by such Purchaser and delivered to the Partnership certifying that it has received from the Partnership (A) the number of Purchased Units and Warrants to be received by such Purchaser in connection with the Closing, (B) the applicable amount of Reimbursable Expenses (as determined in accordance with Section 8.01), (C) the Additional Up-Front Fee and (D) if applicable, the Up-Front Fee;

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(iii)          A counterpart of the Board Representation Agreement, which shall have been duly executed by such Purchaser;

(iv)          A certificate of an authorized officer of such Purchaser, dated the Closing Date, in his or her applicable capacity, to the effect that the conditions set forth in Section 2.05(a) and Section 2.05(b) have been satisfied;

(v)           Payment of such Purchaser’s Funding Obligation payable by wire transfer of immediately available funds to an account designated in advance of the Closing Date by the Partnership;

(vi)          A properly executed Internal Revenue Service Form W-9 from such Purchaser; and

(vii)         Such other documents relating to the transactions contemplated by this Agreement as the Partnership or its counsel may reasonably request.

Section 2.07         Allocation of Purchase Price.  For federal income tax purposes and for purposes of applying the terms of the Second A&R LPA applicable to the Series A Preferred Units, the Purchase Price shall be allocated between the Series A Preferred Units and the Warrants as agreed to by the Partnership and each of the Purchasers, and such portion of the Purchase Price allocated to the Series A Preferred Units hereunder, as such amount may be adjusted pursuant to Section 2.01 for any reduction attributable to Reimbursable Expenses, shall be the initial Capital Account with respect to each Series A Preferred Unit. In the event that the Partnership and the Purchasers are unable to agree on such allocation, they shall appoint an independent accounting or valuation firm of national standing to determine the allocation in accordance with applicable Tax law as promptly as practicable, and any costs of the independent accounting or valuation firm shall be split equally between the Partnership and the Purchasers as a group.  The Partnership and each of the Purchasers agree that as of the date hereof, the fair market value of the Warrants is $8 million, and the Partnership and the Purchasers (and if applicable, the independent accounting or valuation firm) shall allocate fair market value to the Warrants consistent with such $8 million valuation as appropriately adjusted to take into account events and trading between signing and closing.

Section 2.08         Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The failure of any Purchaser to perform, or waiver by the Partnership of such performance, under any Transaction Document shall not excuse performance by any other Purchaser or the Partnership, and the waiver by any Purchaser of performance of the Partnership under any Transaction Document shall not excuse performance by the Partnership with respect to any other Purchaser. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently

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protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES AND
COVENANTS RELATED TO THE PARTNERSHIP

The Partnership represents and warrants to and covenants with the Purchasers as follows:

Section 3.01         Existence.

(a)           Each of the Partnership Entities has been duly formed or incorporated, as the case may be, and is validly existing as a limited partnership, limited liability company or corporation, as the case may be, and is in good standing under the Laws of its jurisdiction of incorporation or formation, as the case may be, with full limited partnership, limited liability company or corporate power and authority to own, lease and operate its Properties and to conduct its business as described in the USAC SEC Documents and (i) to execute and deliver this Agreement and the other Transaction Documents to which such Partnership Entity is a party and consummate the transactions contemplated hereby and thereby, (ii) in the case of the Partnership, to issue, sell and deliver the Purchased Units and the Warrants and (iii) in the case of the General Partner, to act as the general partner of the Partnership.

(b)           Each of the Partnership Entities is duly qualified to do business as a foreign limited partnership, limited liability company or corporation, as the case may be, and is in good standing in each jurisdiction where the ownership or lease of its Properties or the conduct of its business requires such qualification, except for any failures to be so qualified and in good standing that would not, individually or in the aggregate, (i) constitute a Material Adverse Effect or (ii) subject the limited partners of the Partnership to any material liability or disability.

(c)           The Organizational Documents of each of the Partnership Entities have been, and in the case of the Second A&R LPA, at the Closing will be, duly authorized, executed and delivered by any Partnership Entity party thereto (and, in the case of the Organizational Documents of the General Partner, by all parties thereto) and are, and in the case of the Second A&R LPA, at the Closing will be, valid and legally binding agreements of the applicable Partnership Entity, enforceable against such Partnership Entity in accordance with their respective terms; provided, that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 3.02         Capitalization and Valid Issuance of Units.

(a)           As of the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 62,194,405 Common Units, the general partner interest (the “GP Interest”) and the incentive distribution rights (as defined in the Partnership Agreement, the “Incentive Distribution Rights”). All outstanding Common Units, the GP Interest, Incentive

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Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). As of the date hereof, there are no, and as of the Closing Date, there will be no, limited partner interests of the Partnership that are senior to or pari passu with, in right of distribution, the Series A Preferred Units.

(b)           The General Partner is the sole general partner of the Partnership and the owner of the GP Interest, the GP Interest has been duly authorized and validly issued in accordance with the Partnership Agreement, and the General Partner owns the GP Interest free and clear of all Liens, except for restrictions on transferability contained in the Delaware LP Act or the Partnership Agreement.

(c)           The Purchased Units and the limited partner interests represented thereby and the Warrants will be duly authorized by the Partnership pursuant to the Partnership Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transferability, other than (i) restrictions on transferability under the Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) with respect to each Purchaser’s Purchased Units and the limited partners interests represented thereby and Warrants, such Liens as are created by such Purchaser and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.

(d)           Except for any such preemptive rights that have been waived, there are no persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Purchased Units or the Warrants; and, except (i) for the Purchased Units and Warrants to be issued pursuant to this Agreement, (ii) for awards issued pursuant to the Partnership’s long-term incentive plans, or (iii) as disclosed in the USAC SEC Documents, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in the Partnership are outstanding.

(e)           Upon issuance in accordance with this Agreement, the Partnership Agreement, and the Warrants, as applicable, the PIK Units, the Conversion Units and the Warrant Exercise Units will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) with respect to each Purchaser’s PIK Units, Conversion Units and Warrant Exercise Units, such Liens as are created by such Purchaser and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.

Section 3.03         Ownership of the Material Subsidiaries. The Partnership owns, directly or indirectly, 100% of the ownership interests in each of the Material Subsidiaries. Such ownership

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interests have been duly authorized and validly issued in accordance with the Organizational Documents of each Material Subsidiary and are fully paid (to the extent required under those documents) and non-assessable (except as such nonassessability may be affected by the applicable Law of such Material Subsidiary’s jurisdiction of formation), and the Partnership owns, directly or indirectly, such ownership interests free and clear of all Liens, other than Liens securing obligations pursuant to the Credit Agreement.

Section 3.04         USAC SEC Documents.  Since January 1, 2017, the Partnership’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act have been filed with the Commission on a timely basis. The USAC SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness), except to the extent corrected by a subsequent USAC SEC Document, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made in the case of any such documents other than a registration statement, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

Section 3.05         Financial Statements.

(a)           The consolidated historical financial statements (including the related notes and supporting schedule) contained or incorporated by reference in the USAC SEC Documents, (i) present fairly in all material respects the financial condition of the Partnership as of the dates indicated, and the results of operations and cash flows of the Partnership, for the periods specified, (ii) comply as to form with the applicable accounting requirements of Regulation S-X under the Securities Act and of Regulation G under the Exchange Act and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The other financial information of the Partnership Entities, including non-GAAP financial measures, if any, contained or incorporated by reference in the USAC SEC Documents has been derived from the accounting records of the Partnership Entities, fairly presents in all material respects the information purported to be shown thereby and complies with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable.

(b)           Since the date of the most recent balance sheet of the Partnership audited by the Partnership’s auditor, (i) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the USAC SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects and (ii) based on an annual evaluation of disclosure controls and procedures, the Partnership is not aware of (A) any significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the ability of the Partnership to record, process, summarize and report financial information, or any material weaknesses in internal controls over financial reporting of the Partnership or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Partnership.

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Section 3.06         Independent Registered Public Accounting Firm. KPMG LLP, which has audited the financial statements contained or incorporated by reference in the USAC SEC Documents, is an independent registered public accounting firm with respect to the Partnership and the General Partner within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). KPMG LLP has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership or any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.07         No Material Adverse Change. Since December 31, 2016, except as described in the USAC SEC Documents (other than disclosures in the “Risk Factors” sections thereof or any disclosures therein that are cautionary, predictive or forward-looking in nature), there has not been any Material Adverse Effect.

Section 3.08         No Registration Required. Assuming the accuracy of the representations and warranties of the applicable Purchaser contained in Article IV, the issuance and sale of the Purchased Units and the Warrants to such Purchaser pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Partnership nor, to the Partnership’s Knowledge, any Person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.

Section 3.09         No Restrictions or Registration Rights. Except as described in the Partnership Agreement, there are no restrictions upon the voting or transfer of, any equity securities of the Partnership.  Except for such rights that have been waived or as expressly set forth in the Registration Rights Agreement, neither the offering nor sale of the Purchased Units and the Warrants as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Purchased Units, Warrants or other securities of the Partnership.  Except as described in the Partnership Agreement and for rights to be granted to ETE and ETP in connection with the transactions contemplated by the Contribution Agreement and the Restructuring Agreement, the Partnership has not granted registration rights to any Person other than the Purchasers that would provide such Person priority over the Purchasers’ rights with respect to any Piggyback Registration.

Section 3.10         Litigation. Except as described in the USAC SEC Documents, there is no action, suit, claim, investigation, order, injunction or proceeding before or by any Governmental Authority now pending or, to the Knowledge of the USAC Parties, threatened, to which any of the Partnership Entities is or may be a party or to which the Properties of any of the Partnership Entities is or may be subject which would, individually or in the aggregate, if resolved adversely to any Partnership Entity, constitute a Material Adverse Effect, or which challenge the validity of any of the Transaction Documents or the right of either of the Partnership or the General Partner to enter into any of the Transaction Documents or to consummate the transactions contemplated thereby.

Section 3.11         No Default. No Partnership Entity is (a) in violation of its Organizational Documents, (b) in violation of any law, statute, ordinance, administrative or governmental rule or regulation applicable to it or of any order, judgment, decree or injunction of any Governmental Authority having jurisdiction over it or any of its Properties or assets or (c) in breach, default (or

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an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement, covenant or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other agreement or instrument to which it is a party or by which it or any of its Properties or assets are bound, which breach, default or violation in the case of clauses (b) or (c) would, if continued, reasonably be expected to constitute a Material Adverse Effect.

Section 3.12         No Conflicts. None of the issuance and sale by the Partnership of the Purchased Units or the Warrants, the application of the proceeds thereof, the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby (a) conflicts or will conflict with or constitutes or will constitute a violation of any of the Organizational Documents, (b) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Partnership Entities is a party or by which any of them or any of their respective Properties is bound, (c) violates or will violate any Law or any order, judgment, decree or injunction of any Governmental Authority applicable to any of the Partnership Entities or any of their respective Properties or assets or (d) results or will result in the creation or imposition of any Lien upon any of the Properties or assets of the Partnership Entities, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (b), (c) or (d), would, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect.

Section 3.13         Authority: Enforceability. The Partnership has all requisite power and authority under the Partnership Agreement and the Delaware LP Act to issue, sell and deliver the Purchased Units and the Warrants, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All limited partnership and limited liability company action, as the case may be, required to be taken by the Partnership Entities or any of their partners or members for the authorization, issuance, sale and delivery of the Purchased Units and the Warrants, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby shall have been validly taken. No approval from the holders of outstanding Common Units is required under the Partnership Agreement or the rules of the NYSE in connection with the Partnership’s issuance and sale of the Purchased Units and the Warrants to the Purchasers. Each of the Transaction Documents has been duly and validly authorized and has been or, with respect to the Transaction Documents to be delivered at the Closing, will be, validly executed and delivered by the Partnership or the General Partner, as the case may be, and, to the Knowledge of the USAC Parties, the other parties thereto. Each of the Transaction Documents constitutes, or will constitute, the legal, valid and binding obligations of the Partnership or the General Partner, as the case may be, and, to the Knowledge of the USAC Parties, each of the parties thereto, in each case enforceable in accordance with its terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 3.14         Approvals. No permit, consent, waiver, license, approval, authorization, order, registration, filing, written exemption or qualification (“Consent”) from, of or with, as

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applicable, any Governmental Authority having jurisdiction over the Partnership Entities or any of their Properties is required in connection with the issuance and sale of the Purchased Units and the Warrants by the Partnership, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Partnership Entities party hereto or thereto and the consummation by the Partnership Entities of the transactions contemplated hereby or thereby, other than Consents (a) required by the Commission in connection with the Partnership’s obligations under the Registration Rights Agreement, (b) required under the state securities or “Blue Sky” Laws, (c) that have been, or prior to the Closing Date will be, obtained and (d) Consents, the absence or omission of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.15                            Distribution Restrictions. No Partnership Entity (other than the General Partner) is currently prohibited, or as a result of the transactions contemplated by this Agreement, will be prohibited, directly or indirectly, from paying any distributions with respect to its equity securities, from repaying to any other Partnership Entity any loans or advances, or from transferring property or assets to another Partnership Entity, except (a) as prohibited under the Credit Agreement or the Transaction Documents, (b) such prohibitions mandated by the Laws of each such Partnership Entity’s state of formation and the terms of any such Partnership Entity’s Organizational Documents or (c) where such prohibition would not reasonably be expected to have a Material Adverse Effect.

Section 3.16                            MLP Status. For each taxable year ending after January 18, 2013, the Partnership met the gross income requirements of Section 7704(c)(2) of the Code, and otherwise satisfied the requirements for treatment as a partnership for United States federal income tax purposes.  The Partnership expects to meet these requirements for its current taxable year.

Section 3.17                            Investment Company Status. None of the Partnership Entities is, and immediately after the sale of the Purchased Units and the Warrants hereunder and the application of the net proceeds from such sale, none of the Partnership Entities will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the United States Investment Company Act of 1940, as amended.

Section 3.18                            Certain Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchasers with respect to the sale of any of the Purchased Units or the Warrants or the consummation of the transactions contemplated by this Agreement or by the Contribution Agreement based upon arrangements made by or on behalf of any USAC Entities or the General Partner. The Partnership agrees that it will indemnify and hold harmless the Purchasers from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the USAC Entities or alleged to have been incurred by the USAC Entities in connection with the sale of the Purchased Units or the Warrants or the consummation of the transactions contemplated by this Agreement and the Contribution Agreement.

Section 3.19                            Labor and Employment Matters.  No labor dispute with the employees of the Partnership Entities exists, or, to the Knowledge of the Partnership, is imminent or threatened that could reasonably be expected to have a Material Adverse Effect.

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Section 3.20                            Insurance. The Partnership Entities maintain insurance covering their Properties, operations, personnel and businesses against such losses and risks and in such amounts as is commercially reasonable for the conduct of their respective businesses and the value of their respective properties.  None of the Partnership Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance.  The Partnership Entities are in compliance with the terms of such policies in all material respects, and all such insurance is duly in full force and effect on the date hereof.  There are no claims by the Partnership Entities under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and the Partnership Entities have not been notified in writing that they will be denied renewal of their existing insurance coverage as and when such coverage expires or will be unable to obtain similar coverage from similar insurers as may be necessary to continue their businesses at a cost that would not reasonably be expected to have a Material Adverse Effect.

Section 3.21                            Internal Controls. Except as described in the USAC SEC Documents, the Partnership Entities, taken as a whole, maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.22                            Disclosure Controls and Procedures. (a) The Partnership has established and maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rule 13a-15 under the Exchange Act), (b) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it submits or files under the Exchange Act, as applicable, is accumulated and communicated to management of the General Partner, including its principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (c) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

Section 3.23                            Sarbanes-Oxley. The Partnership is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated in connection therewith and the rules of the NYSE that are effective and applicable to the Partnership.

Section 3.24                            Listing and Maintenance Requirements. The Common Units are listed on the NYSE, and the Partnership has not received any notice of delisting. The issuance and sale of the Purchased Units and the Warrants and issuance of the Conversion Units, PIK Units and Warrant Exercise Units do not contravene NYSE rules or regulations.

Section 3.25                            Environmental Compliance. Except as described in USAC SEC Documents, each of the Partnership Entities (a) is in compliance with any and all applicable

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foreign, federal, state and local Laws relating to the prevention of pollution or the protection of human health and safety and the environment or imposing liability or standards of conduct concerning any Hazardous Material (“Environmental Laws”), (b) has received and is in compliance with all Permits required of it under applicable Environmental Laws to conduct its business as it is currently being conducted, (c) has not received written notice of any actual or potential liability under any Environmental Law, (d) is not a party to or affected by any pending or, to the Knowledge of the Partnership Parties, threatened action, suit or proceeding relating to any alleged violation of or liability under any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Material, (e) does not anticipate any unplanned material capital expenditures during 2017 relating to Environmental Laws other than those incurred in the ordinary course of business for the purchase of equipment used in compression services or related activities, and (f) has not treated, stored, handled, disposed or arranged for the disposal of, manufactured, distributed, transported, released, exposed any Person to, or owned or operated any property or facility that is or has been contaminated by, Hazardous Materials, in each case so as to give rise to liability under Environmental Laws, except where such noncompliance or deviation from that described in (a)-(f) above would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.26                            ERISA Compliance. Other than with respect to items that would not reasonably be expected to have a Material Adverse Effect, (i) each Partnership Entity and each employee benefit plan or program maintained by any Partnership Entity is in compliance in form and in operation in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), and any other applicable law; (ii) no “reportable event” (as defined in ERISA) has occurred or is reasonably expected to occur with respect to any “pension plan” (as defined in ERISA) for which any Partnership Entity or any entity treated as a single employer within the meaning of Section 414 of the Code, or Section 4001 of ERISA (collectively “ERISA Affiliate”), would have any liability; and (iii) no Partnership Entity or ERISA Affiliate expects to incur liability under (a) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (b) Sections 412 or 4971 of the Code as a result of the transactions provided for in this Agreement.  Other than with respect to items that would not reasonably be expected to have a Material Adverse Effect, each “pension plan” established within the last six years and which is currently maintained by any Partnership Entity as of the date of this Agreement that is intended to be qualified under Section 401 of the Code, is so qualified and, to the Knowledge of the Partnership Entities, no event or fact exists which would adversely affect such qualification.  To the Knowledge of the Partnership Entities as of the date of this Agreement, none of the Partnership Entities or any ERISA Affiliate currently maintains, contributes to or has any liability with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “pension plan” that is subject to Title IV of ERISA.

Section 3.27                            Tax Returns; Taxes.

(a)                                 Each of the Partnership Entities that is required to do so has filed (or has obtained extensions with respect to) all material federal, state, local and foreign income and franchise tax returns required to be filed through the date hereof, which returns are complete and correct in all material respects, and has timely paid all taxes shown to be due pursuant to such returns, other than those (i) that are being contested in good faith or for which adequate reserves

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have been established in accordance with GAAP or (ii) which, if not paid, would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) none of the Partnership Entities has had any Tax deficiency proposed or assessed against it that has not been fully resolved and satisfied, (ii) none of the Partnership Entities has executed any waiver of any statute of limitations on the assessment or collection of any Tax that remains outstanding, and (iii) there is no pending audit, suit, proceeding, claim, examination or other administrative or judicial proceedings ongoing, pending, or, to the Knowledge of the Partnership, threatened or proposed with respect to any Taxes of any of the Partnership Entities.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Partnership Entities (or its agent) has withheld or collected from each payment made to each of its employees, the amount of all Taxes (including, but not limited to, federal income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be withheld or collected therefrom, and have paid the same to the proper Tax receiving officers or authorized depositories.

Section 3.28                            Permits. Each of the Partnership Entities has such permits, consents, licenses, franchises, certificates and authorizations of governmental or regulatory authorities (“Permits”) as are necessary to conduct its business in the manner described in the USAC SEC Documents, subject to such qualifications set forth in the USAC SEC Documents and except for such Permits that, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; the Partnership Entities have not received notice of any revocation or modification of any governmental permits or notice of any proceeding relating thereto that, if determined adversely to any of the Partnership Entities would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Partnership Entities is in compliance with all such Permits, except for any failure to comply with such Permits that would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.29                            Required Disclosures and Descriptions. There is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Authority (including an audit or examination by any taxing authority) pending or, to the Knowledge of the USAC Parties, threatened, against any of the Partnership Entities, or to which any of the Partnership Entities is a party, or to which any of their respective Properties is subject, that are required to be described in the USAC SEC Documents but are not described therein as required, and there are no Contracts that are required to be described in the USAC SEC Documents or to be filed as an exhibit to the USAC SEC Documents that are not described or filed therein as required to be described or filed therein pursuant to the Securities Act or the Exchange Act.

Section 3.30                            Title to Property. The Partnership Entities have good and indefeasible title in fee simple to, or valid leasehold or other interests in, as applicable, all real and personal property described in the USAC SEC Documents as owned, leased or used and occupied by the Partnership Entities, free and clear of all Liens, except (a) for those Liens that arise under the Credit Agreement, (b) as described in the USAC SEC Documents, (c) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (d) as do not materially

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interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described in the USAC SEC Documents.

Section 3.31                            Rights-of-Way. Each of the Partnership Entities have (A) such easements or rights-of-way from each person (“Rights-of-Way”) as are necessary to conduct its business in the manner described, and subject to the limitations contained, in the USAC SEC Documents, except for (i) qualifications, reservations and encumbrances as may be set forth in the USAC SEC Documents and (ii) such Rights-of-Way that, if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect and (B) subject to the limitations contained in the USAC SEC Documents, if any, fulfilled and performed all of their material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have a Material Adverse Effect. Except as described in the USAC SEC Documents, none of such Rights-of-Way contains any restriction that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.32                            Form S-3 Eligibility. The Partnership is eligible to register the Purchased Units, the PIK Units, the Conversion Units and the Warrant Exercise Units for resale by the Purchasers under Form S-3 promulgated under the Securities Act.

Section 3.33                            Anti-Corruption Law. None of the Partnership Entities or, to the knowledge of the USAC Parties, any director, officer, agent, employee, representative or other Person associated with or acting on behalf of any of the Partnership Entities, is aware or has taken any action that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any other anticorruption or anti-bribery law of Canada (collectively with the FCPA, “Anti-Corruption Law”), including any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (as defined in the FCPA or other Anti-Corruption Law), including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office, in violation of applicable Anti-Corruption Law; and the Partnership Entities and, to the Knowledge of the USAC Parties, any director, officer, agent, employee, representative or other Person associated with or acting on behalf of any of the Partnership Entities have conducted their businesses in compliance with applicable Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and are reasonably expected to continue to ensure, compliance with such Anti-Corruption Laws.

Section 3.34                            Money Laundering Laws. The operations of the Partnership Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Partnership Entities conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued,

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administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Partnership Entities with respect to the Money Laundering Laws is pending or, to the Knowledge of the Partnership Parties, threatened.

Section 3.35                            Sanctions. (a) None of the Partnership Entities or, to the Knowledge of the USAC Parties, any director, officer, agent or employee of the Partnership Entities is currently subject to any U.S. sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and (b) the Partnership will not directly or indirectly use the proceeds of the transactions contemplated hereby, or lend, fund, contribute, facilitate or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC or use the proceeds of the transactions contemplated hereby in any other manner that will result in a violation by any Partnership Entity of any U.S. sanctions administered by OFAC.

Section 3.36                            Related Party Transactions. Except as described in the USAC SEC Documents, no Partnership Entity has, directly or indirectly (a) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the General Partner or its Affiliates, or to or for any family member or Affiliate of any director or executive officer of the General Partner or its Affiliates or (b) made any material modification to the term of any personal loan to any director or executive officer of the General Partner or its Affiliates, or any family member or Affiliate of any director or executive officer of the General Partner or its Affiliates.

Section 3.37                            No Side Agreements. Other than that certain Mandate Letter, dated as of January 3, 2018, between the Partnership and EIG Management Company, LLC, there are no binding agreements by, among or between (a) the Partnership or any of its Affiliates, on the one hand, and (b) any Purchaser or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Transaction Documents.  There are no agreements expressly modifying, amending or waiving any provision of any of the Transaction Documents.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES AND
COVENANTS OF THE PURCHASERS

Each of the Purchasers, severally but not jointly, represents and warrants and covenants to the Partnership as follows:

Section 4.01                            Existence. Such Purchaser is duly organized and validly existing and in good standing under the Laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02                            Authorization, Enforceability. Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party. The execution, delivery and performance of such Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated

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thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required. Each of the Transaction Documents to which such Purchaser is a party has been duly executed and delivered by such Purchaser, where applicable, and constitutes a legal, valid and binding obligation of such Purchaser; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 4.03                            No Breach. The execution, delivery and performance of the Transaction Documents to which such Purchaser is a party by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the Organizational Documents of such Purchaser, or (c) violate any Law of any Governmental Authority or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by such Transaction Documents.

Section 4.04                            Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Units or the Warrants or the consummation of the transactions contemplated by this Agreement, except for fees or commissions for which the Partnership is not responsible. Such Purchaser agrees that it will indemnify and hold harmless the Partnership from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the Warrants or the consummation of the transactions contemplated by this Agreement.

Section 4.05                            Unregistered Securities.

(a)                                 Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Purchased Units, the Warrants, the PIK Units, the Conversion Units and the Warrant Exercise Units, as applicable. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units, the Warrants, the Conversion Units and the Warrant Exercise Units, as applicable.

(b)                                 Information. Such Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of the Partnership that have been requested and materials relating to the offer and sale of the Purchased Units, the Warrants, the Conversion Units and the Warrant Exercise Units that have been requested by such Purchaser. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of the Partnership. Neither such inquiries nor any other due diligence investigations conducted at any

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time by such Purchasers and its Representatives shall modify, amend or affect such Purchasers’ right (i) to rely on the Partnership’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Such Purchaser understands that its purchase of the Purchased Units and the Warrants involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units and the Warrants.

(c)                                  Cooperation. Such Purchaser shall cooperate reasonably with the Partnership to provide any information necessary for any applicable securities filings as required by the transactions contemplated by this Agreement.

(d)                                 Legends. Such Purchaser understands that, until such time as the Purchased Units, the Warrants, the PIK Units, the Conversion Units and the Warrant Exercise Units, as applicable, have been sold pursuant to an effective registration statement under the Securities Act, or the Purchased Units or the Warrants are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units and the Warrants will bear a restrictive legend as provided in the Partnership Agreement.

(e)                                  Purchase Representation. Such Purchaser is purchasing the Purchased Units and the Warrants for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has been advised and understands that neither the Purchased Units, the Warrants, the PIK Units, the Conversion Units nor the Warrant Exercise Units have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that the Partnership, in issuing the Purchased Units and the Warrants, is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(f)                                   Rule 144. Such Purchaser understands that there is no public trading market for the Purchased Units, the PIK Units or the Warrants, that none is expected to develop and that the Purchased Units, the PIK Units and the Warrants must be held indefinitely unless and until the Purchased Units, the Warrants, the PIK Units, the Conversion Units or the Warrant Exercise Units, as applicable, are registered under the Securities Act or an exemption from registration is available. Such Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(g)                                  Reliance by the Partnership. Such Purchaser understands that the Purchased Units and the Warrants are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such

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exemptions and the suitability of such Purchaser to acquire the Purchased Units, the PIK Units and the Warrants, and the Conversion Units and Warrant Exercise Units issuable upon conversion, redemption or exercise thereof.

Section 4.06                            Sufficient Funds. Such Purchaser will have available to it at the Closing sufficient funds to enable such Purchaser to pay in full at the Closing the entire amount of such Purchaser’s Funding Obligation in immediately available cash funds.

Section 4.07                            No Prohibited Trading. During the 15 day period prior to the date hereof, such Purchaser has not (a) offered, sold, contracted to sell, sold any option or contract to purchase, purchased any option or contract to sell, granted any option, right or warrant to purchase, lent, or otherwise transferred or disposed of, directly or indirectly, any of the Purchased Units or Warrants or (b) directly or indirectly engaged in any short sales or other derivative or hedging transactions with respect to the Purchased Units or Warrants, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of any Purchased Units or Warrants, regardless of whether any transaction described in this Section 4.07 is to be settled by delivery of Series A Preferred Units, Warrants, Common Units or other securities, in cash or otherwise.

ARTICLE V.
COVENANTS

Section 5.01                            Conduct of Business.

(a)                                 During the period commencing on the date of this Agreement and ending on the Closing Date, each of the Partnership Entities will use commercially reasonable efforts to conduct its business in the ordinary course of business (other than as contemplated by the Contribution Agreement), preserve intact its existence and business organization, Permits, goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with the Partnership Entities (or any of them), to the extent the Partnership believes in its sole discretion that such relationships are and continue to be beneficial to the Partnership Entities and their businesses; provided, however, that during such period, the Partnership shall provide reasonably prompt written notice to the Purchasers regarding any material adverse developments in respect of the foregoing.  Prior to the Closing, none of the Partnership Entities will (i) modify, amend or waive in any material respect any provision of the Partnership Agreement that is material to (A) the rights of the Partnership or (B) the rights of the Purchasers, in their capacity as purchasers of the Purchased Units and Warrants or (ii) authorize, issue or reclassify any (A) equity securities of the Partnership ranking on parity with or senior to the Purchased Units or (B) debt securities of the Partnership convertible into any of the foregoing, in each case without the prior written consent of the Purchasers possessing the right to acquire not less than a majority of the Purchased Units.

(b)                                 During the period commencing on the date of this Agreement and ending on the Closing Date, without the prior written consent of the Purchasers possessing the right to acquire not less than a majority of the Purchased Units (which shall not be unreasonably withheld, conditioned or delayed and which response, in any event, whether in the affirmative or negative,

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will be provided in writing within two Business Days of a consent request from the Partnership), the Partnership shall not make or agree to make any amendments, supplements, waivers or other modifications to any provision of the Contribution Agreement in a manner that would be adverse in any material respect to the Partnership; provided that, if such Purchasers fail to provide a response to such request within two Business Days, such Purchasers shall be deemed to have consented to such amendment, supplement, waiver or other modification on behalf of all Purchasers.  For the avoidance of doubt, (i) upon any such consent by such Purchasers, such Purchasers shall be deemed to have waived any right to exercise the closing condition under Section 2.04(b) and the right to termination under Section 7.01(f), in each case, solely with respect to the matters specifically set forth in such amendment, supplement, waiver or other modification and (ii) except as otherwise expressly provided herein, any reference to the transactions contemplated by this Agreement shall not include the transactions contemplated by the Contribution Agreement.

(c)                                  During the period commencing on the date of this Agreement and ending on the Closing Date, the Partnership shall promptly provide such Purchasers with all information with respect to the Contribution Agreement and the Restructuring Agreement (and the transactions contemplated therein) as reasonably requested by such Purchasers and generally keep such Purchasers reasonably informed of the status of the transactions contemplated by the Contribution Agreement and the Restructuring Agreement as promptly as practicable, including providing (i) reasonably prompt oral and written notice of all material developments with respect thereto and (ii) to the extent not duplicative with preceding clause (i), true, correct and complete copies of (A) any material written notice given by the Partnership under the Contribution Agreement or Restructuring Agreement to another party thereto and (B) any material written notice received by the Partnership under the Contribution Agreement or the Restructuring Agreement from the other parties thereto.

Section 5.02                            Listing of Units. Prior to the Closing, the Partnership will use its commercially reasonable efforts to obtain approval for listing, subject to notice of issuance, of the Conversion Units and the Warrant Exercise Units on the NYSE.

Section 5.03                            Cooperation; Further Assurances. Each of the Partnership and the Purchasers shall use its respective commercially reasonable efforts to obtain all approvals and consents required by or necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Partnership and the Purchasers agrees to execute and deliver all such documents or instruments, to take all commercially reasonable action and to do all other commercially reasonable things it determines to be necessary, proper or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement.

Section 5.04                            Lock-up Agreement. Without the prior written consent of the Partnership, except as specifically provided in this Agreement or as otherwise provided in the Partnership Agreement, each Purchaser and any of its Affiliates to which Purchased Units are transferred pursuant to this Section 5.04 shall not, (a) during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Purchased

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Units or PIK Units, (b) during the period commencing on the date hereof and ending on the second anniversary of the Closing Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Purchased Units, PIK Units or Common Units of the Partnership that are designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Purchased Units, (c) transfer any Purchased Units or PIK Units to any Competitor (as defined in the Partnership Agreement), (d) transfer any Purchased Units, PIK Units, Warrants, Conversion Units or Warrant Exercise Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of any Purchased Units, PIK Units, Warrants, Conversion Units or Warrant Exercise Units, regardless of whether any transaction described above is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise (provided, however, that the foregoing shall not apply if, prior to any such transfer or arrangement, such individual, corporation, partnership or other entity establishes to the satisfaction of the Partnership, its entitlement to a complete exemption from tax withholding, including under Code Sections 1441, 1442, 1445 and 1471 through 1474, and the Treasury regulations thereunder), or (e) effect any transfer of Purchased Units, PIK Units, Warrants, Conversion Units or Warrant Exercise Units in a manner that violates the terms of the Partnership Agreement; provided, however, that notwithstanding clauses (a) and (b) above, such Purchaser may make a bona fide pledge of all or any portion of its Purchased Units or PIK Units to any holders of obligations owed by the Purchaser, including to the trustee for, or Representative of, such Purchaser, and a foreclosure by any such pledgee on any such pledged Purchased Units or PIK Units shall not be considered a violation or breach of this Section 5.04, subject to compliance with clauses (d) and (e) above; provided, further, that, notwithstanding clauses (a) and (b) above, such Purchaser may transfer any Purchased Units, PIK Units or Warrants to (i) an Affiliate of such Purchaser or (ii) any other Purchaser, in each case subject to compliance with clauses (b), (c), (d) and (e) above. Notwithstanding the foregoing, any transferee receiving any Purchased Units, PIK Units or Warrants pursuant the exceptions set forth in this Section 5.04 prior to the first anniversary of the Closing Date shall agree to the restrictions set forth in this Section 5.04. For the avoidance of doubt, in no way does this Section 5.04 prohibit changes in the composition of any Purchaser or its partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of the Purchasers or its partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of the Purchaser among such Purchaser, its Affiliates and/or the limited partners of the investment fund vehicles that indirectly own such Purchaser.  After the first anniversary of the Closing Date, the Purchasers or other holders of Purchased Units may freely transfer all Purchased Units, PIK Units, Warrants, Conversion Units and Warrant Exercise Units subject to compliance with applicable securities Laws and the Partnership Agreement; provided, however, that the provisions of this sentence shall not eliminate, modify or reduce the obligations set forth in clauses (b), (c), (d) or (e) above.

Section 5.05                            Tax Estimates. On or before April 1 of each year beginning in 2021, the Partnership shall provide each Purchaser a good faith estimate (and reasonable supporting calculations) of whether there was sufficient Unrealized Gain attributable to the Partnership property as of December 31 of the previous year such that, if any of such Purchaser’s Series A Preferred Units were converted to, or redeemed for, Common Units and such Unrealized Gain was

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allocated to such Purchaser pursuant to Section 6.1(d)(xiii) of the Second A&R LPA (taking proper account of allocations of higher priority), such Purchaser’s Capital Account in respect of its Common Units would be equal to the Per Unit Capital Amount for an Initial Common Unit without any need for corrective allocations under Section 6.2(h) of the Second A&R LPA.  In addition, on and after the first date on which the Series A Preferred Units are convertible pursuant to Section 5.12(b)(vi)(A) of the Second A&R LPA, following receipt of a written request from any Purchaser that, together with its Affiliates, acquired $100 million or more Purchased Units on the Closing Date, so long as such Purchaser or any of its respective Affiliates continues to own Purchased Units, the Partnership shall provide such Purchaser with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property on the date of such request such that, if any of the Purchaser’s Series A Preferred Units were converted to Common Units and such Unrealized Gain was allocated to such Purchaser pursuant to Section 6.1(d)(xiii) of the Second A&R LPA (taking proper account of allocations of higher priority), such Purchaser’s Capital Account in respect of its Common Units would be equal to the Per Unit Capital Amount for an Initial Common Unit without any need for corrective allocations under Section 6.2(h) of the Second A&R LPA.  Each such Purchaser, together with its Affiliates, shall be entitled to make such a request not more than once per calendar year.

For purposes of this Section 5.05, all capitalized terms used but not defined herein shall have the meanings assigned to them in the Second A&R LPA.

Section 5.06                            Tax Information.  For so long as a Purchaser, together with its Affiliates, continues to own Purchased Units with a value of $100 million or more, the Partnership shall provide such Purchaser with (i) within 60 days after the close of each calendar quarter, a good faith estimate of the tax information reasonably required by such Purchaser for federal and state estimated income tax reporting for such quarter, and (ii) within 75 days after the close of each calendar year, the tax information reasonably required by such Purchaser for federal and state income tax reporting purposes with respect to such taxable period.

Section 5.07                            Use of Proceeds.  The Partnership shall use the proceeds of the offering of the Purchased Units and the Warrants to pay a portion of the consideration under the Contribution Agreement.

Section 5.08                            Transaction Document Indemnity Claims.  The Partnership shall, from and after Closing, pursue promptly and in good faith all indemnity claims for which it is entitled to indemnification under the Contribution Agreement and the Restructuring Agreement for so long as the Partnership is entitled to indemnification thereunder.

ARTICLE VI.
INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01                            Indemnification by the Partnership. The Partnership agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, promptly upon demand,

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pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by the Partnership contained herein to be true and correct in all material respects (other than those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.17 or Section 3.18 or other representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be required to be true and correct as of such date only) or (b) the breach of any covenants of the Partnership contained herein; provided that, in the case of the immediately preceding clause (a), such claim for indemnification is made prior to the expiration of the survival period of such representation or warranty; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Partnership shall constitute the date upon which such claim has been made; and provided, further, that the aggregate liability of the Partnership to each Purchaser pursuant to this Section 6.01 shall not be greater in amount than such Purchaser’s Funding Obligation, and the aggregate liability of the Partnership to all Purchasers pursuant to this Section 6.01 shall not exceed the aggregate Funding Obligation of all Purchasers. No Purchaser Related Party shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 6.01; provided, however, that such limitation shall not prevent any Purchaser Related Party from recovering under this Section 6.01 for any such damages to the extent that such damages are in the form of diminution in value or are payable to a third party in connection with any Third-Party Claims.

Section 6.02                            Indemnification by the Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Partnership, the General Partner and their respective Representatives (collectively, “Partnership Related Parties”) from, all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by such Purchaser contained herein to be true and correct in all material respects as of the date made (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct) or (b) the breach of any of the covenants or obligations of such Purchaser contained herein (including failure to deliver payment pursuant to such Purchaser’s Funding Obligation); provided that, in the case of the immediately preceding clause (a), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of such representation or warranty; and provided, further, that for purposes of determining when

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an indemnification claim has been made, the date upon which a Partnership Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; and provided, further, that the liability of each such Purchaser shall not be greater in amount than such Purchaser’s Funding Obligation plus any distributions paid to such Purchaser with respect to the Purchased Units. No Partnership Related Party shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 6.02; provided, however, that such limitation shall not prevent any Partnership Related Party from recovering under this Section 6.02 for any such damages to the extent that such damages are in the form of diminution in value or are payable to a third party in connection with any Third-Party Claims.

Section 6.03                            Indemnification Procedure.

(a)                                 A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VI, except as otherwise provided in Section 6.01 and Section 6.02.

(b)                                 Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than 10 days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within 10 Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or

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(B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.

Section 6.04                            Tax Matters. All indemnification payments under this Article VI shall be treated as adjustments to the applicable Purchaser’s Funding Obligation for all Tax purposes except as otherwise required by applicable Law.

ARTICLE VII.
TERMINATION

Section 7.01                            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of the Partnership and the Purchasers representing a majority of the Purchased Units;

(b)                                 by written notice from either the Partnership or the Purchasers representing a majority of the Purchased Units, if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c)                                  by written notice from either the Partnership or the Purchasers representing a majority of the Purchased Units, if the Contribution Agreement is terminated for any reason;

(d)                                 by written notice from the Purchasers representing a majority of the Purchased Units, if the Closing does not occur by 11:59 p.m. on the Drop-Dead Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(e)                                  by notice given from the Partnership, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Purchasers in this Agreement such that the conditions in Section 2.05(a) or Section 2.05(b) would not be satisfied and which have not been cured by the Purchasers five Business Days after receipt by the Purchasers of written notice from the Partnership requesting such inaccuracies or breaches to be cured; or

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(f)                                   by notice given by the Purchasers representing a majority of the Purchased Units, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Partnership in this Agreement such that the conditions in Section 2.04(a) or Section 2.04(b) would not be satisfied and which have not been cured by the Partnership within five Business Days after receipt by the Partnership of written notice from the Purchasers requesting such inaccuracies or breaches to be cured.

Section 7.02                            Certain Effects of Termination. In the event that this Agreement is terminated pursuant to Section 7.01:

(a)                                 except as set forth in Section 7.02(b), this Agreement shall become null and void and have no further force or effect, but the parties shall not be released from any liability arising from or in connection with any breach hereof occurring prior to such termination;

(b)                                 regardless of any purported termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, this Section 7.02 and the provisions of Article VIII shall remain operative and in full force and effect as between the Partnership and the Purchasers, unless the Partnership and the Purchasers possessing the right to acquire not less than majority of the Purchased Units execute a writing that expressly (with specific references to the applicable Articles, Sections or subsections of this Agreement) terminates such rights and obligations as between the Partnership and the Purchasers;

(c)                                  each of the Confidentiality Agreements shall remain in effect in accordance with Section 8.06(a); and

(d)                                 provided such termination of this Agreement is for any reason other than as a result of Section 7.01(e), within five Business Days of such termination, the Partnership shall pay to the Purchasers the Up-Front Fee by wire transfer of immediately available funds in the amounts and to the Persons as set forth on Schedule C attached hereto.

ARTICLE VIII.
MISCELLANEOUS

Section 8.01                            Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses; provided that, if the Closing occurs, promptly following receipt of an invoice therefor containing reasonable supporting detail, the Partnership shall reimburse the Purchasers for all of their reasonable out-of-pocket transaction fees and expenses, including fees and expenses incurred in respect of the Purchasers’ advisors (including legal advisors), actually incurred by the Purchasers prior to the Closing in connection with due diligence, negotiation and consummation of the transactions contemplated by the Transaction Documents (such fees and expenses, collectively, the “Reimbursable Expenses”) up to an amount not to exceed $400,000; provided further that, if (a) the Closing does not occur prior to September 30, 2018 or (b) this Agreement is terminated pursuant to Section 7.01 for any reason other than as a result of Section 7.01(e), then the Partnership shall reimburse the Purchasers for their Reimbursable Expenses up to an amount

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not to exceed $600,000 upon the Closing or the date of such termination of this Agreement, as applicable; it being understood that the expense caps set forth in this Section 8.01 shall be reduced by any amounts actually paid by the Partnership to the Purchasers in respect of the Reimbursable Expenses prior to the Closing.

Section 8.02                            Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 8.03                            Survival of Provisions. The representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.16, Section 3.18, Section 4.01, Section 4.02 and Section 4.04, Section 4.05(a), Section 4.05(b) and Section 4.05(e) hereunder shall survive the execution and delivery of this Agreement indefinitely, the representations and warranties set forth in Section 3.27 shall survive until 60 days after the applicable statute of limitations (taking into account any extensions thereof) and the other representations and warranties set forth herein shall survive for a period of 12 months following the Closing Date, regardless of any investigation made by or on behalf of the Partnership or the Purchasers. The covenants made in this Agreement or any other Transaction Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased

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Units or the Warrants and payment therefor and repayment, conversion, exercise or repurchase thereof. Regardless of any purported general termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, and this Article VIII shall remain operative and in full force and effect as between the Partnership and each Purchaser, unless the Partnership and the applicable Purchaser execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between the Partnership and such Purchaser.

Section 8.04                            No Waiver: Modifications in Writing.

(a)                                 Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)                                 Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Transaction Document (except in the case of the Partnership Agreement for amendments adopted pursuant to Article XIII thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document and any consent to any departure by the Partnership from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 8.05                            Binding Effect; Assignment.

(a)                                 This Agreement shall be binding upon the Partnership, each of the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b)                                 Subject to Section 5.04, each Purchaser may assign its rights and obligations under this Agreement to any fund, account or company managed, advised or sub-advised by EIG Management Company, LLC or any of its Affiliates; provided that any such assignment shall not relieve such Purchaser of any of its obligations hereunder.

Section 8.06                            Non-Disclosure.

(a)                                 This Agreement shall not impact the terms and provisions of any of the Confidentiality Agreements. The Confidentiality Agreements shall continue to be in full force and effect, pursuant to the terms and conditions thereof, but for the avoidance of doubt, Confidential

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Information (as defined in each of the Confidentiality Agreements) only refers to information furnished by or on behalf of the Partnership thereunder prior to the date hereof.  Notwithstanding the foregoing, each Purchaser may provide customary information in respect of the transactions contemplated by the Transaction Documents to its financing sources, including its direct or indirect limited partners, members, stockholders or other equityholders, as applicable, and their direct or indirect investors and partners, members, stockholders or other equityholders, in each case, as such Purchaser may elect in its sole discretion; provided that any such financing source that receives Confidential Information (as defined in the applicable Confidentiality Agreement) shall abide by the terms of the Confidentiality Agreements.

(b)                                 Other than filings made by the Partnership with the Commission, the Partnership and any of its Representatives may disclose the identity of, or any other information concerning, the Purchasers or any of their respective Affiliates only after providing the Purchasers a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 8.06 shall delay any required filing or other disclosure with the NYSE or any Governmental Authority or otherwise hinder the Partnership Entities’ or their Representatives’ ability to timely comply with all Laws or rules and regulations of the NYSE or other Governmental Authority.

(c)                                  Prior to making any public statements or issuing any press releases with respect to the transactions contemplated by the Transaction Documents, each party will consult with the other parties hereto and consider in good faith any comments provided by such other parties; provided that no party will make any public statement or issue any press release that attributes comments to any other party or that indicates the approval of any other party of the contents of any such public statement or press release (or portion thereof) without the prior written approval of the other parties hereto.

Section 8.07                            Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, electronic mail, air courier guaranteeing overnight delivery or personal delivery to the following addresses

(a)                                 If to the Purchasers, to the addresses set forth on Schedule A.

(b)                                 If to the Partnership, to:

USA Compression Partners, LP

100 Congress Avenue, Suite 450

Austin, Texas, 78701

Attention: General Counsel

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston TX 77002-6760

Attention: Ramey Layne

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Email: rlayne@velaw.com

or to such other address as the Partnership or the Purchasers may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; when sent, if sent by electronic mail prior to 5:00 pm Central time on a Business Day, or on the next succeeding Business Day, if not; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.08                            Removal of Legend. In connection with a sale of Purchased Units, Warrants, PIK Units, Conversion Units or Warrant Exercise Units by a Purchaser in reliance on Rule 144 promulgated under the Securities Act, the applicable Purchaser or its broker shall deliver to the transfer agent and the Partnership a broker representation letter providing to the transfer agent and the Partnership any information the Partnership deems necessary to determine that the sale of such Purchased Units, Warrants, PIK Units, Conversion Units or Warrant Exercise Units is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that the Purchaser is not an affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act) and a certification as to the length of time the such units have been held. Upon receipt of such broker representation letter and such determination, the Partnership shall promptly direct its transfer agent to remove the notation of a restrictive legend in such Purchaser’s book-entry account maintained by the transfer agent, including the legend referred to in Section 4.05, and the Partnership shall bear all costs associated with the removal of such legend. At such time as the Purchased Units, Warrants, PIK Units, Conversion Units or Warrant Exercise Units have been sold pursuant to an effective registration statement under the Securities Act or have been held by any Purchaser for more than one year where such Purchaser is not, and has not been in the preceding three months, an affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act), if the book-entry account of such Purchaser still bears the notation of the restrictive legend referred to in Section 4.05, the Partnership agrees, upon request of the Purchaser or its permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.05, and the Partnership shall bear all costs associated with the removal of such legend, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assignee provides to the Partnership any information the Partnership deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state Laws, including (if there is no such registration statement) a certification that the holder is not an affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act), a covenant to inform the Partnership if it should thereafter become an affiliate (as defined in Rule 144 promulgated under the Securities Act) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such units have been held. The Partnership shall cooperate with each Purchaser to effect the removal of the legend referred to in Section 4.05 at any time such legend is no longer appropriate.

Section 8.09                            Entire Agreement. This Agreement, the other Transaction Documents, the Confidentiality Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other

37

than those set forth or referred to in this Agreement, the other Transaction Documents or the Confidentiality Agreement with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates. This Agreement, the other Transaction Documents, the Confidentiality Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings among the parties with respect to such subject matter.

Section 8.10                            Governing Law: Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.11                            Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.12                            Exclusive Remedy.

(a)                                 Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may (at any time prior to the valid termination of this Agreement pursuant to Article

38

VII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

(b)                                 The sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, shall be the rights of indemnification set forth in Article VI only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 8.12(a).

Section 8.13                            No Recourse Against Others.

(a)                                 All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Partnership and the Purchasers. No Person other than the Partnership or the Purchasers, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Partnership and the Purchasers hereby waives and releases all such liabilities, claims, causes of action and obligations against any such third Person.

(b)                                 Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Partnership and the Purchasers hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person in respect of the transactions contemplated hereby, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Partnership and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

Section 8.14                            No Third-Party Beneficiaries. Except as set forth in Article VI, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Partnership, the Purchasers and, for purposes of Section 8.13 only, any member, partner, stockholder, Affiliate or Representative of the Partnership or the Purchasers, or any member, partner, stockholder, Affiliate or Representative of any of the foregoing, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 8.15                            Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

USA COMPRESSION PARTNERS, LP

By:	USA Compression GP, LLC, its general partner

	By:	/s/ Eric D. Long
	Name:	Eric D. Long
	Title:	President and Chief Executive Officer

[Signature page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

PURCHASERS:

EIG VETERAN EQUITY AGGREGATOR, L.P.

By: EIG Veteran Equity GP, LLC, its general partner

By: EIG Asset Management, LLC, its managing member

By:	/s/ Richard K. Punches II
Name:	Richard K. Punches II
Title:	Managing Director

By:	/s/ Matthew Hartman
Name:	Matthew Hartman
Title:	Senior Vice President

[Signature page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

FS ENERGY AND POWER FUND

By: FS Investment Advisor, LLC, as its Investment Advisor

By:	/s/ Sean Coleman
Name:	Sean Coleman
Title:	Chief Credit Officer

[Signature page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

TRILOMA EIG ENERGY INCOME FUND

By:	/s/ Deryck Harmer
Name:	Deryck Harmer
Title:	President

TRILOMA EIG ENERGY INCOME FUND — TERM I

By:	/s/ Deryck Harmer
Name:	Deryck Harmer
Title:	President

[Signature page to Purchase Agreement]

Schedule A

Purchaser Allocations

Purchaser and Address	Purchased Units	Warrants with exercise price of $17.03	Warrants with exercise price of $19.59	Purchase Price ($)
EIG Veteran Equity Aggregator, L.P. c/o EIG Management Company, LLC Three Allen Center 333 Clay Street, Suite 3500 Houston, TX 77002 Attn: Matthew Hartman and Austin Pearson Email: matthew.hartman@eigpartners.com austin.pearson@eigpartners.com Kirkland & Ellis LLP 609 Main Street, Houston TX 77002 Attn: John Pitts and Sam Peca Fax: (713) 835-3601 Email: john.pitts@kirkland.com samuel.peca@kirkland.com	420,664.07351	4,206,640.7351	8,413,281.4702	420,664,073.51

Schedule A-1

Purchaser and Address	Purchased Units	Warrants with exercise price of $17.03	Warrants with exercise price of $19.59	Purchase Price ($)
Triloma EIG Energy Income Fund c/o Triloma Energy Advisors 201 N. New York Avenue, Suite 200 Winter Park, FL 32789 Attn: Hope Newsome Email: hnewsome@triloma.com with a copy to: EIG Management Company, LLC Three Allen Center 333 Clay Street, Suite 3500 Houston, TX 77002 Attn: Matthew Hartman and Austin Pearson Email: matthew.hartman@eigpartners.com austin.pearson@eigpartners.com Kirkland & Ellis LLP 609 Main Street, Houston TX 77002 Attn: John Pitts and Sam Peca Fax: (713) 835-3601 Email: john.pitts@kirkland.com samuel.peca@kirkland.com	2,400.00000	24,000.0000	48,000.0000	2,400,000.00

Schedule A-2

Purchaser and Address	Purchased Units	Warrants with exercise price of $17.03	Warrants with exercise price of $19.59	Purchase Price ($)
Triloma EIG Energy Income Fund - Term 1 c/o Triloma Energy Advisors 201 N. New York Avenue, Suite 200 Winter Park, FL 32789 Attn: Hope Newsome Email: hnewsome@triloma.com with a copy to: EIG Management Company, LLC Three Allen Center 333 Clay Street, Suite 3500 Houston, TX 77002 Attn: Mattthew Hartman and Austin Pearson Email: matthew.hartman@eigpartners.com austin.pearson@eigpartners.com Kirkland & Ellis LLP 609 Main Street, Houston TX 77002 Attn: John Pitts and Sam Peca Fax: (713) 835-3601 Email: john.pitts@kirkland.com samuel.peca@kirkland.com	1,600.0000	16,000.0000	32,000.0000	1,600,000.00

FS Energy and Power Fund	75,335.92649	753,359.2649	1,506,718.5298	75,335,926.49

Attn: Fund Management, 3rd Floor

201 Rose Boulevard

Philadelphia, PA 19112

Email: FSEP_team@fsinvestments.com

Kirkland & Ellis LLP

609 Main Street, Houston TX 77002

Attn: John Pitts and Sam Peca

Fax: (713) 835-3601

Email: john.pitts@kirkland.com

samuel.peca@kirkland.com

TOTAL	500,000	5,000,0000	10,000,000	$500,000,000

Schedule A-3

Schedule B

Material Subsidiaries

USA Compression Partners, LLC, a Delaware limited liability company

USAC Leasing, LLC, a Delaware limited liability company

USAC OpCo 2, LLC, a Texas limited liability company

USAC Lease 2, LL, a Texas limited liability company

Schedule B-1

Schedule C

Allocation of Payments

Purchaser	Up-Front Fee ($)
EIG Management Company, LLC	4,206,640.74
Triloma EIG Energy Income Fund	24,000.00
Triloma EIG Energy Income Fund - Term 1	16,000.00
FS Energy and Power Fund	753,359.26
TOTAL	5,000,000

Schedule C-1

Exhibit A

FORM OF OPINION OF VINSON & ELKINS L.L.P.

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Series A Preferred and Warrant Purchase Agreement (the “Purchase Agreement”). The Partnership shall furnish to the Purchasers at the Closing an opinion of Vinson & Elkins L.L.P., counsel for the Partnership, addressed to the Purchasers and dated the Closing Date in form satisfactory to the Purchasers, stating that:

(i)                                     Each of the Partnership, the General Partner and the subsidiaries of the Partnership listed on Schedule I hereto (the “Material Subsidiaries”) is validly existing and in good standing under the laws of its jurisdiction of formation. Each of the Partnership, the General Partner and the Material Subsidiaries has all requisite limited liability company or partnership power and authority, as applicable, under the laws of its jurisdiction of formation necessary to own or lease its properties and to conduct its business, in each case in all material respects as described in the USAC SEC Documents.

(ii)                                  Except as have been waived or satisfied or as otherwise described in the Partnership Agreement, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any Purchased Units, Warrants, Conversion Units or Warrant Exercise Units pursuant to (i) the Organizational Documents of the Partnership, (ii) any agreement filed as an exhibit to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016 or any Current Report or Quarterly Report filed thereafter to which the Partnership is a party or by which the Partnership may be bound or (iii) any of the Transaction Documents.

(iii)                               The Purchased Units to be issued and sold to the Purchasers by the Partnership pursuant to the Purchase Agreement and the limited partner interests represented thereby have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued in accordance with the terms of the Partnership Agreement, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and, other than the rights granted to the General Partner under Section 5.8 of the Partnership Agreement, the issuance and sale of the Purchased Units are not subject to any preemptive rights of any securityholder of the Partnership arising under the Delaware LP Act as currently in effect or the Partnership’s Organizational Documents as currently in effect.

(iv)                              The PIK Units have been duly authorized by the General Partner on behalf of the Partnership pursuant to the Partnership Agreement and, assuming the distribution of the PIK Units, if any, is properly authorized by the General Partner and when such PIK Units are issued in accordance with the terms of the Partnership Agreement, such PIK Units will be duly authorized, validly issued, fully paid (to the extent required by applicable law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and, other than the rights granted to the General

Exhibit A-1

Partner under Section 5.8 of the Partnership Agreement, the issuance of the PIK Units are not subject to any preemptive rights of any securityholder of the Partnership arising under the Delaware LP Act as currently in effect or the Partnership’s Organizational Documents as currently in effect.

(v)                                 The Conversion Units have been duly authorized by the General Partner on behalf of the Partnership pursuant to the Partnership Agreement and, when issued upon conversion or redemption of the Purchased Units in accordance with the terms of the Partnership Agreement, will be validly issued, fully paid (to the extent required by applicable law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and, other than the rights granted to the General Partner under Section 5.8 of the Partnership Agreement, the issuance of the Conversion Units are not subject to any preemptive rights of any securityholder of the Partnership arising under the Delaware LP Act as currently in effect or the Partnership’s Organizational Documents as currently in effect.

(vi)                              The Warrant Exercise Units have been duly authorized by the General Partner on behalf of the Partnership pursuant to the Partnership Agreement and, when issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid (to the extent required by applicable law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and, other than the rights granted to the General Partner under Section 5.8 of the Partnership Agreement, the issuance of the Warrant Exercise Units are not subject to any preemptive rights of any securityholder of the Partnership arising under the Delaware LP Act as currently in effect or the Partnership’s Organizational Documents as currently in effect.

(vii)                           No consent, approval, authorization, filing with or order of any federal or Delaware court, Governmental Authority or body having jurisdiction over the Partnership is required for the offering, issuance and sale by the Partnership of the Purchased Units and the Warrants, the execution, delivery and performance by the Partnership of the Transaction Documents, or the consummation of the transactions contemplated by the Transaction Documents, except (i) as may be required in connection with the Partnership’s obligations under the Registration Rights Agreement to register the resale of the Purchased Units, the Conversion Units or the Warrant Exercise Units under the Securities Act, (ii) those that have been obtained or made, (iii) as may be required under state securities or “Blue Sky” laws, as to which we do not express any opinion, or (iv) such that the failure to obtain would not reasonably be expected to constitute a Material Adverse Effect.

(viii)                        Assuming the accuracy of the representations and warranties of the Purchasers and the Partnership contained in the Purchase Agreement, the offer, issuance and sale of the Purchased Units and the Warrants by the Partnership to the Purchasers solely in the manner contemplated by the Purchase Agreement, including the issuance of the Conversion Units to such Purchasers upon conversion or redemption of the Purchased Units in accordance with the Partnership Agreement (assuming such conversion or redemption takes place as of the date hereof) and the issuance of the Warrant Exercise Units to such Purchasers upon exercise of the Warrants in accordance with the terms thereof (assuming such exercise takes place as of the date hereof) or

Exhibit A-2

the issuance of any PIK Units (assuming such issuance takes place as of the date hereof), are exempt from the registration requirements of the Securities Act; provided, however, that no opinion is expressed as to any subsequent sale or resale of the Purchased Units, the Warrants, the Conversion Units or the Warrant Exercise Units.

(ix)                              The Partnership is not and, after giving effect to the transactions contemplated by the Transaction Documents and the use of proceeds therefrom, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(x)                                 None of the offering, issuance or sale by the Partnership of the Purchased Units and the Warrants or the execution, delivery and performance of the Transaction Documents by the Partnership or the General Partner, as the case may be, or the consummation of the transactions contemplated thereby will result in a breach or violation of (A) the Organizational Documents of the Partnership or the General Partner, as the case may be, (B) any agreement filed as an exhibit to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 201[6] or any Current Report or Quarterly Report filed thereafter, or (C) the Delaware LP Act or U.S. federal law, which in the case of clauses (B) or (C) would be reasonably expected to constitute a Material Adverse Effect; provided, however, that we express no opinion pursuant to this paragraph (x) with respect to any securities or other anti-fraud law.

(xi)                              Each of the Transaction Documents has been duly authorized and validly executed and delivered by the Partnership or the General Partner, as the case may be, and each of the the Second A&R LPA, the Purchase Agreement and the Registration Rights Agreement constitutes a valid and binding obligation of the Partnership or the General Partner, as the case may be, enforceable against such party in accordance with its terms, except insofar as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (B) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

Exhibit A-3

Schedule I

Material Subsidiaries

USA Compression Partners, LLC, a Delaware limited liability company

USAC Leasing, LLC, a Delaware limited liability company

USAC OpCo 2, LLC, a Texas limited liability company

USAC Lease 2, LL, a Texas limited liability company

Exhibit B

FORM OF SECOND A&R LIMITED PARTNERSHIP AGREEMENT

Exhibit B-1

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

of

USA COMPRESSION PARTNERS, LP

A Delaware limited partnership

Dated as of [•], 2018

i

Exhibit A	-	Certificate Evidencing Common Units Representing Limited Partner Interests in USA Compression Partners, LP

Exhibit B	-	Restrictions on Transfer of Series A Preferred Units

SECOND AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF USA COMPRESSION PARTNERS, LP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF USA COMPRESSION PARTNERS, LP, dated as of [•], 2018, is entered into by and among USA Compression GP, LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, the General Partner and the other parties thereto entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 18, 2013 (the “2013 Agreement”);

WHEREAS, the Partnership has entered into a Contribution Agreement, dated as of January 15, 2018 (the “CDM Contribution Agreement”), among the Partnership, ETP, Energy Transfer Partners GP, L.P., ETC Compression, LLC and solely for purposes of Section 5.18(b) and Section 10.1 thereof, ETE, pursuant to which, among other things, ETC Compression, LLC will contribute all of the outstanding limited liability company interests in CDM Resource Management LLC, a Delaware limited liability company, and CDM Environmental & Technical Services LLC, a Delaware limited liability company, to the Partnership, in exchange for a combination of cash, Common Units and units of a new class of Partnership Interest to be designated as “Class B Units” with the rights and privileges and such other terms as are set forth in this Agreement;

WHEREAS, the General Partner has determined that the creation of the Class B Units (as defined below) will be in the best interests of the Partnership;

WHEREAS, the issuance of the Class B Units complies with the requirements of the 2013 Agreement;

WHEREAS, the Partnership, the General Partner and ETE have entered into that certain Equity Restructuring Agreement, dated as of January 15, 2018 (the “Equity Restructuring Agreement”), pursuant to which (i) all of the outstanding Incentive Distribution Rights (as defined in the 2013 Agreement) will be cancelled and (ii) the General Partner Interest (as defined in the 2013 Agreement) will be converted into a non-economic general partner interest in the Partnership, and in exchange, the Partnership will issue a total of [8,000,000] Common Units to the General Partner;

WHEREAS, the transactions contemplated by the Equity Restructuring Agreement are conditional upon, and shall be effective immediately following, the transactions contemplated by the Contribution Agreement;

WHEREAS, pursuant to the Equity Restructuring Agreement, the 2013 Agreement is required to be amended to reflect the cancellation of the Incentive Distribution Rights and the conversion of the General Partner Interest into a non-economic general partner interest; and

WHEREAS, the General Partner desires to amend and restate the 2013 Agreement in its entirety to provide for (i) a new class of convertible preferred securities, (ii) a new class of warrants

(iii) the Class B Units, (iv) the creation of the non-economic General Partner Interest and (v) such other changes as the General Partner has determined are necessary and appropriate in connection with the issuance of such securities and/or do not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, the General Partner does hereby amend and restate the 2013 Agreement, pursuant to its authority under Section 13.1 of the 2013 Agreement, to provide, in its entirety, as follows:

ARTICLE I.
DEFINITIONS

Section 1.1                                    Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“2013 Agreement” is defined in the recitals of this Agreement.

[“2018 Senior Unsecured Notes” means senior unsecured notes issued by the Partnership on or prior to the one year anniversary of the Series A Issuance Date, the proceeds of which are used to repay the Bridge Loan.](1)

“2018 Warrants” means the warrants to purchase Common Units issued pursuant to the Series A Purchase Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing or expanding, for a period exceeding the short-term, the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction.  For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury

(1)  Note to Draft: To be removed if the senior unsecured notes are issued prior to closing.

Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.  The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, for purposes of this Agreement, with respect to any Person that is an investment fund, investment account or investment company, any other investment fund, investment account or investment company that is managed, advised or sub-advised by the same investment advisor as such Person or by an Affiliate of such investment advisor, shall be considered controlled by, and an Affiliate of, such first Person. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors, and any such Person’s Affiliates, shall be deemed to be Affiliates of the General Partner.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner.  The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)                                 the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b)                                 the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 5.12 or distributions to the holders of Common Units in respect of any one or more of the next four Quarters;

provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Average VWAP” per Common Unit over a certain period shall mean the arithmetic average of the VWAP per Common Unit for each Trading Day in such period.

“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

“Board Representation Agreement” means that certain Board Representation Agreement dated as of the date hereof, by and among ETE, the Partnership, the General Partner and [•].

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.  A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

[“Bridge Loan” means the “Bridge Loan” as defined in the Series A Purchase Agreement.](2)

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5.  The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest, or after such capital contribution will have an equity interest, to fund such Group Member’s pro rata share of the cost of the addition or improvement to or the acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase for a period longer than the short-term the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction.  For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.

“Capital Surplus” means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect

(2)  Note to Draft: To be removed if the senior unsecured notes are issued prior to closing.

changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, in each case issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“claim” (as used in Section 7.13(d)) is defined in Section 7.13(d).

“Class B Conversion Date” is defined in Section 5.13(b).

“Class B Unit” means a Partnership Interest having the rights and obligations specified with respect to Class B Units in this Agreement. A Class B Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Closing Date” means the first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” is defined in Section 11.3(a).

“Commences Commercial Service” means the date a Capital Improvement is first put into commercial service following completion of construction, acquisition, development and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include a Series A Preferred Unit or a Class B Unit, in each case, prior to conversion into a Common Unit pursuant to the terms hereof, or a 2018 Warrant.

“Competitor” means any direct competitor of the Partnership, a substantial portion of whose operating business involves gas compression in the United States (and, for the avoidance of doubt, excluding any Person that is an investment fund, investment account, investment company or other financial sponsor whose primary business involves equity or debt investing) and who is included in the list provided to the Purchasers on the date of execution of the Series A Purchase Agreement, as such list may be supplemented from time to time by the Board of Directors acting in good faith to include additional such competitors; provided that any such supplement is delivered in writing to the Series A Preferred Unitholders.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group, other than Common Units and other awards that are granted to such director under the LTIP and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

“Consenting Party” or “Consenting Parties” is defined in Section 16.9(b).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership.  Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Conversion Unit” is defined in Section 6.1(d)(xiii).

“Converted Series A Preferred Unit” is defined in Section 5.12(b)(vi)(D).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xii).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Default Effective Date” is defined in Section 5.12(b)(i)(B).

“Deficiency Rate” is defined in Section 5.12(b)(i)(B).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Equity Restructuring Agreement” is defined in the recitals of this Agreement.

“ETE” means Energy Transfer Equity, L.P., a Delaware limited partnership.

“ETP” means  Energy Transfer Partners, L.P., a Delaware limited partnership.

“Event of Withdrawal” is defined in Section 11.1(a).

“Excess Distribution” is defined in Section 6.1(d)(iii).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii).

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures.  Expansion Capital Expenditures shall include interest (and related fees) on debt incurred to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of.  Debt incurred to fund such construction period interest payments or to fund distributions on equity issued to fund the construction of a Capital Improvement as described in clause (a)(iv) of the definition of Operating Surplus shall also be deemed to be debt incurred to finance the construction of a Capital Improvement.  Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“General Partner” means USA Compression GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to receive distributions of cash, property or other assets of the Partnership upon the liquidation or winding-up of the Partnership or otherwise.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company or operating agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the

Partnership Group to fluctuations in interest rates or the price of hydrocarbons, other than for speculative purposes.

“Holder” as used in Section 7.13, is defined in Section 7.13(a).

“Indebtedness” has the meaning assigned to such term in the Revolving Credit Agreement as of the Series A Issuance Date, but including any amendments and/or modifications thereto pursuant to the Revolving Credit Agreement following the Series A Issuance Date for so long as (a) such amendments and/or modifications are made at a time that the Revolving Credit Agreement is regulated by the Office of the Comptroller of the Currency (or successor agency thereto) and the lenders thereunder, the majority of which are commercial banks, have committed at least $500 million of available capital under the Revolving Credit Agreement, (b) such amendments and/or modifications are permitted under the Revolving Credit Facility and (c) such amendments and/or modifications expressly state they are being made in connection with acquisitions or material growth projects. For the avoidance of doubt, the Series A Preferred Units shall not be treated as Indebtedness.

“Indemnified Persons” is defined in Section 7.13(d).

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Initial Common Unit” means a Common Unit sold in the Initial Offering.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters in the Initial Offering); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) capital contributions received.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Leverage Ratio” has the meaning assigned to such term in the Revolving Credit Agreement as of the Series A Issuance Date, but including any amendments and/or modifications thereto pursuant to the Revolving Credit Agreement following the Series A Issuance Date for so long as (a) such amendments and/or modifications are made at a time that the Revolving Credit Agreement is regulated by the Office of the Comptroller of the Currency (or successor agency thereto) and the lenders thereunder, the majority of which are commercial banks, have committed at least $500 million of available capital under the Revolving Credit Agreement, (b) such amendments and/or modifications are permitted under the Revolving Credit Facility and (c) such amendments and/or modifications expressly state they are being made in connection with acquisitions or material growth projects.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Person that is a limited partner of the Partnership upon the effectiveness of this Agreement, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership. For purposes of the Delaware Act, the Limited Partners shall constitute a single class or group of limited partners.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Series A Preferred Units, Common Units, Class B Units or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“LTIP” means the Long-Term Incentive Plan of the General Partner, as may be amended, or any equity compensation plan successor thereto.

“Maintenance Capital Expenditures” means cash expenditures including expenditures for the addition or improvement to or replacement of the capital assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, capital assets if such expenditures are made to maintain, including for a period longer than the short-term, the operating capacity and/or operating income of the Partnership Group.  Maintenance Capital Expenditures shall not include (a) Expansion Capital Expenditures or (b) Investment Capital Expenditures.  For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.

“Merger Agreement” is defined in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liability either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period.  The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period.  The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

“Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Limited Partner, pursuant to Section 4.8.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” is defined in Section 15.1(b).

“Ongoing Default Trigger” is defined in Section 5.12(b)(iii)(H).

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including, but not limited to, taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under any Hedge Contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of a Hedge Contract, such amounts shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract), officer compensation, repayment of Working Capital Borrowings, debt service payments and Maintenance Capital Expenditures, subject to the following:

(a)                                 repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b)                                 payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(c)                                  Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iv) distributions to Partners, or (v) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)                                 the sum of (i) $36,600,000, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract, (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (iv) the amount of cash distributions paid on equity issued, other than equity issued on the Closing Date, to finance all or a portion of the construction, acquisition or improvement of a Capital Improvement and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition or improvement of a Capital Improvement and ending on the earlier to occur of the date the Capital Improvement Commences Commercial Service and the date that it is abandoned or disposed of (equity issued, other than equity issued on the Closing Date, to fund the construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the construction, acquisition or improvement of a Capital Improvement shall also be deemed to be equity issued to finance the construction, acquisition or improvement of a Capital Improvement for purposes of this clause (iv)), less

(b)                                 the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.  Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Other Entity” is defined in Section 14.1.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be voted on any matter and such Partnership Interests shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b) (such Partnership Interests shall not, however, be treated as a separate class or group of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, at or prior to such acquisition, the General Partner, acting in its sole discretion, shall have notified such Person or Group in writing that such limitation shall not apply, (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that, at or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iv) the Series A Purchasers with respect to their ownership (beneficial or record) of the Series A Preferred Units, Common Units issued upon exercise of the 2018 Warrants or Series A Conversion Units, (v) any Series A Preferred Unitholder in connection with any vote, consent or approval of the Series A Preferred Unitholders as a separate class, (vi) the Person or Group who acquired the Class B Units pursuant to the CDM Contribution Agreement with respect to their ownership (beneficial or record) of the Class B Units or Common Units issued upon conversion of Class B Units, or (vii) any Unitholder of a Class B Unit in connection with any vote, consent or approval of the Class B Units as a separate class.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means USA Compression Partners, LP, a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means any class or series of equity interest (or, in the case of the General Partner Interest, a management interest) in the Partnership (but excluding any options, rights, warrants, appreciation rights and phantom or tracking interests relating to an equity interest in the Partnership), including the General Partner Interest, Series A Preferred Units, Class B Units and Common Units.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b) (2) and 1.704-2(d).

“Partnership Restructuring Event” means (i) any restructuring, simplification or similar transaction or series of transactions that modifies, eliminates or otherwise restructures the General Partner Interest or the equity interests of the General Partner or its Affiliates, provided that the principal parties thereto are the Partnership, ETE, ETP and/or their respective Affiliates and the common equity of the Partnership or its successor entity remains listed on a National Securities Exchange following such transaction and such transaction does not otherwise constitute a Series A Change of Control; and (ii) the direct or indirect acquisition of all or a portion of the limited liability company interests in the General Partner by the Partnership or a Subsidiary of the Partnership, including the GP Contribution or Automatic GP Contribution (each as defined in the Equity Restructuring Agreement).

“Payment Default” is defined in Section 5.12(b)(i)(B).

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units (other than with respect to the Series A Preferred Units), the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units (excluding Series A Preferred Units) held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units (excluding Series A Preferred Units), and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance.  The Percentage Interest with respect to the General Partner Interest and a Series A Preferred Unit shall at all times be zero.

“Permitted Refinancing Indebtedness” means Indebtedness (for purposes of this definition, “New Debt”) incurred in exchange for, or replacement of, or the proceeds of which are used to refinance, any other Indebtedness or Indebtedness representing the extension, refinancing, or renewal thereof (the “Refinanced Indebtedness”); provided that: (a) if such Refinanced Indebtedness is in the form of either an asset based loan or a revolving based loan, then such New Debt is in the form of either an asset based loan or a revolving based loan and a majority of the lenders thereunder are commercial banks; (b) such New Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Indebtedness (or, if the Refinanced Indebtedness is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any reasonable fees and expenses, including reasonable premiums, related to such exchange or refinancing; (c) such New Debt has a stated maturity no earlier than the stated maturity of the Refinanced Indebtedness; (d) such New Debt contains covenants, events of default, guarantees and other terms which (i) (other than “market” interest rate, fees, funding discounts and redemption or prepayment premiums as determined at the time of issuance or incurrence of any such Indebtedness) are “market” terms as determined on the date of issuance or incurrence and (ii) do not impose any covenants or other restrictions that would limit the Partnership’s ability to pay Series A Quarterly Distributions to an extent more restrictive than those covenants and restrictions contained in the Revolving Credit Agreement; and (e) if such Refinanced Indebtedness is in a form other than an asset based loan or revolving based loan, then the all-in-yield associated with such New Debt is not in excess of 3.0% higher than the all-in-yield of such Refinanced Indebtedness.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” is defined in Section 14.1.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to Series A Preferred Unitholders, apportioned equally among all Series A Preferred Unitholders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Preferred Unitholder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership that includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing or by electronic transmission without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to Partnership Interests of any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-174803) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Revolving Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of December 13, 2013, among the Partnership, as a guarantor, USA Compression Partners, LLC and USAC Leasing, LLC, as borrowers, the lenders party thereto from time to time, the guarantors party thereto from time to time, and JPMorgan Chase Bank, N.A., as LC issuer and as agent (as such agreement may be amended, restated, supplemented, or otherwise modified, unless otherwise specified herein).

“Sale Gain” means the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership in a single transaction or series of related transactions.

“Sale Loss” means the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership in a single transaction or series of related transactions.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Series A Change of Control” means the occurrence of any of the following:

(a)                                 the acquisition, directly or indirectly (including by merger, consolidation, conversion, business combination or otherwise), of 50% or more of the voting interests of the General Partner or, if the Limited Partners are entitled to vote on the election of the directors of the General Partner, more than 50% of the Limited Partner Interests (in each case as measured by voting power rather than the number of shares, units or the like) or the General Partner Interest by a Person or group that is not an Affiliate of ETE or ETP as of the Series A Issuance Date if such acquisition gives such Person or group the right to elect half or more of the members of the Board of Directors;

(b)                                 any sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership Group;

(c)                                  the merger of the Partnership into another entity following which the Partnership’s Common Units are no longer publicly traded;

(d)                                 the removal of the General Partner as general partner of the Partnership by the Limited Partners, except where the successor General Partner is an Affiliate of ETE or ETP; or

(e)                                  (x) the General Partner, ETP, ETE and their respective Affiliates beneficially owning 80% or more of the Common Units then Outstanding in the aggregate and (y) the aggregate value of all Common Units then Outstanding and listed on a National Securities Exchange that are not beneficially owned by the General Partner, ETP, ETE or their respective Affiliates being less than $300,000,000 (based on the Average VWAP for the 30 consecutive Trading Days ending immediately prior to the date of determination);

provided, however, that, notwithstanding the foregoing, a Partnership Restructuring Event will not be deemed to constitute a Series A Change of Control.

“Series A Change of Control Notice” is defined in Section 5.12(b)(vii)(A).

“Series A Conversion Notice” is defined in Section 5.12(b)(vi)(B).

“Series A Conversion Notice Date” is defined in Section 5.12(b)(vi)(B).

“Series A Conversion Rate” means, as adjusted pursuant to Section 5.12(b)(vi)(E), the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be equal to the Series A Issue Price plus Series A Unpaid Distributions in respect of such Series A Preferred Unit divided by $[•](3) for each Series A Preferred Unit.

“Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Section 5.12(b)(vi). Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.

“Series A Distribution Amount” means an amount per Quarter per Series A Preferred Unit equal to $[24.375](4) [;provided, however, that if (a) on or prior to the one year anniversary of the Series A Issuance Date, the Partnership issues the 2018 Senior Unsecured Notes and uses all or a portion of the proceeds received with respect thereto to repay the Bridge Loan and the all-in-yield associated with the 2018 Senior Unsecured Notes exceeds 7.5%, or (b) any amounts are outstanding under the Bridge Loan as of the one year anniversary of the Series A Issuance Date and the all-in-yield associated with such outstanding amounts exceeds 7.5%, then, in either case, the amount of the Series A Distribution Amount shall be increased by $0.025 for every basis point by which the weighted average all-in-yield exceeds 7.5%, but in no event shall the Series A Distribution Amount exceed $26.875 (other than in connection with an adjustment pursuant to

(3) Note to Draft: To equal a 17.5% premium to the 30-day Average VWAP of the Common Units as of the trading day preceding the Signing Date of the Contribution Agreement.

(4) Note to Draft: Represents a rate of return of 9.75% per annum; provided that if the senior unsecured notes are issued prior to closing, such rate will be adjusted upward if, and to the extent that, the all-in-yield associated with the senior unsecured notes issuance exceeds 7.5%, in the aggregate, up to an additional 1.0% (i.e., up to $26.875 per Quarter).  If the Distribution Rate is increased pursuant to this footnote, the Deficiency Rate will be proportionally increased.

Section 5.12(b)(i)(B))](5); provided, further that the Series A Distribution Amount may be [further] adjusted pursuant to Section 5.12(b)(i)(B). Notwithstanding the foregoing, the Series A Distribution Amount for the Quarter ending [•], 2018(6) shall be prorated for such period, commencing on the Series A Issuance Date and ending on, and including, the last day of such Quarter.

“Series A Distribution Payment Date” is defined in Section 5.12(b)(i)(A).

“Series A Forced Redemption Notice” is defined in Section 5.12(b)(x)(A).

“Series A Forced Redemption Price” is defined in Section 5.12(b)(x)(A).

“Series A Initial Distribution Period” is defined in Section 5.12(b)(i)(A).

“Series A Issuance Date” means [•], 2018.

“Series A Issue Price” means $1,000.00 per Series A Preferred Unit.

“Series A Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including Common Units, but excluding any Series A Parity Securities and Series A Senior Securities.

“Series A Liquidation Value” means the amount equal to the sum of (i) the Series A Issue Price, plus (ii) all Series A Unpaid Distributions, plus (iii) Series A Partial Period Distributions, in each case, with respect to the applicable Series A Preferred Unit.

“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with (but not senior to) the Series A Preferred Units.

“Series A Partial Period Distributions” means, with respect to a conversion or redemption of Series A Preferred Units or a liquidation, (a) an amount equal to the Series A Distribution Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the Quarter in which such conversion, redemption or liquidation occurs and the denominator of which is the total number of days in such Quarter, plus (b) to the extent such conversion, redemption or liquidation occurs prior to the Series A Distribution Payment Date in respect of the Quarter immediately preceding such conversion, redemption or liquidation, an amount equal to the Series A Distribution Amount.

“Series A PIK Payment Date” is defined in Section 5.12(b)(i)(D).

(5) Note to Draft: If the senior unsecured notes are issued prior to closing, then this bracketed proviso can be removed. If the senior unsecured notes are not issued at or prior to closing, then this bracketed proviso should remain in the draft and will act as a post-closing adjustment to the extent necessary.

(6) Note to Draft: To be the end of the Quarter in which the Series A Issuance Date occurs.

“Series A PIK Units” means any Series A Preferred Units issued pursuant to a Series A Quarterly Distribution in accordance with Section 5.12(b)(i)(A).

“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

“Series A Preferred Units” is defined in Section 5.12(a).

“Series A Purchase Agreement” means the Series A Preferred Unit and Warrant Purchase Agreement, dated as of January 15, 2018, by and among the Partnership and the Series A Purchasers, as may be amended from time to time.

“Series A Purchasers” means (a) those Persons set forth on Schedule A to the Series A Purchase Agreement and (b) any Person who subsequently purchases or who is otherwise transferred any Series A Preferred Units issued in accordance with Section 5.12(b)(viii).

“Series A Quarterly Distribution” is defined in Section 5.12(b)(i)(A).

“Series A Redemption Date” is defined in Section 5.12(b)(ix)(B).

“Series A Redemption Notice” is defined in Section 5.12(b)(ix)(A).

“Series A Redemption Price” means a price per Series A Preferred Unit equal to the product of 105% and the sum of (A) the Series A Issue Price, (B) Series A Unpaid Distributions on the applicable Series A Preferred Unit and (C) Series A Partial Period Distributions on the applicable Series A Preferred Unit.

“Series A Required Voting Percentage” means 66 2/3% or more of the outstanding Series A Preferred Units voting separately as a class.

“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units.

“Series A Substantially Equivalent Unit” is defined in Section 5.12(b)(vii)(A)(3).

“Series A Unpaid Distributions” is defined in Section 5.12(b)(i)(B).

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” is defined in Section 14.2(b)(ii).

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Transaction Documents” is defined in Section 7.1(b).

“transfer” is defined in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchased Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of January 14, 2013, among the Underwriters, the Partnership, the General Partner and other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Series A Preferred Units, Common Units and Class B Units but shall not include the General Partner Interest or 2018 Warrants.

“Unit Majority” means at least a majority of the Outstanding Common Units and Class B Units, voting as a single class.

“Unitholders” means the Record Holders of Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“USA Compression Holdings” means USA Compression Holdings, LLC, a Delaware limited liability company.

“VWAP” means, per Common Unit on any Trading Day, the per Common Unit volume weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Page “USAC <equity> AQR” (or its equivalent successor if such page is not available)  in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Common Units are listed). If the VWAP cannot be calculated for the Common Units on a particular date or on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as determined in good faith by the Board of Directors in a commercially reasonable manner.

“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

Section 1.2            Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II.
ORGANIZATION

Section 2.1                                    Formation.  The General Partner and USA Compression Holdings previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner hereby amends and restates the 2013 Agreement in its entirety.  This amendment and restatement shall become effective on the date of this Agreement.  Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.  All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2                                    Name.  The name of the Partnership shall be “USA Compression Partners, LP”.  The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner.  The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires.  The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3                                    Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company.  The principal office of the Partnership shall be located at 100 Congress Avenue, Suite 450, Austin, Texas 78701, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.  The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate.  The address of the General Partner shall be 100 Congress Avenue, Suite 450, Austin, Texas 78701, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4                                    Purpose and Business.  The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.  To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5                                    Powers.  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6                                    Term.  The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII.  The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7                                    Title to Partnership Assets.  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity and/or its Subsidiaries, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.  Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine.  The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the successor General Partner.  All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III.
RIGHTS OF LIMITED PARTNERS

Section 3.1                                    Limitation of Liability.  The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2                                    Management of Business.  No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.  Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3                                    Outside Activities of the Limited Partners.  Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group.  Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4                                    Rights of Limited Partners.

(a)                                 In addition to other rights provided by this Agreement or by applicable law (other than Section 17-305(a) of the Delaware Act, the obligations of which are to the fullest extent permitted by law expressly replaced in their entirety by the provisions below and Section 8.3), and except as limited by Sections 3.4(b) and 3.4(c), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, the reasonableness of which having been determined by the General Partner, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i)                                     to obtain true and full information regarding the status of the business and financial condition of the Partnership (provided, that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Securities Exchange Act;

(ii)                                  to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iii)                               to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

(iv)                              to obtain such other information regarding the affairs of the Partnership as the General Partner determines in its sole discretion is just and reasonable.

(b)                                 The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(c)                                  Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV.
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS

Section 4.1                                    Certificates.  Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates.  Certificates that may be issued shall be executed on behalf of the General Partner on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Vice President of the General Partner and the Secretary or any Assistant Secretary of the General Partner or any other authorized officer or director of the General Partner.  If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. If Common Units are evidenced by Certificates, on or after the date on which Class B Units are converted into Common Units, the Record Holders of such Class B Units (i) if the Class B Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Class B Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

Section 4.2                                    Mutilated, Destroyed, Lost or Stolen Certificates.

(a)                                 If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b)                                 The appropriate officers of the General Partner on behalf of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)                                     makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)                                  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)                               if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)                              satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)                                  As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3                                    Record Holders.  The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.  Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4                                    Transfer Generally.

(a)                                 The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)                                 No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV.  Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c)                                  Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or Limited Partner and the term “transfer” shall not mean any such disposition.

Section 4.5                                    Registration and Transfer of Limited Partner Interests.

(a)                                 The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

(b)                                 The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer.  No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.  Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c)                                  By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person.  The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d)                                 Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) Section 5.12, (v) Section 5.13, (vi) Section 6.4, (vii) Section 6.6, (viii) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (ix) any contractual provisions binding on any Limited Partner and (x) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(e)                                  The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.

Section 4.6                                    Transfer of the General Partner’s General Partner Interest.

(a)                                 Subject to Section 4.6(c) below, prior to December 31, 2022, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b)                                 Subject to Section 4.6(c) below, on or after December 31, 2022, the General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval.

(c)                                  Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member.  In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7                                    Restrictions on Transfers.

(a)                                 Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b)                                 The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof, other than with respect to Series A Preferred Units as contemplated by Section 5.12(b)(vi) pursuant to which all or some but less than all of the Series A Preferred Units may be convertible into Common Units).  The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c)                                  Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(d)                                 In addition to any other restrictions on transfer set forth in this Agreement, the transfer of a Series A Preferred Unit or a Series A Conversion Unit shall be subject to the restrictions imposed by Section 5.12(b)(viii) and Section 6.4, respectively.

(e)                                  In addition to any other restrictions on transfer set forth in this Agreement, the transfer of a Class B Unit or a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 5.13(e) and Section 5.13(f), respectively.

(f)                                   Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF USA COMPRESSION PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF USA COMPRESSION PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE USA COMPRESSION PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). USA COMPRESSION GP, LLC, THE GENERAL PARTNER OF USA COMPRESSION PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES

AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF USA COMPRESSION PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES.  THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.8                                    Citizenship Certificates; Non-citizen Assignees.

(a)                                 If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request.  If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9.  In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests. As of the date hereof, each of the Series A Purchasers is an Eligible Citizen.

(b)                                 The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c)                                  Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d)                                 At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.9                                    Redemption of Partnership Interests of Non-citizen Assignees.

(a)                                 If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows.

(i)                                     The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed.  The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)                                  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests.  The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)                               Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

(iv)                              After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)                                 The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

(c)                                  Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement.  Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V.
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1                                    General Partner and Limited Partner Interests; Conversion of General Partner Interest and Cancellation of Incentive Distribution Rights.

(a)                                 On the date hereof, the General Partner is the sole general partner of the Partnership and the owner of the General Partner Interest (as defined in the 2013 Agreement) and the Incentive Distribution Rights (as defined in the 2013 Agreement).

(b)                                 Pursuant to this Agreement and pursuant to the Equity Restructuring Agreement, immediately following the Closing (as defined in the CDM Contribution Agreement), the General Partner Interest (as defined in the 2013 Agreement) in the Partnership that existed immediately prior to the execution of this Agreement is hereby converted into a non-economic general partner interest in the Partnership. Immediately following the Closing (as defined in the CDM Contribution Agreement), the General Partner hereby continues as the general partner of the Partnership and holds the General Partner Interest and the Partnership is hereby continued without dissolution.

(c)                                  Pursuant to this Agreement and pursuant to the Equity Restructuring Agreement, immediately following the Closing (as defined in the CDM Contribution Agreement), all outstanding Incentive Distribution Rights (as defined in the 2013 Agreement) are hereby cancelled.

(d)                                 Pursuant to the Equity Restructuring Agreement and in consideration of the transactions set forth in Section 5.1(b) and Section 5.1(c), immediately following the Closing (as defined in the CDM Contribution Agreement), the Partnership shall issue [8,000,000] Common Units to the General Partner on the date hereof, which issuance is hereby authorized, ratified and approved.

Section 5.2                                    Contributions by the General Partner and USA Compression Holdings.

(a)                                 On the Closing Date, the General Partner and its Affiliates made Capital Contributions in accordance with Section 5.2(a) of the 2013 Agreement.

(b)                                 Except as set forth in Section 12.8, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3                                    Contributions by Limited Partners.

(a)                                 On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(b)                                 No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.4                                    Interest and Withdrawal.  No interest shall be paid by the Partnership on Capital Contributions.  No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.  Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.  Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5                                    Capital Accounts.

(a)                                 The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).  Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than Series A PIK Units) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. For the avoidance of doubt, each Series A Preferred Unit will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit will be treated as a partner in the Partnership. The initial Capital Account balance in respect of each Series A Preferred Unit shall be the amount determined pursuant to Section 2.07 of the Series A Purchase Agreement.

(b)                                 For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)                                     Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x)

any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii)                                  All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)                               Except as otherwise provided in this Agreement or Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)                              In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(v)                                 Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(vi)                              In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property.  Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2).

(vii)                           To the extent required by Treasury Regulation Section 1.752-7, the Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values.  The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such

Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)                                  (i)                                     A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii)                                  Subject to Section 5.13(e), immediately prior to the transfer of a Class B Unit or a Common Unit that has been issued upon conversion of a Class B Unit pursuant to Section 5.13(b) by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this Section 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Class B Units or Common Units issued upon conversion of Class B Units will (A) first, be allocated to the Class B Units or Common Units issued upon conversion of Class B Units to be transferred in an amount equal to the product of (x) the number of such Class B Units or Common Units issued upon conversion of Class B Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor as part of its Capital Account with respect to its remaining interest in the Partnership. Following any such transfer, the transferee’s Capital Account established with respect to the transferred Class B Units or Common Units issued upon conversion of Class B Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(d)                                 (i)                                     Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Treasury Regulation Section 1.704-1(b)(2)(iv)(s), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of Partnership Interests pursuant to the Equity Restructuring Agreement, the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the issuance of Common Units upon the exercise of a 2018 Warrant or the conversion of Series A Preferred Units to Common Units pursuant to Section 5.12(b), the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of the exercise of a 2018 Warrant, immediately after such exercise date) or after such conversion (if in connection with the issuance of a Noncompensatory Option) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option (which, for purposes hereof, shall include the issuance of Common Units upon the exercise of a 2018 Warrant and any conversion of Series A Preferred Units to Common Units pursuant to Section 5.12(b)) where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership.  In determining such Unrealized Gain or

Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option (which, for purposes hereof, shall include the issuance of Common Units upon the exercise of a 2018 Warrant and any conversion of Series A Preferred Units to Common Units pursuant to Section 5.12(b)), immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt;  provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).  If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth in Section 6.1(d)(xiii), the Capital Account of each Partner with respect to each Conversion Unit received upon such exercise of a 2018 Warrant or conversion of the Limited Partner Interest is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), Capital Account balances shall be reallocated between the Partners holding Common Units (other than Conversion Units) and Partners holding Conversion Units so as to cause the Capital Account of each Partner holding a Conversion Unit to equal, on a per Unit basis with respect to each such Conversion Unit, the Per Unit Capital Amount for a then Outstanding Initial Common Unit.  In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

(ii)                                  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.6                                    Issuances of Additional Partnership Interests.

(a)                                 Subject to Section 5.8 and Section 5.12(b)(iv), the Partnership may issue additional Partnership Interests and options, rights, warrants, appreciation rights and phantom or tracking interests relating to the Partnership Interests (including as described in Section 7.5(c)) for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b)                                 Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of the holder of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c)                                  The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants, appreciation rights and phantom or tracking interests relating to Partnership Interests pursuant to this Section 5.6 or Section 7.5(c), (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (iv) all additional issuances of Partnership Interests.  The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued.  The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d)                                 No fractional Units (other than Series A PIK Units) shall be issued by the Partnership.

Section 5.7                                    [Reserved].

Section 5.8                                    Limited Preemptive Right.  Except as provided in this Section 5.8 or as otherwise provided in a separate agreement by the Partnership (including under the terms of the 2018 Warrants), no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.  Except for (i) Common Units to be issued upon conversion of Class B Units, (ii) Common Units to be issued upon conversion of Series A Preferred Units and (iii) Common Units to be issued upon exercise of 2018 Warrants, in each case pursuant to this Agreement, the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates or the beneficial owners thereof or any of their respective Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates or such beneficial owners or any of their respective Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates and such beneficial owners or any of their respective Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.9                                    Splits and Combinations.

(a)                                 Subject to Section 5.9(d) and Section 5.12(b)(vi)(E), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership’s term. Upon any Pro Rata distribution of Partnership Interests to all Record Holders of Common Units or any subdivision or combination (or reclassified into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Class B Units as follows: (a) if the Partnership issues Partnership Interests as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units) then the Class B Units shall be subdivided into a number of Class B Units equal to the result of multiplying the number of Class B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately prior to such distribution, subdivision or reclassification plus the total number of Partnership Interests issued in such distribution; and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such distribution, subdivision or reclassification; and (b) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units) then the Class B Units shall be combined into a number of Class B Units equal to the result of multiplying the number of Class B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately following such combination or reclassification; and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such combination or reclassification.

(b)                                 Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice.  The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination.  The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)                                  Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes.  If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)                                 The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units.  If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10                             Fully Paid and Non-Assessable Nature of Limited Partner Interests.  All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

Section 5.11                             [Reserved].

Section 5.12                             Establishment of Series A Preferred Units.

(a)                                 General.  There is hereby created a class of Units designated as “Series A Perpetual Preferred Units” (such Series A Perpetual Preferred Units, together with any Series A PIK Units, the “Series A Preferred Units”), with the designations, preferences and relative, participating, optional or other special rights, powers and duties as set forth in this Section 5.12 and elsewhere in this Agreement.

(b)                                 Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:

(i)                                     Distributions.

(A)                               Subject to Section 5.12(b)(i)(B), commencing with the Quarter ending on [March 31], 2018, subject to Section 5.12(b)(i)(C), the Record Holders of the Series A Preferred Units as of the applicable Record Date for each Quarter shall be entitled to receive, in respect of each outstanding Series A Preferred Unit, cumulative distributions in respect of such Quarter equal to the sum of (1) the Series A Distribution Amount for such Quarter and (2) any Series A Unpaid Distributions (collectively, a “Series A Quarterly Distribution”). Provided that no Payment Default has occurred and is continuing, with respect to any Quarter (or portion thereof for which a Series A Quarterly Distribution is due) ending on or prior to [March 31, 2019](7) (the “Series A Initial Distribution Period”), such Series A Quarterly Distribution shall be paid, as determined by the General Partner, in cash or in a combination of Series A PIK Units and cash; provided, that the portion paid in Series A PIK Units may not exceed 48.72% of the Series A Distribution Amount for such Quarter and the remainder of such Series A Quarterly Distribution Amount shall be paid in cash. For any Quarter ending after the Series A Initial Distribution Period, all Series A Quarterly Distributions shall be paid in cash. If, during the Series A Initial Distribution Period, the General Partner elects to pay a portion of a Series A Quarterly Distribution in Series A PIK Units, the number of Series A PIK Units to be issued in connection with such Series A Quarterly Distribution shall equal the quotient of (A) the portion of such Series A Quarterly Distribution to be

(7)  Note to Draft: To be quarter in which closing occurs plus 4 full quarters thereafter.

paid in Series A PIK Units, divided by (B) the Series A Issue Price; provided, that with respect to each Series A Quarterly Distribution to be paid in part in Series A PIK Units, the Series A PIK Units will be allocated pro rata among the Series A Preferred Unitholders. Each Series A Quarterly Distribution shall be due and payable quarterly by no later than 60 days after the end of the applicable Quarter (each such payment date, a “Series A Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Interests in respect of any Quarter, then the Record Date established pursuant to this Section 5.12(b)(i) for a Series A Quarterly Distribution in respect of such Quarter shall be the same Record Date. For the avoidance of doubt, subject to Section 5.12(b)(i)(C), the Series A Preferred Units shall not be entitled to any distributions made pursuant to Section 6.3. All Series A Quarterly Distributions payable by the Partnership pursuant to this Section 5.12(b) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

(B)                               If the Partnership fails to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in accordance with Section 5.12(b)(i)(A) when due for any Quarter (a “Payment Default”), then (1) the amount of such unpaid Series A Distribution Amount (on a per Series A Preferred Unit basis, including any distributions accrued and unpaid at the Deficiency Rate, “Series A Unpaid Distributions”) will accrue and accumulate at the Deficiency Rate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment was due (the “Default Effective Date”), until paid in full in cash (or until the earlier conversion or redemption of the underlying Series A Preferred Units); (2) commencing on the Default Effective Date the Series A Distribution Amount shall be $25.625 [;provided, however, that if (a) on or prior to the one year anniversary of the Series A Issuance Date, the Partnership issues the 2018 Senior Unsecured Notes and uses all or a portion of the proceeds received with respect thereto to repay the Bridge Loan and the all-in-yield associated with the 2018 Senior Unsecured Notes exceeds 7.5%, or (b) any amounts are outstanding under the Bridge Loan as of the one year anniversary of the Series A Issuance Date and the all-in-yield associated with such outstanding amounts exceeds 7.5%, then, in either case, the amount of the Series A Distribution Amount shall be increased by $0.025 for every basis point by which the weighted average all-in-yield exceeds 7.5%, but in no event shall the Series A Distribution Amount exceed $28.125](8) (such amount, as applicable, the “Deficiency Rate”), until such time as all Series A Unpaid Distributions are paid in full in cash; and (3) from and after the Default Effective Date and continuing until such time as all Series A Unpaid Distributions are paid in full in cash, the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter for which the Partnership first failed to pay in full the Series

(8)  Note to Draft: To be included if the senior unsecured notes are not issued at or prior to closing.

A Distribution Amount of any Series A Quarterly Distribution when due); provided, however, that distributions may be declared and paid on the Series A Preferred Units and the Series A Parity Securities so long as such distributions are declared and paid pro rata so that amounts of distributions declared per Series A Preferred Unit and Series A Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Series A Preferred Unit and Series A Parity Security bear to each other.

(C)                               Notwithstanding anything in this Section 5.12(b)(i) to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, (i) with respect to a distribution to be made to Record Holders as of a Record Date preceding such conversion, the Record Holder as of such Record Date of such Series A Preferred Unit shall be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date, but shall not be entitled to receive such distribution in respect of the Common Units into which such Series A Preferred Unit was converted on the payment date thereof, and (ii) with respect to a distribution to be made to Record Holders as of any Record Date on or following the date of such conversion, the Record Holder as of such Record Date of the Common Units into which such Series A Preferred Unit was converted shall be entitled to receive such distribution in respect of such converted Common Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date. For the avoidance of doubt, if a Series A Preferred Unit is converted into Common Units pursuant to the terms hereof following a Record Date but prior to the corresponding Series A Distribution Payment Date, then the Record Holder of such Series A Preferred Unit as of such Record Date shall nonetheless remain entitled to receive on the Series A Distribution Payment Date a distribution in respect of such Series A Preferred Unit pursuant to Section 5.12(b)(i)(A) and, until such distribution is received, Section 5.12(b)(i)(B) shall continue to apply.

(D)                               When any Series A PIK Units are payable to a Series A Preferred Unitholder pursuant to this Section 5.12, the Partnership shall issue the Series A PIK Units to such holder in accordance with Section 5.12(b)(i)(A) (the date of issuance of such Series A PIK Units, the “Series A PIK Payment Date”). On the Series A PIK Payment Date, the Partnership shall have the option to (i) issue to such Series A Preferred Unitholder a certificate or certificates for the number of Series A PIK Units to which such Series A Preferred Unitholder shall be entitled, or (ii) cause the Transfer Agent to make a notation in book entry form in the books of the Partnership, and all such Series A PIK Units shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.

(E)                                For purposes of maintaining Capital Accounts, if the Partnership issues one or more Series A PIK Units with respect to a Series A Preferred Unit, (i) the Partnership shall be treated as distributing cash with respect to such Series A Preferred Unit in an amount equal to the Series A Issue Price of the Series A PIK Unit issued in payment of the Series A Quarterly Distribution, which deemed payment shall be treated for federal income tax purposes as a guaranteed payment for the use of capital under Section 707(c) of the Code, and (ii) the holder of such Series A Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Series A PIK Unit an amount of cash equal to the Series A Issue Price.

(F)                                 On or prior to each Series A Distribution Payment Date, the General Partner shall determine whether the Leverage Ratio determined as of the last day of the preceding Quarter exceeded 6.5x and if the General Partner determines that the Leverage Ratio did exceed 6.5x as of such date, the General Partner shall, within five (5) Business Days thereafter, deliver a written notice to each Series A Preferred Unitholder stating the General Partner’s determination of the Leverage Ratio as of such date.

(ii)                                  Issuance of the Series A Preferred Units.  The Series A Preferred Units (other than the Series A PIK Units) shall be issued by the Partnership on the date hereof pursuant to the terms and conditions of the Series A Purchase Agreement.

(iii)                               Voting Rights.

(A)                               Except as provided in this Section 5.12, the Outstanding Series A Preferred Units shall have no voting, consent or approval rights.

(B)                               Except as provided in Section 5.12(b)(iii)(C), notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of the Series A Required Voting Percentage shall be required for any amendment to this Agreement or the Certificate of Limited Partnership (in either case, including by merger or otherwise) that is materially adverse to any of the rights, preferences and privileges of the Series A Preferred Units; provided, however, that the General Partner may, in its sole discretion and without any vote of the holders of Outstanding Series A Preferred Units (but without prejudice to their rights under this Section 5.12(b)(iii)), amend this Agreement to change the distribution provisions of the Series A Preferred Units solely to provide for monthly distribution payments by the Partnership to the Series A Preferred Unitholders. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such a materially adverse impact if such amendment would:

(1)                                 reduce the Series A Distribution Amount or the Deficiency Rate, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel any

Series A Unpaid Distributions or any interest accrued thereon (including any Series A Unpaid Distributions, Series A Partial Period Distributions or Series A PIK Units), or change the seniority rights of the Series A Preferred Unitholders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;

(2)                                 reduce the amount payable or change the form of payment to the Record Holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Series A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Partnership Interests; or

(3)                                 make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein.

(C)                               Notwithstanding anything to the contrary in this Section 5.12(b)(iii), in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any Series A Change of Control to the extent in compliance with Section 5.12(b)(vii) or Partnership Restructuring Event.

(D)                               Notwithstanding any other provision of this Agreement, in addition to all other voting rights granted under this Agreement, the Partnership shall not declare or pay any distribution from Capital Surplus (other than on account of the Series A Distribution Amount) without the affirmative vote of the Record Holders of the Series A Required Voting Percentage.

(E)                                The Partnership shall not, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, incur (or permit any of its Subsidiaries to incur) Indebtedness if, after giving pro forma effect to such incurrence, the Leverage Ratio determined as of the last day of the most recently ended fiscal quarter for which financial statements have been prepared, would exceed 6.5x; except: (a) Indebtedness the net cash proceeds of which are promptly used to redeem in full in cash all issued and outstanding Series A Preferred Units; (b) Indebtedness constituting Permitted Refinancing Indebtedness; (c) surety and performance bonds in the ordinary course of business of the Partnership; (d) Indebtedness among the Partnership and its wholly owned Subsidiaries; (e) other Indebtedness the net cash proceeds of which are less than $10 million in any fiscal year; and (f) Indebtedness incurred pursuant to a customary asset based loan or a revolving based loan (a majority of the lenders of which are commercial banks) to finance (1) capital expenditures for growth projects to the extent such expenditures are being incurred in compliance with a capital budget approved by the Board of Directors that was, at the time of adoption, determined by the Board of Directors in good faith not to result in borrowings that would cause the Leverage Ratio to be in excess of 6.5x at any time during the time period contemplated by such budget or (2) other working capital items incurred in the ordinary course of business; but, with respect to this clause (f)(2), only (i) prior to the date that is six months from the date of incurrence of any Indebtedness that causes the Leverage Ratio to be in excess of 6.5x and (ii) so long as the Partnership is using commercially reasonable efforts during such period to reduce the Leverage Ratio to 6.5x or less.

(F)                                 The Partnership shall not enter into (1) a merger or other similar transaction (other than a Series A Change of Control) if the Series A Preferred Units will cease to be outstanding and are exchanged for other consideration in such merger or other similar transaction, and such consideration is less than the amount the Series A Preferred Units would otherwise receive if the merger or similar transaction were a Series A Change of Control or (2) a Series A Change of Control except in compliance with Section 5.12(b)(vii), including, with respect to each Series A Preferred Unitholder that elects to be treated in accordance with Section 5.12(b)(vi)(A)(2), payment of the cash amount to be paid to such Series A Preferred Unitholder pursuant to Section 5.12(b)(vi)(A)(2) as and when provided by such Section.

(G)                               To the fullest extent permitted by law, the Partnership shall not, and shall not permit any of its Subsidiaries to, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, (1) make a general assignment for the benefit of creditors; (2) file a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (3) file a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in clauses (1)-(3) of this Section 5.12(b)(iii)(G); or (5) seek, consent to or acquiesce in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the Partnership or any of its Subsidiaries or of all or any substantial part of their properties.

(H)                              If a Payment Default occurs and is continuing on the first day of the third quarter following the applicable Default Effective Date (e.g. if a Default Effective Date occurred on January 1, October 1) (an “Ongoing Default Trigger”), then from and after such date unless and until such time as all Series A Unpaid Distributions are paid in full in cash, the Partnership shall not and shall not permit any of its Subsidiaries to, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage: (1) incur any additional Indebtedness in excess of $25.0 million (except Indebtedness incurred in the ordinary course of business of the Partnership consistent with past practice, including borrowings under the Revolving Credit Agreement or any other revolving credit agreement of the Partnership or its Subsidiaries, pursuant to surety and performance bonds, purchase money or capital lease obligations, contingent purchase prices or notes issued on acquisitions approved by the Board of Directors, general accounts receivable and trade credit indebtedness, liens securing any of the foregoing and guarantees relating to any of the foregoing); (2) acquire any assets in a single transaction or a series of related transactions with a purchase price greater than $10 million or in the aggregate during any quarter with aggregate purchase prices in excess of $25.0 million; or (3) sell any assets in a single transaction or a series of related transactions with a purchase price greater than $10 million or in the aggregate during any quarter with aggregate purchase prices in excess of $25.0 million.

(iv)                              No Series A Senior Securities; Series A Parity Securities.  Other than issuances of Series A PIK Units, the Partnership shall not, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, issue any (A) Series A Senior Securities (or amend the provisions of this Agreement to create any class of Series A Senior Securities, or to convert or reclassify any existing class of Partnership Interests into a class of Series A Senior Securities) or (B) Series A Parity Securities (or amend the provisions of this Agreement to create any class of Series A Parity Securities, or to convert or reclassify any existing class of Partnership Interests into a class of Series A Parity Securities) or Series A Preferred Units. Subject to Section 5.12(b)(vi)(E), the Partnership may, without any vote of the holders of Outstanding Series A Preferred Units, issue the Series A PIK Units contemplated by this Agreement or create (by reclassification or otherwise) and issue Series A Junior Securities in an unlimited amount.

(v)                                 Legends.  Each book entry evidencing a Series A Preferred Unit shall bear a restrictive notation in substantially the form set forth in Exhibit B.

(vi)                              Conversion.

(A)                               The Series A Preferred Units will become convertible, at the option of the Series A Preferred Unitholders, into Common Units as follows:

(1)                                 from and after [•], 2021, 33 1/3% of the Series A Preferred Units issued on the Series A Issuance Date, plus all of the Series A PIK Units issued as Series A Quarterly Distributions on such Series A Preferred Units, shall be convertible;

(2)                                 from and after [•], 2022, 66 2/3% of the Series A Preferred Units issued on the Series A Issuance Date, plus all of the Series A PIK Units issued as Series A Quarterly Distributions on such Series A Preferred Units, shall be convertible; and

(3)                                 from and after [•], 2023, all of the Series A Preferred Units shall be convertible; provided, that,

(4)                                 notwithstanding the foregoing, if an Ongoing Default Trigger occurs at any time, from and after the occurrence of such Ongoing Default Trigger, all of the issued and Outstanding Series A Preferred Units shall be convertible;

in each case, at any time, and from time to time, in whole or in part, subject to this Section 5.12(b)(vi). The conversion rights in the preceding sentence shall be allocated proportionally among the Record Holders of the Series A Preferred Units at the time the Series A Preferred Units become convertible. Any transfer of Series A Preferred Units after [•], 2021 shall be deemed to include proportional amounts of convertible and non-convertible Series A Preferred Units, unless otherwise agreed upon by the transferring Series A Preferred Unitholder and their respective transferees; provided, that the transferring Series A Preferred Unitholder shall notify the Partnership in writing of any non-proportional transfer, including the amount of convertible and non-convertible Series A Preferred Units transferred and the name(s) of the transferees.

(B)                                Conversion Notice. A Series A Preferred Unitholder may exercise its right to convert Series A Preferred Units into Common Units pursuant to Section 5.12(b)(vi)(A) by delivering written notice (a “Series A Conversion Notice,” and the date such notice is received, a “Series A Conversion Notice Date”) to the Partnership stating that such Series A Preferred Unitholder elects to so convert Series A Preferred Units held by such Series A Preferred Unitholder pursuant to Section 5.12(b)(vi)(A), the number of Series A Preferred Units held by such Series A Preferred Unitholder to be converted and the Person to whom such Common Units should be issued; provided that a Series A Preferred Unitholder may not deliver more than one Series A Conversion Notice per Quarter.

(C)                               Timing; Conversion. If a Series A Conversion Notice is delivered by a Series A Preferred Unitholder to the Partnership in accordance with Section 5.12(b)(vi)(B), then, no later than five Business Days after the Series A Conversion Notice Date, the Partnership shall (1) issue to the applicable Series A Preferred Unitholder (or its designated recipient(s)) a number of Series A Conversion Units equal to (x) the number of Series A Preferred Units designated to be converted in such Series A Conversion Notice, multiplied by (y) the Series A Conversion Rate as of such date and (2) instruct, and use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion to such Series A Preferred Unitholder (or designated recipient(s)), by crediting the account of the Series A Preferred Unitholder (or designated recipient(s)) through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Transfer Agent to accomplish this objective.

(D)                               If a Series A Preferred Unit is converted pursuant to Section 5.12(b)(vi)(C) (a “Converted Series A Preferred Unit”), immediately upon the issuance of Series A Conversion Units pursuant to Section 5.12(b)(vi)(C) with respect to the conversion of such Converted Series A Preferred Unit, the applicable Series A Preferred Unitholder (or its designated recipient(s)) shall be treated for all purposes as the owner of such Series A Conversion Units, and all rights of the applicable Series A Preferred Unitholder with respect to such Converted Series A Preferred Unit shall cease, including any further accrual of distributions, but subject to Section 5.12(b)(i)(C).   Fractional Common Units shall not be issued to any Person pursuant to this Section 5.12(b)(vi) (each fractional Common Unit shall be rounded down to the nearest whole Common Unit with the remainder being paid as an amount in cash to be calculated based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date).

(E)                                Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Issuance Date, the Partnership (i) makes a distribution on its Common Units payable in Common Units or other Partnership Interests, (ii) subdivides or splits its Outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a lesser number of Common Units, (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (v) effects a Pro Rata repurchase of Common Units, other than in connection with a Series A Change of Control (which shall be governed by Section 5.12(b)(vii)), (vi) issues to holders of Common Units, in their capacity as holders of Common Units, rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (vii) distributes to holders of Common Units evidences of indebtedness, Partnership Interests (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (i), any rights or warrants referred to in clause (vi), any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its Subsidiaries and any distribution of Units or any class or series, or similar Partnership Interest, of or relating to a Subsidiary or other business unit in the case of certain spin-off transactions described below), or (viii) consummates a spin-off, where the Partnership makes a distribution to all holders of Common Units consisting of Units of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit, then the Series A Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (1) in respect of clauses (i) through (iv) above, so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Preferred Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) that such Series A Preferred Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, (2) in respect of clauses (v) through (viii) above, in the reasonable discretion of the General Partner to appropriately ensure that the Series A Preferred Units are convertible into an economically equivalent number of Common Units after taking into account the event described in clauses (v) through (viii) above, and (3) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.12 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event, and the Series A Conversion Rate and any other terms of the Series A Preferred Units that the General Partner in its reasonable discretion determines require adjustment to achieve the economic equivalence described below, shall be proportionately adjusted to take into account any such subdivision, split, combination or reclassification. An adjustment made pursuant to this Section 5.12(b)(vi)(E) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the

Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(F)                                 No Adjustments for Certain Items. Notwithstanding any of the other provisions of this Section 5.12(b)(vi), no adjustment shall be made to the Series A Conversion Rate pursuant to Section 5.12(b)(vi)(E) as a result of any of the following:

(1)                                 any cash distributions made to holders of the Common Units (unless made in breach of Section 5.12(b)(i)(B));

(2)                                 any issuance of Partnership Interests in exchange for cash, including pursuant to any distribution reinvestment plan;

(3)                                 any grant of Common Units or options, warrants, rights or other equity interests to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants, rights or other equity interests in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan);

(4)                                 any issuance of Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets or equity interests of a third party in an arm’s-length transaction, (ii) the closing of any acquisition by the Partnership of assets or equity interests of ETE, ETP or any of their respective Affiliates, (iii) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding, or (iv) the direct or indirect acquisition of all or a portion of the limited liability company interests in the General Partner by the Partnership or a Subsidiary of the Partnership, to the extent any such transaction set forth in clause (i), (ii), (iii) or (iv) above is validly approved by the General Partner;

(5)                                 the issuance of Common Units upon conversion of the Series A Preferred Units or Series A Parity Securities;

(6)                                 the issuance of Common Units upon conversion of the Class B Units; or

(7)                                 the issuance of Common Units upon exercise of the 2018 Warrants.

Notwithstanding anything in this Agreement to the contrary, whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series A Conversion Rate in respect of such issuance or event.

Notwithstanding anything to the contrary in Section 5.12(b)(vi)(E), unless otherwise determined by the General Partner, no adjustment to the Series A Conversion Rate shall be made with respect to any distribution or other transaction described in Section 5.12(b)(v)(E) if the Series A Preferred

Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Series A Preferred Units immediately prior to such event at the then applicable Series A Conversion Rate, without having to convert their Series A Preferred Units.

(vii)                           Series A Change of Control.

(A)                               Within 5 Business Days following execution of definitive agreements relating to a Series A Change of Control, and at least 15 Business Days prior to consummating such Series A Change of Control, the Partnership shall deliver written notice (a “Series A Change of Control Notice”) of such Series A Change of Control (including a summary of all material terms and copies of the definitive agreements relating thereto) to each Series A Preferred Unitholder. Within 10 Business Days following delivery of a Series A Change of Control Notice, each Series A Preferred Unitholder shall deliver a written notice to the Partnership electing one of sub-clauses (1), (2) or (3) below; provided, that if a Series A Preferred Unitholder fails to timely deliver written notice of such election to the Partnership, such Series A Preferred Unitholder shall be deemed to have elected the option set forth in sub-clause (1) below.  Each Series A Preferred Unitholder shall be entitled to elect (subject to the proviso of the preceding sentence, and, in each case, subject to the consummation of the applicable Series A Change of Control) to:

(1)                                 effective immediately prior to the consummation of such Series A Change of Control, convert all, but not less than all, of the Outstanding Series A Preferred Units held by such Series A Preferred Unitholder into Common Units, at the then-applicable Series A Conversion Rate;

(2)                                 require the Partnership to redeem all of the Series A Preferred Units held by such Series A Preferred Unitholder as of the consummation of such Series A Change of Control for an amount in cash, per Series A Preferred Unit, equal to the sum of (A) the Series A Redemption Price per Series A Preferred Unit (excluding, for this purpose, any Series A Partial Period Distributions), plus (B) (x) the Series A Distribution Amount multiplied by (y) the number of Quarters ending after the consummation of such Series A Change of Control and prior to (but including) [•], 2022(9), plus (C) $[•](10). If any Series A Preferred Unitholders elect this sub-clause (2) with respect to the Series A Preferred Units held by such Series A Preferred Unitholders, then no later than three Trading Days prior to the consummation of the applicable Series A Change of Control, the Partnership shall deliver a written notice to the Record Holders of such Series A Preferred Units stating the date on which the Series A Preferred Units will be redeemed and the Partnership’s computation of the amount of cash to be received by the Record Holder upon redemption of such Series A Preferred Units. If the Partnership shall be the surviving entity of the related Series A Change of Control, then no later than 10 Business Days following the consummation of such Series A Change of Control, the Partnership shall remit the applicable

(9)  Note to Draft: To be the fourth anniversary of the date of this Agreement.

(10)  Note to Draft: To be the pro-rated Series A Distribution Amount for the quarter during which the fourth anniversary of the date of this Agreement will occur.

cash consideration to the Record Holders of then Outstanding Series A Preferred Units. If the Partnership shall not be the surviving entity of the related Series A Change of Control, then the Partnership shall remit the applicable cash immediately prior to the consummation of the related Series A Change of Control.  The Record Holders shall deliver to the Partnership any Certificates representing the Series A Preferred Units as soon as practicable following the redemption. Record Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to them as a result of such redemption shall be paid in full in cash. After any such redemption, any such redeemed Series A Preferred Unit shall no longer constitute an issued and Outstanding Limited Partner Interest. [Notwithstanding anything in this Section 5.12(b)(vii)(A)(2) to the contrary, if a redemption pursuant to this Section would cause the Series A Preferred Units to be characterized as “disqualified stock,” “disqualified capital stock” or any similar concept pursuant to the terms of any agreement, document or instrument governing or evidencing any Indebtedness of the Partnership or its Subsidiaries that is, or was originally issued or incurred, in excess of $[10,000,000], the redemption obligation of the Partnership set forth in this Section 5.12(b)(vii)(A)(2) shall be tolled until the earlier of the date (i) such redemption would comply with a “Restricted Payments” covenant or similar covenant contained in any such agreement, document or instrument, or (ii) the applicable loans and other debt obligations under such agreement, document or instrument are, to the extent required, repaid (and, if applicable, any commitments will be terminated and any obligations to offer to redeem, repay or repurchase such loans or other debt obligations as a result of the Series A Change of Control will have expired) prior to such redemption of the Series A Preferred Units and the Partnership will timely comply with any “change of control offer” or similar requirements under the terms of any such agreement, document or instrument, if applicable. For the avoidance of doubt, the preceding proviso shall not be deemed to be a waiver by any Series A Preferred Unitholder of its right to receive from the Partnership and/or its successor the cash payment required by this Section 5.12(b)(vii)(A)(2) in connection with such Series A Change of Control and redemption)](11); or

(3)                                 if the Partnership will not be the surviving entity of such Series A Change of Control or the Partnership will be the surviving entity but its Common Units will cease to be listed or admitted to trading on a National Securities Exchange, require the Partnership to use its commercially reasonable efforts to deliver or to cause to be delivered to such Series A Preferred Unitholder, in exchange for its Series A Preferred Units concurrently with the consummation of such Series A Change of Control, a security in the surviving entity or the parent of the surviving entity that has substantially similar rights, preferences and privileges as the Series A Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Section 5.12(b)(i) and a conversion rate proportionately adjusted such that the conversion of such security in the surviving entity or parent of the surviving entity immediately following the Series A Change of Control would entitle the Record Holder to the number of common securities of such entity (together with a number of common securities of equivalent value to any other assets received by holders of Common Units in such Series A Change of Control) which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Series A Change of Control, such Record Holder would have been entitled to receive immediately following such Series A Change of Control (such security in the surviving entity, a “Series A Substantially Equivalent Unit”); provided, however, that if the Partnership is unable to deliver or cause to be delivered Series A Substantially Equivalent Units to

(11)  Note to Draft: Subject to review of the terms of the senior notes.

any Series A Preferred Unitholder in connection with such Series A Change of Control, each Series A Preferred Unitholder shall be entitled to require conversion or redemption of its Series A Preferred Units in the manner contemplated by sub-clause (1) or (2) of this Section 5.12(b)(vii)(A) (at such Series A Preferred Unitholder’s election);

provided, however, that, in connection with a merger of the Partnership with another entity pursuant to which ETE, ETP or one of their respective Affiliates owns more than 50% of the voting interests of such entity (or, if such entity is a partnership, the general partner of such entity), then each Series A Preferred Unitholder may only select between the options specified in Section 5.12(b)(vii)(A)(1) or Section 5.12(b)(vii)(A)(2).

(viii)                        Series A Preferred Unit Transfer Restrictions.

(A)                               Notwithstanding any other provision of this Section 5.12(b)(viii) (other than the restriction on transfers to a Person that is not a U.S. resident individual or an entity that is not treated as a U.S. corporation or partnership set forth in Section 5.12(b)(viii)(B)(4)), but otherwise subject to compliance with this Agreement including Section 4.7, each Series A Preferred Unitholder shall be permitted to transfer any Series A Preferred Units owned by such Series A Preferred Unitholder to any of its Affiliates or to any other Series A Preferred Unitholder.

(B)                               Without the prior written consent of the Partnership, except as specifically provided in the Series A Purchase Agreement or this Agreement, each Series A Purchaser shall not, (1) during the period commencing on the Series A Issuance Date and ending on [•], 2019, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Series A Preferred Units, (2) during the period commencing on the Series A Issuance Date and ending on [•], 2020, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Series A Preferred Units or Common Units that are designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, (3) transfer any Series A Preferred Units to any Competitor of the Partnership, (4) transfer any Series A Preferred Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity (provided, however, that the foregoing shall not apply if, prior to any such transfer or arrangement, such individual, corporation, partnership or other entity establishes to the satisfaction of the Partnership, its entitlement to a complete exemption from tax withholding, including under Code Sections 1441, 1442, 1445 and 1471 through 1474, and the Treasury regulations thereunder), including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, regardless of whether any transaction described in subclauses (1) — (4) above is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise, or (5) effect any transfer of Series A Preferred Units or Series A Conversion Units in a manner that violates the terms of this Agreement; provided, however, that such Series A Preferred Unitholder may make a bona fide pledge of all or any portion of its Series A Preferred Units to any holders of obligations owed by such Series A Preferred Unitholder, including to the trustee for, or representative of, such Series A Preferred Unitholder, and a foreclosure by any such pledgee on any such pledged Series A Preferred Units shall not be considered a violation or breach of this Section 5.12(b)(viii), subject to compliance with subclauses (4) and (5) above. Notwithstanding the foregoing, any transferee receiving any Series A Preferred Units pursuant to this Section 5.12(b)(viii)(B) shall agree to the restrictions set forth in this Section 5.12(b)(viii)(B).  For the avoidance of doubt, subject to subclauses (4) and (5) above, in no way does this Section 5.12(b)(viii)(B) prohibit changes in the composition of any Series A Preferred Unitholder or its partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of such Series A Preferred Unitholder among such Series A Preferred Unitholder, its Affiliates and the limited partners of the private equity fund vehicles that indirectly own such Series A Preferred Unitholder.

(C)                               Subject to Section 4.7, following [•], 2019, the Series A Preferred Unitholders may freely transfer Series A Preferred Units, subject to compliance with applicable securities laws and this Agreement; provided, however, that this Section 5.12(b)(viii)(C) shall not eliminate, modify or reduce the obligations set forth in subclauses (2), (3) ,(4) or (5) of Section 5.12(b)(viii)(B).

(ix)                              Optional Redemption.

(A)                               On and after [•], 2023, the Partnership shall have the option, at any time and from time to time, upon not less than 30 days’ written notice (each, a “Series A Redemption Notice”) to the Series A Preferred Unitholders, to redeem all or any portion of the Series A Preferred Units then Outstanding for a redemption price in cash equal to the Series A Redemption Price per Series A Preferred Unit; provided that any such redemption shall be for an aggregate value of at least $25 million or for all remaining Series A Preferred Units. If fewer than all of the outstanding Series A Preferred Units are to be redeemed, any such redemption shall be allocated among the Series A Preferred Unitholders on a Pro Rata basis (as nearly as practicable without creating fractional Units) or on such other basis as may be agreed upon by the Series A Preferred Unitholders.

(B)                               Each date fixed for redemption pursuant to this Section 5.12(b)(ix) or Section 5.12(b)(x) is referred to as a “Series A Redemption Date.” A Series A Redemption Notice will be irrevocable and will be delivered by the Partnership not less than 30 days prior to the Series A Redemption Date, addressed to the respective Record Holders of the Series A Preferred Units to be redeemed at their respective addresses as they appear on the books and records of the Partnership. No failure to give such notice or any defect therein shall affect the validity of the proceedings for the redemption of any Series A Preferred Units except as to any Series A Preferred Unitholder to whom the Partnership has failed to give notice or except as to any Series A Preferred Unitholder to whom notice was defective. In addition to any information required by applicable law, such Series A Redemption Notice shall state: (1) the Series A Redemption Date; (2) the Series A Redemption Price; and (3) whether all or less than all the outstanding Series A Preferred Units are to be redeemed, the aggregate amount of Series A Preferred Units to be redeemed and, if less than all Series A Preferred Units held by such Series A Preferred Unitholder are to be redeemed, the percentage of Series A Preferred Units that will be redeemed. The Series A Redemption Notice may also require delivery of Certificates representing the Series A Preferred Units to be redeemed, if any, together with certification as to the ownership of such Series A Preferred Units.  Upon the redemption of Series A Preferred Units pursuant to this Section 5.12(b)(ix), all rights of a Series A Preferred Unitholder with respect to the redeemed Series A Preferred Units shall cease, and such redeemed Series A Preferred Units shall cease to be Outstanding for all purposes of this Agreement.

(C)                               Upon any redemption of Series A Preferred Units pursuant to this Section 5.12(b)(ix), the Partnership shall pay to each Series A Preferred Unitholder an amount in cash equal to the number of Series A Preferred Units being redeemed from such Series A Preferred Unitholder, multiplied by the Series A Redemption Price by wire transfer of immediately available funds to an account specified by each such Series A Preferred Unitholder in writing to the General Partner as requested in the Series A Redemption Notice.

(D)                               Nothing in this Section 5.12(b)(ix), however, is intended to limit or prevent a Series A Preferred Unitholder from electing to convert its Series A Preferred Units into Common Units in accordance with Section 5.12(b)(vi), and the Partnership shall not have any right to redeem Series A Preferred Units from a Series A Preferred Unitholder to the extent such Series A Preferred Unitholder delivers a valid Series A Conversion Notice with respect to such Series A Preferred Units notwithstanding whether such Series A Preferred Units are the subject of a Series A Redemption Notice; provided that such Series A Conversion Notice is delivered prior to the Series A Redemption Date in respect of such Series A Redemption Notice.

(x)                                 Forced Redemption.

(A)                               On and after [•], 2028, each Series A Preferred Unitholder shall have the right, at any time and from time to time, upon not less than 30 days’ written notice (each, a “Series A Forced Redemption Notice”) to the Partnership, to require the Partnership to redeem all or a portion of the Series A Preferred Units then held by such Series A Preferred Unitholder for an amount equal to, the number of Series A Preferred Units indicated in such Series A Forced Redemption Notice to be redeemed, multiplied by the sum of (1) the Series A Issue Price, (2) Series A Unpaid Distributions on such Series A Preferred Unit and (3) Series A Partial Period Distributions on such Series A Preferred Unit (the “Series A Forced Redemption Price”); provided that any such redemption shall be for no less than the greater of

(x) Series A Preferred Units with a Series A Forced Redemption Price of at least $25 million (taking into account the aggregate number of Series A Preferred Units that are subject to Series A Forced Redemption Notices delivered on the same day, regardless of whether from the same or multiple Series A Preferred Unitholders) and (y) all of the Series A Preferred Units held by the Series A Preferred Unitholder delivering such Series A Forced Redemption Notice. If a Series A Preferred Unitholder exercises its redemption right pursuant to this Section 5.12(b)(x), the Partnership may elect to pay up to 50% of the Series A Forced Redemption Price in Common Units; provided, however, that the number of Common Units issued pursuant to this Section 5.12(b)(x)(A) with respect to the payment of any Series A Forced Redemption Price may not exceed the number of Common Units as would cause the aggregate number of Common Units issued pursuant to this Section 5.12(b)(x)(A) to exceed 15.0% of the total number of issued and outstanding Common Units as of such Series A Redemption Date (including, for the avoidance of doubt, the Common Units to be issued on such Series A Redemption Date). If the Partnership elects to pay any portion of the Series A Forced Redemption Price in Common Units pursuant to this Section 5.12(b)(x), then the number of Common Units to be issued shall equal the amount of such Series A Forced Redemption Price to be paid in Common Units, divided by the product of (x) 93% and (y) the Average VWAP for the 30 consecutive Trading Days ending immediately prior to the Series A Redemption Date; provided, that if such calculation results in a fraction of a Common Unit being payable, the number of Common Units to be issued shall be rounded down to the nearest whole Common Unit with the remainder being paid in cash.

(B)                               A Series A Forced Redemption Notice will be irrevocable and will be provided by the Series A Preferred Unitholder to the Partnership not less than 30 days prior to the Series A Redemption Date. In addition to any information required by applicable law, such Series A Forced Redemption Notice shall state: (1) the Series A Redemption Date; (2) the Series A Forced Redemption Price; (3) the wire instructions of the Series A Preferred Unitholder; and (4) the aggregate amount of Series A Preferred Units to be redeemed.

(C)                               Upon any redemption of Series A Preferred Units pursuant to this Section 5.12(b)(x), the Partnership shall pay the cash portion of the Series A Forced Redemption Price to the applicable Series A Preferred Unitholder by wire transfer of immediately available funds to an account specified by each such Series A Preferred Unitholder in the Series A Forced Redemption Notice.

(D)                               If the Partnership elects to pay a portion of the Series A Forced Redemption Price in Common Units in accordance with Section 5.12(b)(x)(A), the Partnership shall issue the applicable Common Units on the applicable Series A Redemption Date. On the Series A Redemption Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Common Units issuable upon redemption to such Series A Preferred Unitholder (or designated recipient(s)), by crediting the account of the Series A Preferred Unitholder (or designated recipient(s)) through its Deposit

Withdrawal Agent Commission system. The parties agree to coordinate with the Transfer Agent to accomplish this objective.

(E)                                Immediately upon the issuance of Common Units as a result of any redemption of Series A Preferred Units, the applicable Series A Preferred Unitholder (or its designated recipient(s)) shall be treated for all purposes as the owner of such Common Units, and all rights of the applicable Series A Preferred Unitholder with respect to such redeemed Series A Preferred Units shall cease, including any further accrual of distributions, but subject to Section 5.12(b)(i)(C). Fractional Common Units shall not be issued to any Person pursuant to this Section 5.12(b)(x)(E) (each fractional Common Unit shall be rounded down to the nearest whole Common Unit with the remainder being paid an amount in cash to be calculated based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Redemption Date).

(xi)                              Fully Paid and Non-Assessable. Any Series A Conversion Unit(s) delivered pursuant to this Section 5.12 shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof. The Partnership shall keep authorized and unissued and free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Series A Preferred Units into Series A Conversion Units to the extent provided in, and in accordance with, this Section 5.12.

(xii)                           Notices. The Partnership shall distribute to the Record Holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such Record Holders of such Common Units.

(c)                                  Each Series A Preferred Holder acknowledges and agrees to Section [4(k)] of the Board Representation Agreement.

Section 5.13          Establishment of Class B Units.

(a)                                 There is hereby created a series of Units to be designated as “Class B Units,” consisting of a total of [•] Class B Units and having the terms and conditions set forth herein.

(b)                                 Conversion of Class B Units.

(i)                                     On the next Business Day succeeding the Record Date attributable to the Quarter ending [March 31, 2019] (such date, the “Class B Conversion Date”), each Class B Unit shall automatically be converted into one Common Unit. Upon conversion, the rights of the holder of such Class B Units as holder of Class B Units shall cease, including any rights under this Agreement, except such Person shall continue to be a Limited Partner and shall have the right to receive Common Units from the Partnership in conversion for such Class B Units in accordance with this Section 5.13(b), and such Class B Units shall upon the Class B Conversion Date be deemed to be transferred to, and cancelled by, the Partnership.

(ii)                                  Each Class B Unit shall automatically be converted into one Common Unit if the General Partner is removed pursuant to Section 11.2.

(iii)                               The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class B Units. However, the holder of such Common Units shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the Common Units are to be issued in a name other than the name of the holder of such Class B Unit. Nothing herein shall preclude any tax withholding required by law or regulation.

(iv)                              The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Class B Units into Common Units to the extent provided in, and in accordance with, this Section 5.13(b).

(v)                                 All Common Units delivered upon conversion of the Class B Units shall be newly issued, shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

(vi)                              The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Class B Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Class B Units to the extent permitted or required by the rules of such exchange or market.

(vii)                           Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Class B Units any rights as a creditor in respect solely of its right to conversion.

(c)                                  The Class B Units shall be entitled to receive allocations of items of Partnership income, gain, loss, deduction and credit under Section 6.1.

(d)                                 The holder of a Class B Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder, except with respect to the right to participate in distributions made prior to the Class B Conversion Date with respect to Common Units; provided, however, that immediately upon the conversion of a Class B Unit into a Common Unit pursuant to this Section 5.13, the Unitholder holding such Common Unit issued upon conversion of Class B Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such Common Unit issued upon conversion of Class B

Units, including the right to participate in distributions made with respect to Common Units; provided, however, that such Common Units issued upon conversion of Class B Units shall remain subject to the provisions of Section 5.5(c), Section 5.13(e), Section 5.13(f) and Section 6.1(d)(x).

(e)                                  A Unitholder shall not be permitted to transfer a Class B Unit or a Common Unit issued upon conversion of a Class B Unit pursuant to this Section 5.13 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account after giving effect to the allocation under Section 5.5(c) would be negative.

(f)                                   A Unitholder holding Common Units issued upon conversion of Class B Units pursuant to this Section 5.13 shall not be permitted to transfer such Common Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit to such transferee. In connection with the condition imposed by this Section 5.13(f), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units issued upon conversion of Class B Units; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions or any reallocation of Capital Account balances, among the Partners in accordance with Section 5.5(c)(ii) or Section 6.1(d)(x) will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(g)                                  The Class B Units will have such voting rights pursuant to this Agreement as such Class B Units would have if they were Common Units that were then Outstanding and shall vote together with the Common Units as a single class, except that the Class B Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class B Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote as a separate class.

ARTICLE VI.
ALLOCATIONS AND DISTRIBUTIONS

Section 6.1            Allocations for Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein.

(a)                                 Net Income.  After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i)                                     First, to the General Partner until the aggregate amount of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable periods; and

(ii)                                  The balance, if any, to all Unitholders (other than the Series A Preferred Unitholders), Pro Rata.

(b)                                 Net Loss.  After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i)                                     First, to the Unitholders (other than the Series A Preferred Unitholders), Pro Rata; provided, however, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);

(ii)                                  Second, to the Unitholders (other than the Series A Preferred Unitholders) to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts;

(iii)                               Third, to the Series A Preferred Unitholders, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts; and

(iv)                              Fourth, the balance, if any, 100% to the General Partner;

(c)                                  [Reserved].

(d)                                 Special Allocations.  Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)                                     Partnership Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision.  For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this  Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) or Section 6.1(d)(vii)).  This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)                                  Chargeback of Partner Nonrecourse Debt Minimum Gain.  Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions.  For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) or Section 6.1(d)(vii), with respect to such taxable period.  This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)                               Priority Allocations.  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4 or with respect to Series A Preferred Units) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(iv)                              Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v)                                 Gross Income Allocation.  In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi)                              Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata.  If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)                           Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).  If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)                        Nonrecourse Liabilities.  For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata; provided, however, that pursuant to Temporary Treasury Regulation Section 1.707-5T(a)(2)(i), liabilities shall be allocated for the purposes of Treasury Regulation Section 1.707-5 in accordance with the Partners’ interests in the Partnership’s profits, as determined by the General Partner.

(ix)                              Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)                                 Economic Uniformity; Changes in Law.

(A)                               For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof).  The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(A) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(B)                               With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending before the conversion of Class B Units into Common Units pursuant to Section 5.13(b), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Account maintained with respect to each such Class B Units equaling the Per Unit Capital Amount for an Initial Common Unit.

(C)                               With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the conversion of Class B Units into Common Units pursuant to Section 5.13(b), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Account maintained with respect to each such Common Unit issued upon conversion of Class B Units equaling the Per Unit Capital Amount for an Initial Common Unit.

(xi)                              Allocations with Respect to Series A Preferred Units.  Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations):

(A)                               Items of Partnership gross income and gain for the taxable period shall be allocated to the holders of Series A Preferred Units in proportion to, and to the extent of, an amount equal to the excess, if any, of (1) the Series A Issue Price with respect to such holder’s Series A Preferred Units, over (2) such holder’s existing Capital Account balance in respect of such Series A Preferred Units, until the Capital Account balance of each such holder in respect of its Series A Preferred Units is equal to the Series A Issue Price with respect to such holder’s Series A Preferred Units.

(B)                               Items of Partnership gross income shall be allocated to the Series A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Net Losses allocated to such Series A Preferred Unitholder pursuant to Section 6.1(b)(iii) for all previous taxable years.

(C)                               If (A) prior to the conversion of the last Outstanding Series A Preferred Unit (i) the Liquidation Date occurs or (ii) Sale Gain or Sale Loss is recognized, and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized, the Per Unit Capital Amount of each Series A Preferred

Unit does not equal or exceed the Series A Liquidation Value, then items of gross income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of gross income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized, reallocated from the Unitholders holding Units other than Series A Preferred Units to Unitholders holding Series A Preferred Units. If (i) the Liquidation Date occurs or Sale Gain or Sale Loss is recognized on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized as set forth above in this Section 6.1(d)(xi)(C) fails to achieve the Per Unit Capital Amounts described above, then items of gross income, gain, loss and deduction for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xi)(C), cause the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value.

(xii)                           Curative Allocation.

(A)                               Notwithstanding any other provision of this Section 6.1, other than the Required Allocations and other than Section 6.1(d)(xi), the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1.  In exercising its discretion under this Section 6.1(d)(xii)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made.  Allocations pursuant to this Section 6.1(d)(xii)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B)                               The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required

Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xii)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xiii)                        Exercise of Noncompensatory Options. In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s) and as provided in Section 5.5(d), immediately after the exercise of a 2018 Warrant or the conversion of a Limited Partner Interest into Common Units (each such Common Unit a “Conversion Unit”) upon the exercise of a noncompensatory option, the Carrying Value of each Partnership property shall be adjusted to reflect its fair market value immediately after such conversion and any resulting Unrealized Gain (if the Capital Account of each such Conversion Unit is less than the Per Unit Capital Account for a then Outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Conversion Unit is greater than the Per Unit Capital Account for a then Outstanding Initial Common Unit) will be allocated to each Partner holding Conversion Units in proportion to and to the extent of the amount necessary to cause the Capital Account of each such Conversion Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit.  Any remaining Unrealized Gain or Unrealized Loss will be allocated to the Partners pursuant to Section 6.1(d).

(xiv)                       [Reserved].

(xv)                          Special Allocation in Connection with Equity Restructuring Agreement. Notwithstanding any other provision of this Section 6.1, the General Partner shall have the discretion to allocate income, gain, loss and deduction for the taxable year that includes the closing date of the Equity Restructuring Agreement in a manner which is reasonably determined to result in each Unit (including the Units issued pursuant to the Equity Restructuring Agreement) having the same Per Unit Capital Amount.

Section 6.2                                    Allocations for Tax Purposes.

(a)                                 Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)                                 In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c)                                  The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto.  If the

General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property.  If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d)                                 In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e)                                  All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f)                                   Each item of Partnership income, gain, loss and deduction shall, for federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes.  The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g)                                  Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(h)                                 If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x). In the event such corrective allocations are necessary, the Series A Preferred Unitholders agree to remain a partner of the Partnership until such allocations are completed, and the General Partner agrees to make such allocations as soon as practicable, even if such allocations are not consistent with Section 706 of the Code and any Treasury Regulations thereunder.

Section 6.3                                    Requirement and Characterization of Distributions; Distributions to Record Holders.

(a)                                 Within 45 days following the end of each Quarter commencing with the Quarter ending on March 31, 2013, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed first to the Series A Preferred Unitholders in accordance with Section 5.12, and the balance in accordance with this Article VI by the Partnership to Partners, Pro Rata, as of the Record Date selected by the General Partner.  All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter.  Any remaining amounts of Available Cash distributed by the Partnership on such date shall be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, all distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and any other applicable law.

(b)                                 Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs, other than from Working Capital Borrowings, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)                                  Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution.  Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(d)                                 The Partnership shall not make any distribution of Available Cash or other property of the Partnership to holders of Class B Units pursuant to Section 6.3(a) prior to the Class B Conversion Date.

(e)                                  Notwithstanding Section 6.3(a), but subject to Sections 17-607 and 17-804 of the Delaware Act, (i) the General Partner may cause the Partnership to make special distributions of cash or cash equivalents in connection with contributions of assets by Partners or by Persons who shall become Partners by virtue of such contribution, (ii) such distributions shall not be subject to, or considered as distributions under, Section 5.12(b)(i)(B), Section 6.1(d)(iii), or the second and third sentences of Section 6.3(a) and (iii) notwithstanding anything to the contrary set forth in this Agreement (including Section 6.1(d)(iii)), no Partner shall receive an allocation of income (including gross income) or gain as a result of receiving a distribution provided for in this Section 6.3(e).

Section 6.4                                    Special Provisions Relating to Series A Preferred Units.

(a)                                 Subject to any applicable transfer restrictions in Section 4.7 or Section 5.12(b)(viii), the holder of a Series A Conversion Unit shall provide notice to the Partnership of the transfer of any such Series A Conversion Unit, as applicable, by the earlier of (i) 30 days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless, with respect to a transfer of a Series A Conversion Unit, by virtue of the application of Section 5.5(d) or Section 6.1(d)(xiii), the Partnership has previously determined, based on the advice of counsel, that the transferred Series A Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.4, the Partnership shall take whatever steps are required to provide economic uniformity to the Series A Conversion Unit in preparation for a transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances, among the Partners in accordance with Section 5.5(d), Section 6.1(d)(xiii) and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series A Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (B) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (ii) shall not be entitled to any distributions other than as provided in Section 5.12 and Article VI.

Section 6.5                                    Application of Section 6.1 and Section 6.2.  With respect to the portion of the taxable year through the date hereof and any prior taxable years, each item of Partnership income, gain, loss and deduction shall be allocated among the Partners in accordance with Section 6.1 and Section 6.2 of the 2013 Agreement. Thereafter, each item of Partnership income, gain, loss and deduction shall be allocated among the Partners in accordance with Section 6.1 and Section 6.2 of this Agreement.

Section 6.6                                    Special Provisions Relating to 2018 Warrants. A Unitholder holding a Common Unit that has resulted from the exercise of a 2018 Warrant shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Common Unit, provided that in all events such determination shall be made within 5 Business Days of the date of the exercise of a 2018 Warrant. In connection with the condition imposed by this Section 6.6, the General Partner shall act in good faith to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of this Section 6.6; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

ARTICLE VII.
MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1                                    Management.

(a)                                 The General Partner shall conduct, direct and manage all activities of the Partnership.  Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership.  In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 5.12(b)(iii), Section 5.12(b)(iv) and Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)                                     the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests (subject to Section 5.12(b)(iv) with respect to Series A Senior Securities and Series A Parity Securities), and the incurring of any other obligations;

(ii)                                  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)                               the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

(iv)                              the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)                                 the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)                              the distribution of Partnership cash;

(vii)                           the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)                        the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix)                              the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)                                 the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expenses and the settlement of claims and litigation;

(xi)                              the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)                           the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii)                        subject to Section 5.12(b), the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants, appreciation rights and phantom or tracking interests relating to Partnership Interests;

(xiv)                       the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xv)                          the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)                                 Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2                                    Replacement of Fiduciary Duties.  Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement (i) replaces, restricts or eliminates the duties (including fiduciary duties) that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner, the Board of Directors, any committee thereof or any other Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, or (ii) constitutes a waiver or consent by the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement, restriction or elimination, such provision is hereby approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

Section 7.3                                    Certificate of Limited Partnership.  The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act.  The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property.  To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property.  Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.4                                    Restrictions on the General Partner’s Authority.  Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5                                    Reimbursement of the General Partner.

(a)                                 Except as provided in this Section 7.5 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)                                 The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates).  The General Partner shall determine the expenses that are allocable to the General Partner or the Partnership Group.  Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.8.

(c)                                  The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group.  The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such benefit plans, programs or practices.  Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b).  Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

(d)                                 The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

Section 7.6                                    Outside Activities.

(a)                                 The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Affiliate of the General Partner.

(b)                                 Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner or any other Person bound by this Agreement.  None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c)                                  Subject to the terms of Sections 7.6(a) and (b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.6 is hereby approved by the Partnership, all Partners, and all other Persons bound by this Agreement, (ii) it shall not be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership or any other Group Member and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership or any other Group Member.  Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner).  No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for any Group Member, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member; provided such Unrestricted Person does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(d)                                 The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them.  The term “Affiliates” when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

(e)                                  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or otherwise affect any separate contractual obligations outside of this Agreement of any Person (including any Unrestricted Person) to the Partnership or any of its Affiliates.

Section 7.7                                    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a)                                 The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms materially less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner.  The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds.  For purposes of this Section 7.7(a) and Section 7.7(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)                                 The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner.  No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c)                                  No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty hereunder or otherwise existing at law, in equity or otherwise, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners.

Section 7.8                                    Indemnification.

(a)                                 To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership on an after tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.8 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents.  Any indemnification pursuant to this Section 7.8 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)                                 To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.8(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.8, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.8.

(c)                                  The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests entitled to vote, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)                                 The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s or any other Group Member’s activities or such Person’s activities on behalf of the Partnership or any other Group Member, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)                                  For purposes of this Section 7.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.8(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)                                   In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)                                  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)                                 The provisions of this Section 7.8 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)                                     No amendment, modification or repeal of this Section 7.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j)                                    If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 7.8 is not paid in full within thirty (30) days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(k)                                 This Section 7.8 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees.

Section 7.9                                    Liability of Indemnitees.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee, including any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. To the fullest extent permitted by law, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement waives any and all rights to claim punitive damages or damages based upon the Federal, State or other income taxes paid or payable by any such Limited Partner or other Person.

(b)                                 Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and neither the General Partner nor any other Indemnitee shall be responsible for any misconduct, negligence or wrong doing on the part of any such agent appointed by the General Partner or any such Indemnitee in good faith.

(c)                                  To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest, or any other Person bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership, to any Partner, or to any Person who acquires an interest in a Partnership Interest, or any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d)                                 Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.10                             Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)                                 Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner (in its individual capacity or its capacity as general partner or limited partner) or any of its Affiliates or Associates or any Indemnitee, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or any of its Affiliates or Associates or any Indemnitee in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty hereunder or existing at law, in equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of holders of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).  The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval.  Notwithstanding any other provision of this Agreement or applicable law, if Special Approval is sought or obtained, then it shall be conclusively deemed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought or obtained and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.  Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement and any actions of the General Partner or any of its Affiliates or Associates or any other Indemnitee taken in connection therewith are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

(b)                                 Whenever the General Partner, the Board of Directors or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate, Associate or Indemnitee of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee, or such Affiliate, Associate or Indemnitee causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of the Partnership Group; provided, that if the Board of Directors is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.10(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.10(a), as applicable; provided further, that if the Board of Directors is making a determination that a director satisfies the eligibility requirements to be a member of a Conflicts Committee, then in lieu thereof, such determination will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors making such determination subjectively believe that the director satisfies the eligibility requirements to be a member of the Conflicts Committee. In any proceeding brought by the Partnership, any Limited Partner or any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or inaction, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or inaction was not in good faith.

(c)                                  Whenever the General Partner (including the Board of Directors or any committee thereof) makes a determination or takes or declines to take any other action, or any of its Affiliates or Associates or any Indemnitee causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, the Board of Directors or any committee thereof, or such Affiliates or Associates or any Indemnitee causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary or other duty) existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest and any other Person bound by this Agreement, and the General Partner, the Board of Directors or any committee thereof, or such Affiliates or Associates or any Indemnitee causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its sole discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity.  For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, or otherwise acts in its capacity as a limited partner or holder of Limited Partner Interests, it shall be acting in its individual capacity.

(d)                                 The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a limited partnership.

(e)                                  Notwithstanding anything to the contrary in this Agreement, the General Partner or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use.  Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(f)                                   Notwithstanding anything to the contrary contained in this Agreement or otherwise applicable provision of law or in equity, except as expressly set forth in this Agreement, to the fullest extent permitted by law, none of the General Partner, the Board of Directors, any committee thereof or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership, any Limited Partner or any other Person bound by this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(g)                                  The Limited Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.10.

(h)                                 The Limited Partners expressly acknowledge that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners based on their particular circumstances) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable to the Limited Partners for monetary damages or equitable relief for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.

Section 7.11                             Other Matters Concerning the General Partner.

(a)                                 The General Partner and any other Indemnitee may rely upon, and shall be protected from liability to the Partnership, any Limited Partner, any Person who acquires an interest in a Partnership Interest, and any other Person bound by this Agreement in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)                                 The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c)                                  The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.12                             Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or options, rights, warrants, appreciation rights or phantom or tracking interests relating to Partnership Interests.  As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein.  The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.13                             Registration Rights of the General Partner and its Affiliates.

(a)                                 If (i) the General Partner or any Affiliate of the General Partner (including, for purposes of this Section 7.13, any Person that is an Affiliate of the General Partner at the Closing Date notwithstanding that it may later cease to be an Affiliate of the General Partner, but excluding any individual who is an Affiliate of the General Partner based on such individual’s status as an officer, director or employee of the General Partner or of an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than four registrations in total pursuant to this Section 7.13(a) and Section 7.13(b), no more than two of which shall be required to be made at any time that the Partnership is not eligible to use Form S-3 (or a comparable form) for the registration under the Securities Act of its securities; and provided further, however, that if the Conflicts Committee determines that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.13(a) or Section 7.13(b) not to be utilized more than once in any twelve-month period. In connection with any registration pursuant to the first sentence of this Section 7.13(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.13(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b)                                 If any Holder holds Partnership Interests that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Interests specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than four registrations pursuant to Section 7.13(a) and this Section 7.13(b); and provided further, however, that if the Conflicts Committee determines that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.13(a) or this Section 7.13(b) not to be utilized more than once in any twelve-month period. In connection with any shelf registration pursuant to this Section 7.13(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.13(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c)                                  If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall notify each Holder that is an Affiliate of the Partnership at the time of such proposal and use all reasonable efforts to include such number or amount of securities held by such Holder in such registration statement as it shall request; provided, that the Partnership is not required to make any effort or take any action to so include the securities of such Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.13(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and such Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would have a material adverse effect on the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by such Holder that, in the opinion of the managing underwriter or managing underwriters, will not have a material adverse effect on the success of the offering. Except as set forth in Section 7.13(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by such Holder.

(d)                                 If underwriters are engaged in connection with any registration referred to in this Section 7.13, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.8, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.13(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or any free writing prospectus or in any amendment or supplement thereto, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or any free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(e)                                  The provisions of Section 7.13(a), Section 7.13(b) and Section 7.13(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.13(d) shall continue in effect thereafter.

(f)                                   The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.13 may be assigned (but only with all related obligations) by a Holder to a transferee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Partnership Interests with respect to which such registration rights are being assigned and (ii) such transferee agrees in writing to be bound by and subject to the terms set forth in this Section 7.13.

(g)                                  Any request to register Partnership Interests pursuant to this Section 7.13 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests and (iv) contain the undertaking of such Person to provide all such information and materials regarding such Person and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

Section 7.14                             Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing.  In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII.
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1                                    Records and Accounting.  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the

Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a).  Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.  The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.  The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2                                    Fiscal Year.  The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3                                    Reports.

(a)                                 As soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)                                 As soon as practicable, but in no event later than 45 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c)                                  The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX.
TAX MATTERS

Section 9.1                                    Tax Returns and Information.  The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or years that it is required by law to adopt, from time to time, as determined by the General Partner.  In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31.  The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends, subject to Section 5.06 of the Series A Purchase Agreement.  The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2                                    Tax Elections.

(a)                                 The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners.  Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b)                                 Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3                                    Tax Controversies.  Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the “partnership representative” (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  In its capacity as “partnership representative,” the General Partner shall exercise any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code.  Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.  The General Partner may amend the provisions of this Agreement in accordance with Article XIII as determined appropriate in order to minimize the potential U.S.

federal and state or local income tax consequences to current and former Limited Partners, and for the proper administration of the Partnership, upon any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle A of the Code, as enacted by the Bipartisan Budget Act of 2015, or the promulgation of regulations or publication of other administrative guidance thereunder.

Section 9.4                                    Withholding; Tax Payments.

(a)                                 The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b)                                 Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or established under any foreign law.  To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X.
ADMISSION OF PARTNERS

Section 10.1                             Admission of Limited Partners.

(a)                                 [Reserved]

(b)                                 By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person.  The transfer of any Limited Partner Interests and the admission of any additional or successor Limited Partner shall not constitute an amendment to this Agreement.  A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners.  A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.

(c)                                  The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent.  The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).  A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(d)                                 Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2                             Admission of Successor General Partner.  A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission.  Any such successor is hereby authorized to, and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3                             Amendment of Agreement and Certificate of Limited Partnership.  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI.
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1                             Withdrawal of the General Partner.

(a)                                 The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i)                                     the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)                                  the General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii)                               the General Partner is removed pursuant to Section 11.2;

(iv)                              the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)                                 a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)                              (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (vi)(B), (vi)(C)  or (vi)(E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence.  The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)                                 Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 p.m., prevailing Central Time, on December 31, 2022, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 p.m., prevailing Central Time, on December 31, 2022, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or

(iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units.  The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner, manager or managing member, if any, to the extent applicable, of the other Group Members.  If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner who shall be admitted as a general partner of the Partnership upon the effective date of such withdrawal.  The Person so elected as successor General Partner shall automatically become the successor general partner, manager or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner, manager or a managing member.  If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2.  Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2                             Removal of the General Partner.  The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (excluding Series A Preferred Units, but including Units held by the General Partner and its Affiliates) voting as a single class.  Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units, voting as a class (including, in each case, Units held by the General Partner and its Affiliates).  Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2.  The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner, manager or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner, manager or a managing member.  If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner, manager or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner, manager or a managing member.  The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel.  Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3                             Interest of Departing General Partner and Successor General Partner.

(a)                                 In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ or beneficial owners’ general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal.  If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest.  In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter.  If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest.  In making its determination, such third independent investment banking firm or other independent expert shall consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner (including an appropriate “control premium”), the value of the General Partner Interest and other factors it may deem relevant.

(b)                                 If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor).  Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner.  For purposes of this

Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

Section 11.4                         [Reserved].

Section 11.5                             Withdrawal of Limited Partners.  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII.
DISSOLUTION AND LIQUIDATION

Section 12.1                             Dissolution.  The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement.  Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership.  Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a)                                 an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b)                                 an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c)                                  the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d)                                 at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2                             Continuation of the Business of the Partnership After Dissolution.

Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing, effective as of the date of the Event of Withdrawal, as a successor General Partner a Person approved by the holders of a Unit Majority.  Unless such an election is made within the applicable time period as set forth above, the

Partnership shall conduct only activities necessary to wind up its affairs.  If such an election is so made, then:

(i)                                     the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)                                  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)                               the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3                             Liquidator.  Upon dissolution of the Partnership the General Partner shall select one or more Persons to act as Liquidator.  The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units.  The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units.  Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units.  The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided.  Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4                             Liquidation.  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)                                 The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree.  If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners.  The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners.  The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)                                 Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI.  With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment.  When paid, any unused portion of the reserve shall be applied as additional liquidation proceeds.

(c)                                  All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (including the allocation provided for under Section 6.1(d)(xi)(C), which allocates items of gross income, gain, loss and deduction among the Partners to the maximum extent possible to provide a preference in liquidation to the Capital Account of the Series A Preferred Units over the Capital Accounts of Series A Junior Securities, but excluding adjustments made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)); provided that any cash or cash equivalents available for distribution under this Section 12.4(c) shall be distributed with respect to the Series A Preferred Units and Series A Senior Securities (up to the positive balances in the associated Capital Accounts) prior to any distribution of cash or cash equivalents with respect to the Series A Junior Securities.

(d)                                 If the amount the Series A Preferred Unitholders are entitled to receive with respect to their Series A Preferred Units pursuant to Section 12.4(c) is not equal to the Series A Liquidation Value with respect to such Series A Preferred Units, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership will be reallocated among the Partners until the Capital Accounts of the Series A Preferred Unitholders with respect to their Series A Preferred Units are equal to the Series A Liquidation Value with respect to each such Series A Preferred Unit, and no other allocation of Profit or Loss pursuant to this Agreement will reverse the effect of such allocation.  In the event the allocations provided for in this Section 12.4(d) do not result in the Capital Accounts of the Series A Preferred Unitholders with respect to their Series A Preferred Units being equal to the aggregate Series A Liquidation Value with respect to such Series A Preferred Units, the Partnership shall, prior to making the liquidating distributions pursuant to Section 12.4(c), pay each such holder of Series A Preferred Units an amount equal to the excess of (i) the aggregate Series A Liquidation Value with respect to such Series A Preferred Units over (ii) the amount to be distributed to such Partner with respect to its Series A Preferred Units pursuant to Section 12.4(c) and such payment shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

Section 12.5                             Cancellation of Certificate of Limited Partnership.  Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the winding up of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6                             Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7                             Waiver of Partition.  To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8                             Capital Account Restoration.  No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.  The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII.
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1                             Amendments to be Adopted Solely by the General Partner.  Each Partner agrees that the General Partner, without the approval of any Partner, subject to Section 5.12(b)(iii)(B), Section 5.12(b)(iv) and Section 5.13(g), may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)                                 a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)                                 the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)                                  a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the

Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d)                                 a change that the General Partner determines (i) does not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect (except as permitted by subsection (g) hereof); provided, however, for purposes of determining whether an amendment satisfies the requirements of this Section 13.1(d)(i), the General Partner shall disregard the effect on any class or classes of Partnership Interests that have approved such amendment pursuant to Section 13.3(c), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iii) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)                                  a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)                                   an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)                                  an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants, appreciation rights or phantom or tracking interests relating to the Partnership Interests pursuant to Section 5.6;

(h)                                 any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)                                     an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)                                    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or 7.1(a);

(k)                                 a merger, conveyance or conversion pursuant to Section 14.3(d) or Section 14.3(e); or

(l)                                     any other amendments substantially similar to the foregoing.

Section 13.2                             Amendment Procedures.  Amendments to this Agreement may be proposed only by the General Partner.  To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement.  Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units or class of Limited Partners shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or class of Limited Partners or call a meeting of the Unitholders to consider and vote on such proposed amendment.  The General Partner shall notify all Record Holders upon final adoption of any amendments.  The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership.

Section 13.3                             Amendment Requirements.

(a)                                 Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement (other than a provision of the Delaware Act that becomes a part of this Agreement by operation of law) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or class of Limited Partners required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable.

(b)                                 Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)                                  Except as provided in Section 14.3 or Section 13.1 (this Section 13.3(c) being subject to the General Partner’s authority to unilaterally approve amendments pursuant to Section 13.1), any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.  If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d)                                 Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e)                                  Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4                             Special Meetings.  All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII.  Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed.  Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called.  Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent.  A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1.  Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5                             Notice of a Meeting.  Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.  The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6                             Record Date.  For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.  If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7                             Adjournment.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days.  At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8                             Waiver of Notice; Approval of Meeting; Approval of Minutes.  The transactions at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy.  Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9                             Quorum and Voting.  The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner or its Affiliates) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage.  At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage or class vote is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage or the act of the Limited Partners holding the requisite percentage of the necessary class, shall be required.  The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units or class of Limited Partners specified in this Agreement (including Outstanding Units deemed owned by the General Partner or its Affiliates).  In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10                      Conduct of a Meeting.  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting.  The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting.  All minutes shall be kept with the records of the Partnership maintained by the General Partner.  The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11                      Action Without a Meeting.  If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing or by electronic transmission is signed or transmitted by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Outstanding Units deemed owned by the General Partner or its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote thereon were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern).  Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing.  The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner.  If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted.  If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the

General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.  Nothing contained in this Article XIII shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.12                      Right to Vote and Related Matters.

(a)                                 Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act.  All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units or the holders thereof shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)                                 With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry.  The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV.
MERGER, CONSOLIDATION OR CONVERSION

Section 14.1                             Authority.  The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts, business trusts, associations, real estate investment trusts, common law trusts or unincorporated businesses or entities, including a partnership (whether general or limited (including a limited liability partnership or a limited liability limited partnership)) (each an “Other Entity”) or convert into any such Other Entity, whether such Other Entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2                             Procedure for Merger, Consolidation or Conversion.

(a)                                 Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b)                                 If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i)                                     the name, jurisdiction of formation or organization and type of entity of each of the business entities proposing to merge or consolidate;

(ii)                                  the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)                               the terms and conditions of the proposed merger or consolidation;

(iv)                              the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any Other Entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of, their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any Other Entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)                                 a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles or certificate of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)                              the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

(vii)                           such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c)                                  If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i)                                     the name of the converting entity and the converted entity;

(ii)                                  a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii)                               a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv)                              the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or an Other Entity, or for the cancellation of such equity securities;

(v)                                 in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi)                              in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii)                           the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain and stated in such certificate of conversion); and

(viii)                        such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3                             Approval by Limited Partners.

(a)                                 Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent or consent by electronic transmission, in any case in accordance with the requirements of Article XIII.  A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the solicitation of written consent or consent by electronic transmission.

(b)                                 Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c)                                  Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d)                                 Notwithstanding anything else contained in this Article XIV or this Agreement, but subject to Section 5.12(b)(iii) and Section 5.12(b)(vii) the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e)                                  Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into an Other Entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

(f)                                   Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity.  Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4                             Certificate of Merger or Certificate of Conversion.  Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5                             Effect of Merger, Consolidation or Conversion.

(a)                                 At the effective time of the certificate of merger:

(i)                                     all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)                                  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)                               all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)                              all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)                                 At the effective time of the certificate of conversion, for all purposes of the laws of the State of Delaware:

(i)                                     the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)                                  all rights, title, and interests to all real estate and other property owned by the Partnership shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)                               all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)                              all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity; and

(v)                                 the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV.
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1                             Right to Acquire Limited Partner Interests.

(a)                                 Notwithstanding any other provision of this Agreement, except Section 5.12(b)(vii), if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests (but excluding the Series A Preferred Units, which are subject to Section 5.12(b)(vii)) of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b)                                 If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date.  Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York.  The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading.  Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice.  On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1.  If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article III, Article IV, Article V, Article VI and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article III, Article IV, Article V, Article VI and Article XII).

(c)                                  In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI.
GENERAL PROVISIONS

Section 16.1                             Addresses and Notices; Written Communications.

(a)                                 Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below.  Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise.  Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery.  An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.  If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners.  Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3.  The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b)                                 The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2                             Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3                             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4                             Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5                             Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6                             Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7                             Third-Party Beneficiaries.  Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8                             Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Sections 10.1(a) or (b) without execution hereof.

Section 16.9                             Applicable Law; Forum, Venue and Jurisdiction.

(a)                                 This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)                                 The Partnership, each Partner, each Record Holder, each other Person who acquires any legal or beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise) and each other Person who is bound by this Agreement (collectively, the “Consenting Parties” and each a “Consenting Party”):

(i)                                     irrevocably agrees that, unless the General Partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement or any Partnership Interest (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of this Agreement, including without limitation the validity, scope or enforceability of this Section 16.9, (B) the duties, obligations or liabilities of the Partnership to the Limited Partners or the General Partner, or of Limited Partners or the General Partner to the Partnership, or among Partners, (C) the rights or powers of, or restrictions on, the Partnership, the Limited Partners or the General Partner, (D) any provision of the Delaware Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware Act relating to the Partnership or by this Agreement or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a “Dispute”), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction;

(ii)                                  irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

(iii)                               irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)                              expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v)                                 consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and

(vi)                              irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (vii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate and (viii) agrees that if a Dispute that would be subject to this Section 16.9 if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke this Section 16.9.

Section 16.10                      Invalidity of Provisions.  If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11                      Consent of Partners.  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12                      Facsimile Signatures.  The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

GENERAL PARTNER:

USA COMPRESSION GP, LLC

By:
Name:
Title:

Signature Page to Second Amended and Restated Agreement of Limited Partnership

EXHIBIT A
to the Second Amended and Restated
Agreement of Limited Partnership of
USA Compression Partners, LP
Certificate Evidencing Common Units
Representing Limited Partner Interests in
USA Compression Partners, LP

No.	Common Units

In accordance with Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that                 (the “Holder”) is the registered owner of                 Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed.  The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement.  Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 100 Congress Avenue, Suite 450, Austin, Texas 78701.  Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF USA COMPRESSION PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF USA COMPRESSION PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE USA COMPRESSION PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). USA COMPRESSION GP, LLC, THE GENERAL PARTNER OF USA COMPRESSION PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF USA COMPRESSION PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES.  THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.  This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	USA Compression Partners, LP

Countersigned and Registered by:	By:	USA Compression GP, LLC

[ ]	By:
As Transfer Agent and Registrar	Name:
	Title:	Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT TRANSFERS MIN ACT
TEN ENT — as tenants by the entireties	Custodian
JT TEN — as joint tenants with right of survivorship and not as tenants in common	(Cust) (Minor) under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF
USA COMPRESSION PARTNERS, LP

FOR VALUE RECEIVED, hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

           Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                                      as its attorney-in-fact with full power of substitution to transfer the same on the books of USA Compression Partners, LP

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, (Signature) SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

(Signature)

(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

EXHIBIT B

to the Second Amended and Restated
Agreement of Limited Partnership of
USA Compression Partners, LP

Restrictions on Transfer of Series A Preferred Units

THE SERIES A PREFERRED UNITS (ALSO REFERRED TO AS “THIS SECURITY”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SERIES A PREFERRED UNITS MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO USA COMPRESSION PARTNERS, LP THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN SECTIONS 4.5, 4.7 AND 5.12(b)(viii) OF AND ELSEWHERE IN THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF USA COMPRESSION PARTNERS, LP, AS AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME (THE “PARTNERSHIP AGREEMENT”) AND THE VOTING RESTRICTIONS SET FORTH IN THE DEFINITION OF THE DEFINED TERM “OUTSTANDING” IN THE PARTNERSHIP AGREEMENT.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF USA COMPRESSION PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF USA COMPRESSION PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE USA COMPRESSION PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). USA COMPRESSION GP, LLC, THE GENERAL PARTNER OF USA COMPRESSION PARTNERS, LP, MAY IMPOSE RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT DETERMINES, WITH THE ADVICE OF COUNSEL, THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE TO (I) AVOID A SIGNIFICANT RISK OF USA COMPRESSION PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES OR (II) PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS OF USA COMPRESSION PARTNERS, LP (OR ANY CLASS OR CLASSES THEREOF).

B-1

Exhibit C

FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit C-1

USA COMPRESSION PARTNERS, LP

and

THE PURCHASERS NAMED ON SCHEDULE A HERETO

REGISTRATION RIGHTS AGREEMENT

Dated [•], 2018

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2018 (this “Agreement”), is entered into by and among USA COMPRESSION PARTNERS, LP, a Delaware limited partnership (the “Partnership”), and each of the Persons set forth on Schedule A hereto (the “Purchasers”).

WHEREAS, this Agreement is made in connection with the closing of the issuance and sale of the Series A Preferred Units and Warrants (the “Warrants”) (the date of such closing, the “Closing Date”) pursuant to the Series A Preferred Unit and Warrant Purchase Agreement, dated as of January 15, 2018, by and among the Partnership and the Purchasers (the “Purchase Agreement”); and

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01                            Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the General Partner or the Partnership, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates and (b) with respect to any Holder that is an investment fund, investment account or investment company, any other investment fund, investment account or investment company that is managed, advised or sub-advised by the same investment advisor as such Holder or by an Affiliate of such investment advisor, shall be considered controlled by, and an Affiliate of, such Holder.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Average VWAP” per Common Unit over a certain period shall mean the arithmetic average of the VWAP per Common Unit for each Trading Day in such period.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

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“Closing Date” has the meaning set forth in the Recitals of this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit Price” means $[•] per unit.

“Common Units” means the common units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement.

“Common Unit Registrable Securities” means the Conversion Unit Registrable Securities and the Warrant Unit Registrable Securities.

“Conversion Unit Registrable Securities” means the Common Units issuable upon conversion or redemption of the Series A Preferred Units, all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

“Conversion Unit Registration Statement” has the meaning specified in Section 2.01(a)(ii).

“Effective Date” means the date of effectiveness of any Registration Statement.

“Effectiveness Period” has the meaning specified in Section 2.01(a)(iv).

“ETE” means Energy Transfer Equity, L.P., a Delaware limited partnership.

“ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“General Partner” means USA Compression GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Holder” means the record holder of any Registrable Securities.

“Holder Underwriter Registration Statement” has the meaning specified in Section 2.04(q).

“Included Registrable Securities” has the meaning specified in Section 2.02(a).

“Initiating Holder” has the meaning specified in Section 2.03(b).

“Liquidated Damages” has the meaning specified in Section 2.01(b).

“Liquidated Damages Date” means, with respect to (i) any Warrant Unit Registration Statement, the date on which the Warrants become exercisable for Common Units pursuant to the terms thereof, (ii) any Conversion Unit Registration Statement, the date on which the Series A Preferred Units become convertible into Common Units pursuant to the terms of the Partnership

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Agreement (or, with respect to Common Units issuable upon redemption, the date of such redemption) and (iii) any Preferred Unit Registration Statement, the applicable Target Effective Date.

“Liquidated Damages Multiplier” means the product of (i) (a) with respect to any Registration Statement for the Common Unit Registrable Securities, the Common Unit Price or (b) with respect to the Registration Statement for the Series A Preferred Unit Registrable Securities, the Preferred Unit Price and (ii) (a) in the case of clause (i)(a), the number of Common Unit Registrable Securities then held by the applicable Holder and to be included on the Conversion Unit Registration Statement or Warrant Unit Registration Statement, as applicable, and (b) in the case of clause (i)(b), the number of Series A Preferred Unit Registrable Securities then held by the applicable Holder and to be included on the applicable Registration Statement.

“Losses” has the meaning specified in Section 2.08(a).

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Other Holder” has the meaning specified in Section 2.02(a).

“Other Registration Rights Agreement” means that certain Registration Rights Agreement dated as of [•], 2018 by and among the Partnership, Energy Transfer Equity, L.P., Energy Transfer Partners, L.P., and USA Compression Holdings, LLC.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as amended.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Piggyback Notice” has the meaning specified in Section 2.02(a).

“Piggyback Opt-Out Notice” has the meaning specified in Section 2.02(a).

“Piggyback Registration” has the meaning specified in Section 2.02(a).

“PIK Units” means any additional Series A Preferred Units issued by the Partnership to the holders of Series A Preferred Units pursuant to Section 5.12(b)(i)(A) of the Partnership Agreement.

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“Preferred Unit Price” means $1,000 per unit.

“Preferred Unit Registration Statement” has the meaning specified in Section 2.01(a)(iii).

“Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Registrable Securities” means, subject to Section 3.04, the Common Unit Registrable Securities and the Series A Preferred Unit Registrable Securities.

“Registrable Securities Required Voting Percentage” means 66 2/3% of the outstanding Series A Preferred Unit Registrable Securities voting together as a single class on an as-converted basis.

“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement or a Piggyback Registration.

“Registration Expenses” has the meaning specified in Section 2.07(a).

“Registration Statement” has the meaning specified in Section 2.01(a)(iii).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning specified in Section 2.07(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

“Selling Holder Indemnified Persons” has the meaning specified in Section 2.08(a).

“Series A Preferred Unit Registrable Securities” means the Series A Preferred Units, all of which are subject to the rights of Series A Preferred Unit Registrable Securities provided herein until such time as such securities either (i) convert into Common Units or are redeemed  pursuant to the terms of the Partnership Agreement or (ii) cease to be Registrable Securities pursuant to Section 1.02.

“Series A Preferred Units” means the Series A Preferred Units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement to be issued and sold to the Purchasers pursuant to the Purchase Agreement, including any PIK Units issued in respect thereof.

“Target Effective Date” means (a) with respect to the Conversion Unit Registration Statement for the Conversion Unit Registrable Securities and the Warrant Unit Registration Statement for the Warrant Unit Registrable Securities, the first anniversary of the date hereof, and

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(b) with respect to the Preferred Unit Registration Statement for the Series A Preferred Unit Registrable Securities, the Target Effective Date specified in Section 2.01(a)(iii).

“Trading Day” means a day on which the principal National Securities Exchange on which the Common Units are listed or admitted to trading is open for the transaction of business or, if such Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Underwriter” means, with respect to any Underwritten Offering, each underwriter of such Underwritten Offering.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an Underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“USAC Holdings” means USA Compression Holdings, LLC, a Delaware limited liability company.

“VWAP” per Common Unit on any Trading Day shall mean the per Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “USAC <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Common Units are listed). If the VWAP cannot be calculated for the Common Units on a particular date on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as determined in good faith by the board of directors of the General Partner in a commercially reasonable manner.

“Warrants” has the meaning set forth in the Recitals of this Agreement.

“Warrant Unit Registrable Securities” means the Common Units issuable upon exercise of the Warrants, all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

“Warrant Unit Registration Statement” has the meaning set forth in Section 2.01(a)(i).

“WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the Commission).

Section 1.02                            Registrable Securities. Any Registrable Security will cease to be a Registrable Security upon the earliest to occur of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to an Affiliate or to another Holder or any of its Affiliates or to any

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assignee or transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.10) pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is held by the Partnership or one of its direct or indirect subsidiaries and (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.10. In addition, a Holder will cease to have rights to require Registration of any Registrable Securities held by such Holder under this Agreement (i) with respect to Conversion Unit Registrable Securities and Series A Preferred Unit Registrable Securities, on the later of (A) the fourth anniversary of the date on which all Series A Preferred Units have been converted or redeemed into Common Units pursuant to Article V of the Partnership Agreement and, (B) if such Holder is an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, the date on which such Holder ceases to be an affiliate of the Partnership, and (ii) with respect to Warrant Unit Registrable Securities, on the later of (A) the fourth anniversary of the date on which all Warrants have been exercised and, (B) if such Holder is an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, the date on which such Holder ceases to be an affiliate of the Partnership. For the avoidance of doubt, the provisions of this Section 1.02 do not modify the transfer restrictions applicable to the Holders set forth in Section 5.12(b)(viii) of, and elsewhere in, the Partnership Agreement.

ARTICLE II.
REGISTRATION RIGHTS

Section 2.01                            Shelf Registration.

(a)                                 Shelf Registration Statements.

(i)                                     The Partnership shall use its commercially reasonable efforts to (i) prepare and file an initial registration statement under the Securities Act to permit the resale of the Warrant Unit Registrable Securities from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “Warrant Unit Registration Statement”) and (ii) cause such initial Registration Statement to become effective no later than the Target Effective Date for the Warrant Unit Registrable Securities.

(ii)                                  The Partnership shall use its commercially reasonable efforts to (i) prepare and file an initial registration statement under the Securities Act (or an amendment to the Registration Statement filed pursuant to Section 2.01(a)(i)) to permit the resale of the Conversion Unit Registrable Securities from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “Conversion Unit Registration Statement”) and (ii) cause such initial Registration Statement or such amendment to become effective no later than the Target Effective Date for the Conversion Unit Registrable Securities.

(iii)                               After the second anniversary of the date hereof, upon the written request of Purchasers holding a majority of the Series A Preferred Unit Registrable Securities, the Partnership shall use its commercially reasonable efforts to prepare and file, and cause to

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become effective no later than 120 days following receipt of such notice (the 120th date being the Target Effective Date for the Series A Preferred Registrable Securities), an initial Registration Statement (or an amendment to the Registration Statement filed pursuant to Section 2.01(a)(ii)) to permit the resale of the Series A Preferred Unit Registrable Securities from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “Preferred Unit Registration Statement” and, each Preferred Unit Registration Statement, Warrant Unit Registration Statement or Common Unit Registration Statement, a “Registration Statement”).

(iv)                              The Partnership will use its commercially reasonable efforts to cause the Registration Statements filed pursuant to Section 2.01(a) to be continuously effective under the Securities Act, with respect to any Holder, until the earliest to occur of the following: (A) the date on which there are no longer any Registrable Securities outstanding and (B) (1) with respect to Conversion Unit Registrable Securities and Series A Preferred Unit Registrable Securities, the later of (I) the fourth anniversary of the date on which all Series A Preferred Units have been converted into Common Units or redeemed pursuant to Article V of the Partnership Agreement and (II) if such Holder is an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, the date on which such Holder ceases to be an affiliate of the Partnership, and (2) with respect to Warrant Unit Registrable Securities, on the later of (I) the fourth anniversary of the date on which all Warrants have been exercised and (II) if such Holder is an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, the date on which such Holder ceases to be an affiliate of the Partnership (in each case of clause (A) or (B), the “Effectiveness Period”). A Registration Statement filed pursuant to Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided that, if the Partnership is then eligible, it shall file such Registration Statement on Form S-3. A Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that a Registration Statement becomes effective, but in any event within four Business Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of such Registration Statement.

(b)                                 Failure to Become Effective.  If a Registration Statement required by Section 2.01(a) does not become or is not declared effective by the applicable Target Effective Date, then each Holder shall be entitled to a payment in cash (with respect to each of the Holder’s Registrable Securities which are (or are required to be) included in such Registration Statement), as liquidated damages and not as a penalty, of (i) for each non-overlapping 30-day period for the first 60 days following the applicable Liquidated Damages Date, an amount equal to 0.25% of the applicable Liquidated Damages Multiplier, and (ii) for each non-overlapping 30-day period beginning on the 61st day following the applicable Liquidated Damages Date, an amount equal to the amount set forth in clause (i) plus an additional 0.25% of the applicable Liquidated Damages Multiplier for each subsequent 60 days (i.e., 0.5% for 61-120 days, 0.75% for 121-180 days, and

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1.0% thereafter), up to a maximum amount equal to 1.0% of the applicable Liquidated Damages Multiplier per non-overlapping 30-day period (the “Liquidated Damages”), until such time as such Registration Statement is declared or becomes effective or there are no longer any Registrable Securities outstanding.  The Liquidated Damages shall be payable within 15 Business Days after the end of each such 30-day period in immediately available funds to the account or accounts specified by the applicable Holders.  Any amount of Liquidated Damages shall be prorated for any period of less than 30 days accruing during any period for which a Holder is entitled to Liquidated Damages hereunder.

(c)                                  Waiver of Liquidated Damages.  If the Partnership is unable to cause (i) the Warrant Unit Registration Statement to become effective on or before the applicable Target Effective Date, then the Partnership may request a waiver of the Liquidated Damages with respect thereto, which may be granted by the consent of the Holders of at least 66 2/3% of the Warrant Unit Registrable Securities, in their sole discretion, and which such waiver shall apply to all the Holders of Warrant Unit Registrable Securities included on such Registration Statement, (ii) the Conversion Unit Registration Statement to become effective on or before the applicable Target Effective Date, then the Partnership may request a waiver of the Liquidated Damages with respect thereto, which may be granted by the consent of Holders of at least 66 2/3% of the Conversion Unit Registrable Securities, in their sole discretion, and which such waiver shall apply to all the Holders of Conversion Unit Registrable Securities included on such Registration Statement or (iii) the Preferred Unit Registration Statement to become effective on or before the applicable Target Effective Date, then the Partnership may request a waiver of the Liquidated Damages with respect thereto, which may be granted by the consent of Holders of at least the Registrable Securities Required Voting Percentage, in their sole discretion, and which such waiver shall apply to all the Holders of Preferred Unit Registrable Securities included on such Registration Statement.

(d)                                 Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the board of directors of the General Partner determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement or (ii) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the board of directors of the General Partner, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

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Section 2.02                            Piggyback Registration.

(a)                                 Participation. If at any time the Partnership proposes to file (i) a Registration Statement on behalf of itself or any other holder of Partnership securities (other than during the period from the date hereof until two years thereafter, USAC Holdings, ETP, ETE or any of their respective Affiliates), who has registration rights related to an Underwritten Offering undertaken pursuant to Section 2.03, (each such person, an “Other Holder”), or (ii) a prospectus supplement relating to the sale of Common Units by the Partnership or any Other Holders to an effective “automatic” registration statement, so long as the Partnership is a WKSI at such time or, whether or not the Partnership is a WKSI, so long as the Common Unit Registrable Securities were previously included in the underlying shelf Registration Statement or are included on an effective Registration Statement, or in any case in which Holders may participate in such offering without the filing of a post-effective amendment, in each case, for the sale of Common Units by Other Holders in an Underwritten Offering undertaken pursuant to Section 2.03, then the Partnership shall give not less than four Business Days’ notice (including notification by electronic mail) (the “Piggyback Notice”) of such proposed Underwritten Offering to each Holder (together with its Affiliates) owning Registrable Securities and such Piggyback Notice shall offer such Holder the opportunity to include in such Underwritten Offering such number of Common Unit Registrable Securities (the “Included Registrable Securities”) as such Holder may request in writing (including by electronic mail) (a “Piggyback Registration”); provided, however, that the Partnership shall not be required to offer such opportunity (A) if the Holders, together with their Affiliates, do not propose to offer a minimum of $25 million of Common Unit Registrable Securities, in the aggregate (determined by multiplying the number of Common Unit Registrable Securities owned by the Average VWAP for the 10 Trading Days preceding the date of such notice), or such lesser amount if it constitutes the remaining holdings of the Holder and its Affiliates, or, (B) if the Partnership has been advised in writing by the Managing Underwriter that the inclusion of Common Unit Registrable Securities for sale for the benefit of such Holders will have an adverse effect in any material respect on the price, timing or distribution of the Common Units in such Underwritten Offering, in which case the amount of Common Unit Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b).  Each Piggyback Notice shall be provided to Holders on a Business Day pursuant to Section 3.01 and receipt of such notice shall be confirmed and kept confidential by the Holders unless and until such proposed Underwritten Offering has been publicly announced by the Partnership. If such proposed Underwritten Offering has been abandoned, the Partnership shall provide notice to the Holders reasonably promptly after the final decision to abandon a proposed Underwritten Offering has been made and such notice and its contents shall be kept confidential by the Holders. Each such Holder will have two Business Days after such Piggyback Notice has been delivered to request in writing to the Partnership the inclusion of Common Unit Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received by the Partnership within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of the Partnership’s intention to undertake an Underwritten Offering and prior to the pricing of such Underwritten Offering, such Underwritten Offering is terminated or delayed pursuant to the provisions of this Agreement, the Partnership shall give written notice of such determination to the Selling Holders and, (1) in the case of a termination of such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten

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Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Common Unit Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least one Business Day prior to the time of pricing of such Underwritten Offering. Any Holder may deliver written notice (a “Piggyback Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of a Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings pursuant to this Section 2.02(a), unless such Piggyback Opt-Out Notice is revoked by such Holder.  [The Holders listed on Schedule B hereto shall each be deemed to have delivered a Piggyback Opt-Out Notice as of the date hereof](1).

(b)                                 Priority of Piggyback Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering for the Partnership or Other Holders, as applicable, advise the Partnership in writing that the total amount of Common Unit Registrable Securities that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect in any material respect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Partnership shall include the number of Common Units that such Managing Underwriter or Underwriters advise the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Partnership unless such Underwritten Offering is initiated by any Holder (as defined in the Other Registration Rights Agreement for the purposes of this specific provision) or an Initiating Holder, in which case it shall be to the Common Units requested to be included therein by such Holder or Initiating Holder, as the case may be, and (ii) second, pro rata among the Holders who are exercising piggyback registration rights pursuant to this Section 2.02, any Other Holder, any Holder (as defined in the Other Registration Rights Agreement for the purposes of this specific provision) who is exercising piggyback registration rights pursuant to the Other Registration Rights Agreement (unless such Underwritten Offering is initiated by such Holder) (based, for each such participant, on the percentage derived by dividing (x) the number of Common Units proposed to be sold by such participant in such Underwritten Offering by (y) the aggregate number of Common Units proposed to be sold by all participants in such Underwritten Offering).

Section 2.03                            Underwritten Offering.

(a)                                 Holder Demand Rights. If the Holders owning a majority of the Common Unit Registrable Securities elect to dispose of Common Unit Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expect gross proceeds of at least $50 million from such Underwritten Offering (together with any Common Unit Registrable Securities to be disposed of by a Selling Holder who has elected to participate in such Underwritten Offering pursuant to Section 2.02), the Partnership shall, at the written request of such Selling Holder(s), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Partnership with the Managing Underwriter or

(1)                                 NTD:  To be confirmed.

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Underwriters selected by the Partnership and approved by the Holders of a majority of the Registrable Securities proposed to be sold in such Underwritten Offering, such approval not to be unreasonably withheld, conditioned or delayed, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Common Unit Registrable Securities; provided, however, that the Partnership shall have no obligation to facilitate or participate in, (i) more than three Underwritten Offerings or (ii) more than one Underwritten Offering pursuant to this Section 2.03(a) in any 180-day period; provided, further, that (x) if the Partnership, USAC Holdings, ETE, ETP or any of their respective Affiliates is conducting or actively pursuing a securities offering of Common Units with anticipated gross offering proceeds of at least $50 million (other than in connection with any at-the-market offering or similar continuous offering program), then the Partnership may suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering on such Selling Holder’s behalf pursuant to this Section 2.03; provided, however, that the Partnership may only suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering pursuant to this Section 2.03 once in any six-month period and in no event for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period; and (y) if any Holders are conducting or actively pursuing an Underwritten Offering pursuant to this Section 2.03 on any date after three years from the date hereof, then the Partnership shall suspend any right of USAC Holdings, ETE, ETP or any of their respective Affiliates to require the Partnership to conduct an Underwritten Offering on their behalf pursuant to Section 2.01 of the Other Registration Rights Agreement; provided, however, that the Partnership may only suspend such right of USAC Holdings, ETE, ETP or any of their respective Affiliates to require the Partnership to conduct an Underwritten Offering pursuant to Section 2.01 of the Other Registration Rights Agreement once in any six-month period and in no event for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period.

(b)                                 General Procedures. In connection with any Underwritten Offering contemplated by Section 2.02 or Section 2.03(a), the underwriting agreement into which each Selling Holder and the Partnership shall enter shall contain such representations, covenants, indemnities (subject to Section 2.08) and other rights and obligations as are customary in Underwritten Offerings of securities by the Partnership. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the Underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.03, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the time of pricing of such Underwritten Offering to be effective; provided, further, that in the event the Managing Underwriter or Underwriters of any proposed Underwritten Offering advise the Partnership that the total amount of Common Unit Registrable Securities that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect in any material respect on the price, timing or distribution of the Common Unit Registrable Securities offered or the market for the Common Units, and the amount of Common Unit Registrable Securities requested to be

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included in such Underwritten Offering by the Holder that initiated such Underwritten Offering pursuant to Section 2.03(a) (the “Initiating Holder”) is reduced by 50% or more, the Initiating Holder will have the right to withdraw from such Underwritten Offering by delivering notice to the Partnership at least one Business Day prior to the time of pricing of such Underwritten Offering, in which case the Partnership will have no obligation to proceed with such Underwritten Offering and such Underwritten Offering, whether or not completed, will not decrease the number of Underwritten Offerings the Initiating Holder shall have the right and option to request under this Section 2.03. No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses.

Section 2.04                            Further Obligations. In connection with its obligations under this Article II, the Partnership will:

(a)                                 promptly prepare and file with the Commission such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b)                                 if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;

(c)                                  furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the resale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(d)                                 if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so

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qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e)                                  promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f)                                   promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)                                  upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h)                                 in the case of an Underwritten Offering, furnish, or use its reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Partnership addressed to the Underwriters, dated the date of the closing under the applicable underwriting agreement and (ii) a “comfort letter” addressed to the Underwriters, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable

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registration statement, and each of the opinion and the “comfort letter” shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the Underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such Underwriters may reasonably request;

(i)                                     otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(j)                                    make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

(k)                                 use its commercially reasonable efforts to cause all Common Unit Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;

(l)                                     use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)                             provide a transfer agent, which may be the General Partner or one of its Affiliates as provided in the Partnership Agreement, and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;

(n)                                 enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the Underwriters, if any, in order to expedite or facilitate the disposition of Common Unit Registrable Securities (including making appropriate officers of the General Partner available to participate in customary marketing activities); provided, however, that the officers of the General Partner shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering;

(o)                                 if reasonably requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus

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supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(p)                                 if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer Registrable Securities without legend upon sale by the Holder of such Registrable Securities under a Registration Statement; and

(q)                                 if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with a Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof. In addition, at any Holder’s request, the Partnership will furnish to such Holder, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request (provided that such request shall not be more frequently than on an annual basis unless such Holder is offering Registrable Securities pursuant to a Holder Underwriter Registration Statement), (i) a “comfort letter”, dated such date, from the Partnership’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Offerings of securities by the Partnership, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as has been customarily given in Underwritten Offerings of securities by the Partnership, accompanied by standard “10b-5” negative assurance for such offerings, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the General Partner addressed to the Holder, as has been customarily given by such officers in Underwritten Offerings of securities by the Partnership. The Partnership will also use its reasonable efforts to provide legal counsel to such Holder with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.

Notwithstanding anything to the contrary in this Section 2.04, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement, and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence as set forth in subsection (q) of this Section 2.04 with respect to the Partnership at the time such Holder’s consent is sought.

Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.04, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus

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contemplated by subsection (f) of this Section 2.04 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the Managing Underwriter or Managing Underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.05                            Cooperation by Holders. The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.03(a) if such Holder has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.06                            Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Common Unit Registrable Securities who is participating in an Underwritten Offering and is included in a Registration Statement agrees, upon the request of the Managing Underwriter, to enter into a customary letter agreement with the Underwriters providing that such Holder will not effect any public sale or distribution of Common Unit Registrable Securities during the 60 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that, notwithstanding the foregoing, (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the Underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.06 shall not apply to any Common Unit Registrable Securities that are included in such Underwritten Offering by such Holder.

Section 2.07                            Expenses.

(a)                                 Certain Definitions. “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the Registration of Registrable Securities on a Registration Statement pursuant to Section 2.01, a Piggyback Registration pursuant to Section 2.02, or an Underwritten Offering pursuant to Section 2.03, and the disposition of such Registrable Securities, including all registration, filing, securities exchange listing and National Securities Exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance.  “Selling Expenses” means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities, plus any costs or expenses related to any roadshows conducted in connection with the marketing of any Underwritten Offering.

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(b)                                 Expenses. The Partnership will pay all reasonable Registration Expenses, as determined in good faith, in connection with a shelf Registration, a Piggyback Registration or an Underwritten Offering, whether or not any sale is made pursuant to such shelf Registration, Piggyback Registration or Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, except as otherwise provided in Section 2.08, the Partnership shall not be responsible for professional fees (including legal fees) incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

Section 2.08                            Indemnification.

(a)                                 By the Partnership. In the event of a Registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b)                                 By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner and the General Partner’s directors, officers, employees and agents and each Person, who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration

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statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)                                  Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.08(c), except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

(d)                                 Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale

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of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)                                  Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.09                            Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a)                                 make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof;

(b)                                 file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)                                  so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.10                            Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities; provided, however, that (a) unless any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder, the amount of Registrable Securities transferred or assigned to such transferee or assignee shall represent an aggregate of at least $25

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million of Registrable Securities (on an as-converted basis where applicable (determined by multiplying the number of Registrable Securities (on an as-converted basis) owned by the Average VWAP for the 10 Trading Days preceding the date of such transfer or assignment)), or such lesser amount if it constitutes the remaining holdings of the Holder and its Affiliates, (b) the Partnership is given written notice within a reasonable time after any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (c) each such transferee or assignee shall have delivered to the Partnership a joinder agreement in substantially the form attached hereto as Exhibit A agreeing to become subject to and bound by the terms of this Agreement.

Section 2.11                            Limitation on Subsequent Registration Rights. From and after the date hereof, except for the Other Registration Rights Agreement and the registration rights pursuant to the Partnership Agreement as in effect on the date hereof, the Partnership shall not, without the prior written consent of the Holders of at least the Registrable Securities Required Voting Percentage, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership for Other Holders on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders of Common Unit Registrable Securities hereunder; provided, that in no event shall the Partnership enter into any agreement that would permit another holder of securities of the Partnership to participate on a pari passu basis (in terms of priority of cut-back based on advice of underwriters) with a Holder requesting registration or takedown in an Underwritten Offering pursuant to Section 2.03(a).

Section 2.12                            Limitation on Obligations for Series A Preferred Unit Registrable Securities. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall be construed to require the Partnership to (a) conduct an underwritten offering for the public sale, resale or any other disposition of Series A Preferred Unit Registrable Securities, (b) except as expressly provided in this Agreement, otherwise assist in the public resale of any Series A Preferred Unit Registrable Securities, (c) provide any Holder of Series A Preferred Unit Registrable Securities any rights to include any Series A Preferred Unit Registrable Securities in any underwritten offering relating to the sale by the Partnership or any other Person of any securities of the Partnership or (d) cause any Series A Preferred Unit Registrable Securities to be listed on any securities exchange or nationally recognized quotation system.

ARTICLE III.
MISCELLANEOUS

Section 3.01                            Communications. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, personal delivery or (in the case of any notice given by the Partnership to the Purchasers) email to the following addresses:

(a)                                 If to the Purchasers, to the addresses set forth on Schedule A.

(b)                                 If to the Partnership:

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USA Compression Partners, LP

100 Congress Avenue

Suite 450

Austin, Texas, 78701

Attention: General Counsel

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston TX 77002-6760

Attention: Ramey Layne

Email: rlayne@velaw.com

or to such other address as the Partnership or the Purchasers may designate to each other in writing from time to time or, if to a transferee or assignee of the Purchasers or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.10. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the email copy, if sent via email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.02                            Binding Effect. This Agreement shall be binding upon the Partnership, each of the Purchasers and their respective successors and permitted assigns, including subsequent Holders of Registrable Securities to the extent permitted herein, and the Selling Holder Indemnified Persons. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 3.03                            Assignment of Rights. Except as provided in Section 2.10, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

Section 3.04                            Recapitalization, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, acquisition, consolidation, reorganization, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.05                            Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

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Section 3.06                            Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.07                            Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 3.08                            Governing Law, Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 3.09                            Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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Section 3.10                            Entire Agreement. This Agreement, the Purchase Agreement, the Warrants and the other agreements and documents referred to herein and therein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the Purchase Agreement or the Warrants with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates set forth herein or therein. This Agreement, the Purchase Agreement or the Warrants and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11                            Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of at least the Registrable Securities Required Voting Percentage; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership or any Holder from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.

Section 3.12                            No Presumption. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 3.13                            Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that, other than as set forth herein, no Person other than the Purchasers, the Holders, the Selling Holder Indemnified Parties, their respective permitted assignees and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of any Purchaser or a Selling Holder hereunder.

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Section 3.14                            Interpretation. Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Holder’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The words such as “herein,” “hereinafter,” “hereof’ and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

USA COMPRESSION PARTNERS, LP

By:	USA Compression GP, LLC, its general partner

By:
Name:
Title:

[HOLDERS]

By:
By:
Name:
Title:

[Signature page to Registration Rights Agreement]

SCHEDULE A

Purchaser Name; Notice and Contact Information

Purchaser	Contact Information

Schedule A-1

SCHEDULE B

PURCHASERS DEEMED TO HAVE DELIVERED THE PIGGYBACK OPT-OUT NOTICE

[•]

Schedule B-1

EXHIBIT A

FORM OF JOINDER AGREEMENT

The undersigned hereby agrees, effective as of the date set forth below, to become a party to that certain Registration Rights Agreement (as amended, restated and modified from time to time, the “Agreement”) dated as of [•], 2018, by and among USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”), and the purchasers named on Schedule A thereto and for all purposes of the Agreement the undersigned will be included within the term “Holder” (as defined in the Agreement).  The address, facsimile number and email address to which notices may be sent to the undersigned are as follows:

Address:

Facsimile No.:
Email:
Date:

[If entity]

[ENTITY NAME]

By:
Name:
Title:

[If individual]

Individual Name:

Exhibit A-1

Exhibit D

FORM OF GENERAL PARTNER WAIVER

[•], 2018

Reference is hereby made to that certain Series A Preferred Unit and Warrant Purchase Agreement, dated as of January 15, 2018, by and among USA Compression Partners, LP (the “Partnership”) and each of the Purchasers set forth in Schedule A thereto (the “Purchase Agreement”), pursuant to which the Partnership has agreed to issue and sell an aggregate of 500,000 Series A Preferred Units representing limited partner interests of the Partnership and Warrants to purchase Common Units representing limited partner interests of the Partnership for a cash purchase price of $500,000,000.  Capitalized terms used but not defined herein shall have the meaning given such terms in the Purchase Agreement.  The General Partner, in its own capacity and in its capacity as the general partner of the Partnership, hereby waives any preemptive rights it or its Affiliates may hold pursuant to Section 5.8 of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 15, 2018, with respect to the offering, issuance and sale of Purchased Units, Warrants, PIK Units, Conversion Units and Warrant Exercise Units pursuant to the Purchase Agreement.

IN WITNESS WHEREOF, the undersigned executes this General Partner Waiver, effective as of the date first written above.

USA COMPRESSION GP, LLC

By:
Name:
Title:

Exhibit D-1

Exhibit E

FORM OF WARRANT

Exhibit E-1

Form of Warrant

USA COMPRESSION PARTNERS, LP

WARRANT TO PURCHASE COMMON UNITS

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH WARRANTS MAY ONLY BE TRANSFERRED IF THE TRANSFER AGENT FOR SUCH WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH WARRANTS HAS RECEIVED DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

Original Issue Date: [•] Warrant Certificate No.: [•]

FOR VALUE RECEIVED, USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that [•], a [•], or its registered assigns (the “Holder”) is entitled to purchase from the Partnership [•] Common Units at a purchase price per unit of $[•] (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant.  Certain capitalized terms used herein are defined in Section 1 hereof.

This Warrant is issued by the Partnership pursuant to the terms of the Series A Preferred Unit and Warrant Purchase Agreement, dated as of January 15, 2018 (the “Purchase Agreement”), between the Partnership and the purchasers named therein.

1.             Definitions.  As used in this Warrant, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Warrant, (a) the General Partner or the Partnership, on the one hand, and any Holder, on the other, shall not be considered Affiliates and (b) with respect to any Holder that is an investment fund, investment account or investment company, any other investment fund, investment account or investment company that is managed, advised or sub-advised by the same investment advisor as such Holder or by an Affiliate of such investment advisor, shall be considered controlled by, and an Affiliate of, such Holder.

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Units in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price.

“Board” means the board of directors of the General Partner.

[“Board Representation Agreement” means that certain Board Representation Agreement, dated [•], by and among Energy Transfer Equity, L.P., the General Partner, the Partnership and [•].](1)

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Buy-In” has the meaning set forth in Section 3(h).

“Buy-In Price” has the meaning set forth in Section 3(h).

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means common units representing limited partner interests in the Partnership, the terms of which are set forth in the Partnership Agreement.

“Convertible Securities” means any warrants or other rights exercisable to subscribe for or to purchase Common Units, or any security convertible into or exchangeable for Common Units, whether or not the right to exercise, convert or exchange any such Convertible Securities is immediately exercisable, including, for the avoidance of doubt, Warrants in the series issued by the Partnership pursuant to the Purchase Agreement.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“DRIP” means the Dividend Reinvestment Program of the Partnership.

“DRIP Units” means Common Units issued pursuant to the DRIP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00

(1)  NTD: To be included in the EIG Purchaser Warrant.

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p.m., Central Time, on a Business Day, including, without limitation, the receipt by the Partnership of the Exercise Agreement, the Warrant and the Aggregate Exercise Price.

“Exercise Agreement” has the meaning set forth in Section 3(a).

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” has the meaning set forth in the preamble.

“Fair Market Value” means, as of any particular date: (a) the VWAP of the Common Units for such day on all National Securities Exchanges on which the Common Units may at the time be listed or, if there have been no sales of the Common Units on any such National Securities Exchanges on any such day, the average of the highest bid and lowest asked prices for the Common Units on all such exchanges at the end of such day; or (b) if on any such day the Common Units are not listed on a National Securities Exchange, the closing sales price of the Common Units as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day or, if there have been no sales of the Common Units on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for Common Units quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of the day; in each case, averaged over the 15 consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Units are listed on any National Securities Exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.  If at any time the Common Units are not listed on any National Securities Exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Units shall be the fair market value per unit as determined in good faith by the Board.

“General Partner” means USA Compression GP, LLC, the general partner of the Partnership, and any successor as thereto as general partner of the Partnership.

“General Partner LLC Agreement” means the Second Amended and Restated Agreement Limited Liability Company Agreement of the General Partner, dated as of January 18, 2013, as amended to date.

“Holder” has the meaning set forth in the preamble.

“Minimum Exercise Amount” means (i) a number of Warrant Units (together with any Warrant Units purchasable under Warrants being exercised by Affiliates of the Holder) having an Aggregate Exercise Price that exceeds $[•] or (ii) if the Aggregate Exercise Price of the Warrant Units to be purchased does not equal or exceed $[•], then all of the Warrant Units purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.(2)

(2)  NTD: To be a minimum of $500,000 for the at market warrants and $250,000 for the 15% premium warrants.

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“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Warrant.

“New Securities” has the meaning set forth in Section 6(b).

“Notice of Issuance” has the meaning set forth in Section 6(a).

“Opt-Out Notice” has the meaning set forth in Section 6(c).

“Original Issue Date” means the date hereof.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Other Warrants” has the meaning set forth in Section 20.

“Partnership” has the meaning set forth in the preamble.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Preferred Units” means the Series A Perpetual Preferred Units representing limited partner interests in the Partnership, the terms of which are to be set forth in the Partnership Agreement.

“Purchase Agreement” has the meaning set forth in the preamble.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of [•], 2018, by and among the Partnership and the purchasers named on Schedule A thereto.

“Series A Change of Control” has the meaning set forth in the Partnership Agreement.

“Series A PIK Unit” means any Preferred Unit issued in connection with a distribution on the Preferred Units.

“Trading Day” means a day on which the principal National Securities Exchange on which the Common Units are listed or admitted to trading is open for the transaction of business or, if such Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

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“VWAP” per Common Unit on any Trading Day shall mean the per Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “USAC <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Common Units are listed).  If the VWAP cannot be calculated for the Common Units on a particular date on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as determined in good faith by the board of directors of the General Partner in a commercially reasonable manner.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Unit Adjustment” has the meaning set forth in Section 4(e).

“Warrant Units” means the Common Units purchasable upon exercise of this Warrant in accordance with the terms of this Warrant (without taking into account any limitations or restrictions on the exercisability of this Warrant, other than with respect to Section 2 or Section 3 of this Warrant).

2.             Term of Warrant.  Subject to the terms and conditions hereof, at any time or from time to time during the period beginning on the one year anniversary of the Original Issue Date and ending at 5:00 p.m., Central Time, on the tenth anniversary of the Original Issue Date or, if such day is not a Business Day, on the next Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for the Warrant Units purchasable hereunder (subject to adjustment as provided herein) as provided in Section 3.  Holders may not exercise this Warrant except during the Exercise Period.

3.             Exercise of Warrant.

(a)           Exercise Procedure.  The Holder may purchase all or any part of the Warrant Units purchasable upon the exercise of this Warrant during the Exercise Period, so long as the aggregate amount of Warrant Units to be purchased exceeds the Minimum Exercise Amount.  The Holder may exercise this Warrant only upon:

(i)            the surrender of this Warrant to the Partnership at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Agreement in the form attached hereto as Exhibit A (each, an “Exercise Agreement”), duly completed (including specifying the number of Warrant Units to be purchased) and executed; and

(ii)           payment to the Partnership of the Aggregate Exercise Price (A) by delivery to the Partnership of a certified or official bank check payable to the order of the Partnership or by wire transfer of immediately available funds in U.S. dollars to an account designated in writing by the Partnership, in the amount of such

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Aggregate Exercise Price, (B) by instructing the Partnership to withhold a number of Warrant Units then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price, or (C) any combination of the foregoing, in the discretion of the Partnership, provided, that the Holder shall provide the Partnership with written notice of its preference to pay the Aggregate Exercise Price in accordance with clauses (A), (B) or (C) above and the Partnership may, within two Business Days of receipt of such notice, elect by notice to the Holder in writing clause (B) above.

(b)           Settlement of Warrant Units.  Upon the Holder’s exercise of this Warrant, the Partnership shall deliver to the Holder, subject to Section 3(c), the certificate or certificates representing the Warrant Units issuable upon such exercise.

In the event of any withholding of Warrant Units where the number of Warrant Units whose value is equal to the Aggregate Exercise Price is not a whole number, the number of Warrant Units withheld by or surrendered to the Partnership shall be rounded up to the nearest whole unit and the Partnership shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds in U.S. dollars) based on the incremental fraction of a unit being so withheld by or surrendered to the Partnership in an amount equal to the product of (x) such incremental fraction of a unit being so withheld or surrendered multiplied by (y) the Fair Market Value per Warrant Unit as of the Exercise Date.

(c)           Delivery of Certificates.  Upon receipt by the Partnership of the Exercise Agreement and surrender of this Warrant (in accordance with Section 3(a) hereof) and payment of the Aggregate Exercise Price, the Partnership shall, as promptly as practicable, and in any event within three Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Units issuable upon such exercise, together with cash in lieu of any fraction of a unit, as provided in Section 3(d) hereof.  Certificates shall be transmitted by the Partnership’s transfer agent by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit / Withdrawal at Custodian system if the Partnership is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Exercise Agreement.  The certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Agreement and shall be registered in the name of the Holder or, subject to compliance with Section 6 below, such other Person’s name as shall be designated in the Exercise Agreement.  This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Units shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Units for all purposes, as of the Exercise Date.

(d)           Fractional Units.  The Partnership shall not be required to issue a fractional Warrant Unit upon exercise of any Warrant.  As to any fraction of a Warrant Unit that the Holder would otherwise be entitled to purchase upon such exercise, the Partnership shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or

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by wire transfer of immediately available funds in U.S. dollars) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Unit on the Exercise Date.

(e)           Delivery of New Warrant.  Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Partnership shall, at the time of delivery of the certificate or certificates representing the Warrant Units being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Units called for by this Warrant.  Such new Warrant shall in all other respects be identical to this Warrant.

(f)            Valid Issuance of Warrant and Warrant Units; Payment of Taxes.  With respect to the exercise of this Warrant, the Partnership hereby represents, covenants and agrees:

(i)            This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant (including, without limitation, pursuant to Section 3(e)) shall be, upon issuance, duly authorized and validly issued.

(ii)           All Warrant Units issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Partnership shall take all such actions as may be necessary or appropriate in order that such Warrant Units are, validly issued, fully paid (to the extent required under applicable law and the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), issued without violation of any preemptive or similar rights of any unitholder of the Partnership and free and clear of all taxes, liens and charges.

(iii)          The Partnership shall take all such actions as may be necessary to ensure that all such Warrant Units are issued without violation by the Partnership of any applicable law or governmental regulation or any requirements of any National Securities Exchange upon which Common Units or other securities constituting Warrant Units may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Partnership upon each such issuance).

(iv)          The Partnership shall use its reasonable best efforts to cause the Warrant Units, immediately upon such exercise, to be listed on any National Securities Exchange upon which Common Units or other securities constituting Warrant Units are listed at the time of such exercise.

(v)           The Partnership shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Units upon exercise of this Warrant; provided, that the Partnership shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Units to any Person other than the Holder, and no such

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issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Partnership the amount of any such tax, or has established to the satisfaction of the Partnership that such tax has been paid.

(g)           Conditional Exercise.  Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a sale of the Partnership (pursuant to a merger, sale of units, or otherwise) or a sale of Common Units pursuant to a registered offering under the Securities Act, such exercise may at the election of the Holder be conditioned upon the consummation of such transaction or registered offering, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction or registered offering.

(h)           Buy-In.  In addition to any other rights available to the Holder, if the Partnership fails to deliver to the Holder a certificate or certificates representing the Warrant Units in accordance with Section 3(c) hereof within seven Business Days of receipt by the Partnership of the Exercise Agreement and surrender of this Warrant (in accordance with Section 3(a) hereof) and payment of the Aggregate Exercise Price, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) Common Units to deliver in satisfaction of a sale by the Holder of the Warrant Units which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Partnership shall, at the Holder’s option, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Common Units so purchased (the “Buy-In Price”), at which point the Partnership’s obligation to deliver such certificate (and to issue such Common Units) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Units and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Units, times (B) the closing bid price on the date of exercise.  The Holder shall provide the Partnership written notice indicating the amounts payable to the Holder in respect to the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Partnership.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Partnership’s failure to timely deliver certificates representing Common Units upon exercise of this Warrant as required pursuant to the terms hereof.

4.             Adjustment to Number of Warrant Units.  In order to prevent dilution of the purchase rights granted under this Warrant, the number of Warrant Units issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).

(a)           Adjustment to Number of Warrant Units Upon Dividend, Subdivision or Combination of Common Units.  If the Partnership shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Units or any other limited partner interests of the Partnership payable in Common Units or Convertible Securities (other than Series A PIK Units and DRIP Units), or (ii) subdivide (by any split, recapitalization or otherwise) its outstanding Common Units

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into a greater number of units, the number of Warrant Units issuable upon exercise of this Warrant immediately prior to any such dividend, distribution or subdivision shall be proportionately increased.  If the Partnership at any time combines (by combination, reverse split or otherwise) its outstanding Common Units into a smaller number of units, the number of Warrant Units issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased.  Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b)           Adjustment to Number of Warrant Units Upon a Series A Change of Control.  In the event of any Series A Change of Control, each Warrant shall, immediately after such Series A Change of Control, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Units then exercisable under this Warrant, be exercisable for the kind and number of other securities or assets of the Partnership or of the successor Person resulting from such Series A Change of Control to which the Holder would have been entitled upon such Series A Change of Control if the Holder had exercised this Warrant in full immediately prior to the time of such Series A Change of Control and acquired the applicable number of Warrant Units then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 4(b) shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any securities or assets thereafter acquirable upon exercise of this Warrant.  The provisions of this Section 4(b) shall similarly apply to successive Changes of Control.  The Partnership shall not effect any such Series A Change of Control unless, prior to the consummation thereof, the successor Person (if other than the Partnership) resulting from such Series A Change of Control, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant.  Notwithstanding anything to the contrary contained herein, including, for the avoidance of doubt, the vesting provisions of Section 2, with respect to any Series A Change of Control or other transaction contemplated by the provisions of this Section 4(b), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 3 instead of giving effect to the provisions contained in this Section 4(b) with respect to this Warrant.

(c)           Certain Events.  If any event of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions occurs, then the Board shall make an appropriate adjustment in the number of Warrant Units issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 4; provided, that no such adjustment pursuant to this Section 4(c) shall decrease the number of Warrant Units issuable as otherwise determined pursuant to this Section 4.

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(d)           Certificate as to Adjustment.

(i)            As promptly as reasonably practicable following any adjustment of the number of Warrant Units pursuant to the provisions of this Section 4, but in any event not later than five Business Days thereafter, the Partnership shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)           As promptly as reasonably practicable following the receipt by the Partnership of a written request by the Holder, but in any event not later than five Business Days thereafter, the Partnership shall furnish to the Holder a certificate of an executive officer certifying the number of Warrant Units or the amount, if any, of other, securities or assets then issuable upon exercise of the Warrant.

(e)           Adjustment in Exercise Price.  Upon any adjustment to the number of Warrant Units issuable upon exercise of this Warrant pursuant to this Section 4 (each, a “Warrant Unit Adjustment”), the Aggregate Exercise Price upon exercise of this Warrant thereafter shall be adjusted by multiplying the Aggregate Exercise Price applicable prior to such Warrant Unit Adjustment by a fraction, the numerator of which shall be the number of Warrant Units issuable upon exercise of this Warrant immediately prior to such Warrant Unit Adjustment and the denominator of which shall be the number of Warrant Units issuable upon exercise of this Warrant immediately after such Warrant Unit Adjustment.

(f)            Notices.  In the event:

(i)            that the Partnership shall take a record of the holders of its Common Units (or other securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any class or any other securities, or to receive any other security; or

(ii)           of the voluntary or involuntary dissolution, liquidation or winding-up of the Partnership; or

(iii)          of any Series A Change of Control;

then, and in each such case, the Partnership shall send or cause to be sent to the Holder at least 10 days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Partnership shall close or a record shall be taken with respect to which the holders of record of Common Units (or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their Common Units (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per unit and character of such

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exchange applicable to the Warrant and the Warrant Units; provided, however, that the Partnership’s issuance of a broadly disseminated press release announcing a distribution shall satisfy the notice requirements of this Section 4(e) in connection with such distribution.

5.             Purchase Rights.  In addition to any adjustments pursuant to Section  4 above, if at any time the Partnership grants, issues or sells any Common Units, Convertible Securities (other than Series A PIK Units and DRIP Units) or rights to purchase units, warrants, securities or other property pro rata to the record holders of Common Units and not the Holder (the “Purchase Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Warrant Units acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Units are to be determined for the grant, issue or sale of such Purchase Rights.

6.             Preemptive Rights.

(a)           Prior to the issuance of any New Securities (as defined below in Section 6(b)) by the Partnership, the Partnership shall offer to sell to the Holder its pro rata share of such New Securities by delivering written notice to such Holder (the “Notice of Issuance”), stating (i) the Partnership’s bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered and (iii) the price and general terms, if any, upon which the Partnership proposes to offer such New Securities; provided, that if the Holder fails to provide written notice of its intent to exercise its right to purchase its pro rata share of such New Securities within four Business Days of the date of the Notice of Issuance, such Holder shall be deemed to have waived any and all rights to purchase such New Securities in such transaction.  Each Holder’s pro rata share of any New Securities, for purposes of this Section 6, shall be equal to the quotient of (x) the number of Common Units held by such Holder (including Warrant Units) on the date of the Notice of Issuance divided by (y) the number of Common Units outstanding (on a fully diluted basis assuming exercise of all outstanding options and warrants, including this Warrant) on the date of the Notice of Issuance.

(b)           “New Securities” means any Common Units and Convertible Securities (other than Series A PIK Units and DRIP Units); provided, however, that New Securities shall not include (i) securities issued to the owners of another entity in connection with the acquisition of such entity by the Partnership by merger, consolidation, sale or exchange of securities, purchase of substantially all of the assets, or other reorganization whereby the Partnership acquires more than 50% of the voting power or assets of such entity; (ii) Common Units issued to employees, consultants or directors of the Partnership or the General Partner pursuant to plans, programs or other compensatory agreements approved by the Board; (iii) securities issued pursuant to any distribution, split, combination or other reclassification by the Partnership or the General Partner of the Common Units, or pursuant to a recapitalization or reorganization of the Partnership; (iv) securities (including without limitation the Common Units issuable upon conversion or redemption of the Preferred Units) issued upon the exercise of warrants or options, or upon the conversion of Convertible Securities, in each case regardless of whether such warrants, options or

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Convertible Securities are outstanding on the date hereof or issued hereafter; (v) securities issued pursuant to an at-the-market offering program, or (vi) Common Units issued in a firm commitment underwritten public offering registered under the Securities Act, but only if with respect to such public offering, (A) the Holders have exercised registration rights in connection with such public offering or (B) (i) at least two Business Days prior to first publication of its intention to conduct such public offering of Common Units, the Partnership provides each Holder that owns at least 10% of the Warrants originally represented by this Warrant with a Notice of Issuance and (ii) if not more than one Business Day after the date of the Notice of Issuance any Holder that owns at least 10% of the Warrants originally represented by this Warrant provides written notice of its intention to purchase (at the public offering price) Common Units in such offering, the Partnership instructs the managing underwriter, and shall use commercially reasonable efforts to cause the managing underwriter, to make available for purchase by such Holder, in such public offering and at the public offering price, a number of the Common Units equal to the lower of (1) such Holder’s pro rata share of all the Common Units being sold in such public offering and (2) the number of Common Units for which such Holder places an buy order with such managing underwriter.  Notwithstanding any provision hereof to the contrary, each Notice of Issuance pertaining to a firm commitment underwritten public offering registered under the Securities Act need not include a particular price, and instead may state that the Partnership intends to sell Common Units to underwriters at customary discount to the public offering price that will be determined upon pricing of such offering.  Each Holder’s pro rata share of the Common Units to be sold in a firm commitment underwritten public offering registered under the Securities Act shall be equal to the quotient of (x) the number of Common Units held by such Holder (including Warrant Units) on the date of the Notice of Issuance divided by (y) the number of Common Units outstanding (on a fully diluted basis assuming exercise of all outstanding options and warrants, including this Warrant) on the date of the Notice of Issuance.

(c)           Any Holder may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder not receive any Notice of Issuance from the Partnership with respect to firm commitment underwritten public offerings of the Partnership’s Common Units; provided, however, that if a Holder has delivered an Opt-Out Notice, the Partnership shall not be required to comply with its obligations pursuant to Section 6(b)(vi)(A) and (B) with respect to such Holder; provided, further, that such Holder may later revoke any such Opt-Out Notice in writing.

7.             Transfer of Warrant.  Subject to the transfer conditions referred to in the Purchase Agreement and the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Partnership at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B, together with funds sufficient to pay any transfer taxes described in Section 3(f)(v) in connection with the making of such transfer.  Upon such compliance, surrender and delivery and, if required, such payment, the Partnership shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall

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promptly be cancelled.  For the avoidance of doubt, Warrants may be transferred separately from Preferred Units.

8.             Holder Not Deemed a Unitholder; Limitations on Liability.  Except as described in [the Board Representation Agreement,](3) the Partnership Agreement, the General Partner LLC Agreement, or otherwise specifically provided herein, prior to the issuance to the Holder of the Warrant Units to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive distributions or be deemed the holder of limited partner interests of the Partnership for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a unitholder of the Partnership or any right to vote, give or withhold consent to any partnership action (whether any reorganization, issue of limited partner interests, reclassification of limited partner interests, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive distributions or subscription rights, or otherwise.  In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a unitholder of the Partnership, whether such liabilities are asserted by the Partnership or by creditors of the Partnership.  Notwithstanding this Section 8, (i) the Partnership shall provide the Holder with copies of the same notices and other information given to the unitholders of the Partnership generally, contemporaneously with the giving thereof to the unitholders and (ii) the Partnership shall not amend or modify its Partnership Agreement in a manner adverse to any rights or benefits applicable to the Warrant Units thereunder.

9.             Replacement on Loss; Division and Combination.

(a)           Replacement of Warrant on Loss.  Upon receipt of evidence reasonably satisfactory to the Partnership of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement with an affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Partnership, the Partnership at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Units as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Partnership for cancellation.

(b)           Division and Combination of Warrant.  Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Partnership at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys.  Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Partnership shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the

(3)  NTD: To be included in EIG Purchaser Warrant.

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Warrant or Warrants so surrendered in accordance with such notice.  Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Units as the Warrant or Warrants so surrendered in accordance with such notice.

10.          No Impairment.  The Partnership shall not, by amendment of its Certificate of Limited Partnership or Partnership Agreement, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

11.          Agreement to Comply with the Securities Act; Legend.  The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 11 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Units to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act.  All Warrant Units issued upon exercise of this Warrant (unless registered under the Securities Act or any applicable conditions for the removal of the legend are otherwise satisfied) shall be stamped or imprinted with a legend in substantially the following form:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction.  These securities may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”

12.          Warrant Register.  The Partnership shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof.  The Partnership may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Partnership shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

13.          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return

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receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13).

If to the Partnership:

USA Compression Partners, LP

100 Congress Avenue, Suite 450

Austin, Texas, 78701

Attention: General Counsel

Email: cporter@usacompression.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston Texas 77002-6760

Attention: Ramey Layne

Email: rlayne@velaw.com

If to the Holder:	[•]

with a copy to (which shall not constitute notice):

[•]

14.          Cumulative Remedies.  Except to the extent expressly provided in Section 8 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

15.          Equitable Relief.  Each of the Partnership and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

16.          Entire Agreement.  This Warrant, together with the Purchase Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any

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inconsistency between the statements in the body of this Warrant and the Purchase Agreement, the statements in the body of this Warrant shall control.

17.          Successor and Assigns.  This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Partnership and the successors and permitted assigns of the Holder.  Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

18.          No Third-Party Beneficiaries.  This Warrant is for the sole benefit of the Partnership and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

19.          Headings.  The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

20.          Amendment and Modification; Waiver.  Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by the Partnership or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The Partnership shall not amend, modify or supplement, or waive any provision of, any other warrant issued concurrently with this Warrant under the Purchase Agreement (the “Other Warrants”) unless the Partnership has (i) provided 10 Business Days’ prior written notice to the Holder of any such amendment, modification, supplement or waiver of any Other Warrants and (ii) if elected by the Holder, amended, modified, supplemented or waived the corresponding provision of this Warrant.

21.          Aggregation of Warrants.  All Warrants held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Warrant.

22.          Severability.  If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

23.          Governing Law, Submission to Jurisdiction.  This Warrant, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Warrant or the negotiation, execution or performance of this Warrant (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in

16

connection with this Warrant), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

24.          Waiver of Jury Trial.  THE PARTIES TO THIS WARRANT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS WARRANT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS WARRANT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS WARRANT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS WARRANT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS WARRANT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

25.          Counterparts.  This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

26.          No Strict Construction.  This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the Partnership has duly executed this Warrant on the Original Issue Date.

USA COMPRESSION PARTNERS, LP

By:	USA Compression GP, LLC,
its General Partner

By:
Name:
Title:

Accepted and agreed,

[HOLDER NAME]

By:
Name:
Title:

USA COMPRESSION PARTNERS, LP
EXERCISE AGREEMENT

To [Name]:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (“Warrant”) for, and to purchase thereunder by the surrender of this Warrant, Common Units (“Warrant Units”) provided for therein, and requests that certificates for the Warrant Units be issued as follows:

Name:

Address:

Federal Tax or Social Security No.:

and delivered by	(certified mail to the above address), or

(electronically provide DWAC Instructions: ), or

(other ) (specify):.

and, if the number of Warrant Units shall not be all the Warrant Units purchasable upon exercise of this Warrant, that a new Warrant for the balance of the Warrant Units purchasable upon exercise of this Warrant be registered in the name of the undersigned Holder or the undersigned’s Assignee as below indicated and delivered to the address stated below.

Dated:                 ,

Note: The signature must correspond with the name of the Holder as written on the first page of this Warrant in every particular, without alteration or enlargement or any change whatever, unless this Warrant has been assigned.

Signature:
Name (please print)

Address

Federal Identification or Social Security No.

Assignee:

USA COMPRESSION PARTNERS, LP
ASSIGNMENT

For value received [•] hereby sells, assigns and transfers unto [•] the within Warrant, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint attorney, to transfer said Warrant on the books of the within-named Partnership, with full power of substitution in the premises.

Date:

Signature:

Note: The above signature must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatever.

Exhibit F

FORM OF BOARD REPRESENTATION AGREEMENT

Exhibit F-1

BOARD REPRESENTATION AGREEMENT

THIS BOARD REPRESENTATION AGREEMENT, dated as of [•], 2018 (this “Agreement”), is entered into by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”), USA Compression GP, LLC, a Delaware limited liability company (the “General Partner” and collectively with the Partnership, the “Partnership Entities”), [•] (together with any assignee permitted hereunder, the “EIG Purchaser”). ETE, the Partnership Entities and the EIG Purchaser are herein referred to as the “Parties.” Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof (the “Partnership Agreement”).

Recitals

WHEREAS, pursuant to, and subject to the terms and conditions of, the Series A Preferred Unit and Warrant Purchase Agreement, dated as of January 15, 2018, by and among the Partnership, the EIG Purchaser and the other purchasers party thereto (the “Purchase Agreement”), the Partnership has agreed to issue and sell Series A Preferred Units representing limited partner interests in the Partnership (“Preferred Units”) and warrants (“Warrants”) to purchase common units representing limited partner interests in the Partnership (“Common Units”) to the EIG Purchaser and the other purchasers;

WHEREAS, to induce the Parties to enter into the transactions contemplated by the Purchase Agreement, each of the Parties is required to deliver this Agreement, duly executed by each of the Parties, contemporaneously with the closing of the transactions contemplated by the Purchase Agreement (the “Closing”); and

WHEREAS, concurrently with or prior to the Closing, the General Partner executed and delivered the Partnership Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree as follows:

Agreement

Section 1.                                           Board Designation Rights.

(a)                                 So long as the EIG Purchaser, its Affiliates and FS Energy and Power fund (“FS Energy”) own (a) Preferred Units, (b) Common Units resulting from the conversion or redemption of the Preferred Units, (c) Warrants and/or (d) Common Units resulting from the exercise of the Warrants (such amounts in (a), (b), (c) and (d), collectively, the “Election Units”) that comprise in the aggregate, more than 5% of the then-Outstanding Common Units of the Partnership (assuming, for purposes of this calculation, that all Preferred Units are converted into Common Units at the conversion price specified in Section 5.12(b)(vi)(A) of the Partnership Agreement and all Warrants are exercised by net unit settlement based on the volume weighted average trading price (“VWAP”) of the Common Units for the entire fourth quarter of the prior fiscal year), EIG Management Company, LLC, in its capacity as EIG Purchaser Representative

(the “EIG Purchaser Representative”), acting on behalf of the EIG Purchaser, shall have the right to designate, subject to the consent of ETE if the limited partners of the Partnership are not entitled to vote in the election of directors of the General Partner, such consent not to be unreasonably withheld (it being understood that, without limitation, it shall be unreasonable for ETE to withhold consent for the designation of any employee of the EIG Purchaser or its Affiliates), one person to serve on the board of directors of the General Partner (the “Board” and such person and any other person designated to serve on the Board by the EIG Purchaser Representative pursuant to this Agreement, an “EIG Director”) and the General Partner and ETE (or its successor(s) as member(s) of the General Partner) shall take all actions necessary or advisable to effect the foregoing. If the EIG Purchaser, its Affiliates and FS Energy’s ownership interest in the Partnership represented by the Election Units is at any time less than 5% of the then-outstanding Common Units, then the director designation right set forth in this clause (a) shall terminate and such EIG Director designated pursuant to this clause (a) shall immediately resign from the Board; provided, however, that at any time after the date of any such termination, if the EIG Purchaser, its Affiliates and FS Energy’s ownership interest in the Partnership represented by the Election Units increases to above 5% then the director designation right set forth in this clause (a) (including ETE’s consent right) shall be reinstated in all respects. The initial EIG Director designated to serve on the Board pursuant to this clause (a) is Matthew Hartman.

(b)                                 At the time that the limited partners of the Partnership otherwise become entitled to vote in the election of directors of the General Partner, the General Partner will amend the Partnership Agreement (the “Partnership Agreement Amendment”) to provide that, in addition to the director designation right in clause (a) above, if the EIG Purchaser, its Affiliates and FS Energy own Election Units that comprise, in the aggregate, more than 15% of the then-Outstanding Common Units (assuming, for purposes of this calculation, that all Preferred Units are converted into Common Units at the conversion price specified in Section 5.12(b)(vi)(A) of the Partnership Agreement and all Warrants are exercised by net unit settlement based on the VWAP of the Common Units for the entire fourth quarter of the prior fiscal year), then the EIG Purchaser Representative, acting on behalf of the EIG Purchaser, shall have the right to designate such number of persons (including, for the avoidance of doubt, any EIG Director designated under clause (a) above) to serve on the Board that results in the EIG Purchaser having board representation in the same proportion as the number of Election Units owned by the EIG Purchaser, its Affiliates and FS Energy bears to the total number of then-Outstanding Common Units (including, for the avoidance of doubt, Common Units assuming that all Preferred Units are converted at the conversion price specified in Section 5.12(b)(vi)(A) of the Partnership Agreement and all Warrants are exercised by net unit settlement based on the VWAP of the Common Units for the entire fourth quarter of the prior fiscal year and with any fraction of a director designation right rounded to the nearest whole number, but not less than one); provided, such Partnership Agreement Amendment shall also provide that if the EIG Purchaser, its Affiliates and FS Energy’s ownership interest in the Partnership represented by the Election Units is at any time less than 15% of the then-outstanding Common Units, then the director designation right set forth in this clause (b) shall terminate and any and all EIG Directors designated pursuant to this clause (b) shall immediately resign from the Board; provided, however, such Partnership Agreement Amendment shall also provide that at any time after the date of any such termination, if the EIG Purchaser, its Affiliates and FS Energy’s ownership interest in the Partnership represented by the Election Units

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increases to above 15% then the director designation right set forth in this clause (b) shall be reinstated in all respects.

(c)                                  If at any time during which the EIG Purchaser Representative, acting on behalf of the EIG Purchaser, has the director designation right set forth in clause (b) above there is a vote of the Common Units (or other voting equity interests) for the election of directors (for the avoidance of doubt, without limiting the rights of EIG to designate directors pursuant to clause (a) or clause (b) above), the EIG Purchaser, its Affiliates and FS Energy shall vote their Election Units in the same proportion as all of the Common Units (or other voting equity interests) held by other Limited Partners are voted.

(d)                                 None of the Partnership Entities shall take any action, including but not limited to by way of amendment to the Partnership Agreement or the limited liability company agreement of the General Partner, that directly or indirectly adversely affects the rights of the EIG Purchaser Representative or the EIG Purchaser to (i) designate the EIG Purchaser to the Board pursuant to Sections 1(a) and 1(b) of this Agreement (ii) vote its Election Units pursuant to Section 1(c) of this Agreement or (iii) seek indemnification pursuant to Section 3(a) of this Agreement.

Section 2.                                           Director Qualifications. Any EIG Director shall, in the reasonable judgment of the Board, (a) have the requisite skill and experience to serve as a director of a public company, (b) not be prohibited from serving as a director pursuant to any rule or regulation of the Securities and Exchange Commission (the “Commission”) or any national securities exchange on which the Partnership’s Common Units are listed or admitted to trading, and (c) not be an employee or director of any Competitor. The EIG Purchaser Representative, acting on behalf of the EIG Purchaser, agrees (x) upon the Partnership’s request to timely provide the Partnership with accurate and complete information relating to any EIG Director as may be required to be disclosed by the Partnership under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and (y) to cause such EIG Director to comply with the Section 16 obligations under the Exchange Act. Any EIG Director may be removed or replaced by the EIG Purchaser Representative, acting on behalf of the EIG Purchaser, at any time and may be removed by the Board acting by majority at a meeting at which an EIG Director shall have the right to attend, for “cause” (as defined below), but not by any other Party; and any vacancy occurring by reason of the death, disability, resignation, removal or other cessation of a person serving as an EIG Director, shall be filled solely by a person designated by the EIG Purchaser Representative, acting on behalf of the EIG Purchaser, subject to any consent right ETE may have pursuant to Section 1(a). As used herein, “cause” means that (i) an EIG Director is prohibited from serving as a director under any rule or regulation of the Commission or any national securities exchange on which the Partnership’s Common Units are listed; (ii) an EIG Director is convicted by a court of competent jurisdiction of a felony while serving on the Board; (iii) a court of competent jurisdiction has entered, a final, non-appealable judgment finding an EIG Director liable for actual fraud or willful misconduct against the Partnership; (iv) an EIG Director is determined by the Board acting as a majority at a meeting at which such EIG Director shall have the right to attend, to have acted intentionally or in bad faith in his or her capacity as an EIG Director in a manner that results in a material detriment to the assets, business or prospects of the Partnership; (v) an EIG Director has failed to immediately tender his or her resignation at the time the EIG Purchaser Representative is no longer entitled to designate such EIG Director pursuant to Section 1(a) or

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1(b); or (vi) an EIG Director does not meet the qualifications set forth above in clauses (a), (b), and (c); provided, however, that in no event will the participation of an EIG Director in the EIG Purchaser’s exercise of rights under the Partnership Agreement be deemed “cause.” Any action by the EIG Purchaser Representative, on behalf of the EIG Purchaser, to designate, remove or replace an EIG Director shall be evidenced in writing furnished to the General Partner, shall include a statement that the action has been approved by the EIG Purchaser Representative, on behalf of the EIG Purchaser, and shall be executed by or on behalf of the EIG Purchaser Representative, on behalf of the EIG Purchaser. While serving as an EIG Director, an EIG Director shall be entitled to vote on all matters, including any matter on which independent members of the Board are entitled to vote on (unless prohibited by the rules and regulations of the Commission or any national securities exchange on which the Partnership’s Common Units are listed or admitted to trading). Notwithstanding any rights to be granted or provided to an EIG Director hereunder or in the Partnership Agreement or Partnership Agreement Amendment, the General Partner may exclude the EIG Director from access to any Board or Committee materials or information or meeting or portion thereof or written consent if the Board determines, in good faith, including the EIG Director in discussions relating to such determination (but not requiring the affirmative vote of such EIG Director), that such access would reasonably be expected to result in a conflict of interest with the Partnership (other than a conflict of interest with respect to the Purchaser’s ownership interest in the Partnership or rights under the Partnership Agreement); provided, that such exclusion shall be limited to the portion of the Board or Committee material or information and/or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the Board or Committee material and/or meeting that does not involve or pertain to such exclusion. An EIG Director will receive the same information provided to other similarly situated members of the Board, at the same time as such information is provided to other similarly situated members of the Board and including monthly information packages, as well as being provided with reasonable access to management and shall be entitled to receive customary reimbursement of fees and expenses incurred in connection with his or her service as a member of the Board and/or any Committee thereof consistent with the General Partner’s policies applicable to similarly situated directors. An EIG Director shall not be entitled to compensation from the Partnership Entities.

Section 3.                                           Limitation of Liability; Indemnification; Business Opportunities.

(a)                                 At all times while an EIG Director is serving as a member of the Board, and following any such EIG Director’s death, resignation, removal or other cessation as a director in such former EIG Director’s capacity as a former director, the EIG Director shall be entitled to (i) the same modification and restriction of traditional fiduciary duties, (ii) the same safe harbors for resolving conflicts of interest transactions and (iii) all rights to indemnification and exculpation, in each case, as are made available to any other independent member of the Board as at the date hereof, together with any and all incremental rights added to any of (i), (ii) or (iii) above as are subsequently made available to any other independent members of the Board in their capacity as Board members.

(b)                                 At all times while an EIG Director is serving as a member of the Board in accordance with Section 1 of this Agreement, such EIG Director, the EIG Purchaser Representative, the EIG Purchaser and their respective Affiliates may engage in, possess an interest in, or trade in the securities of, other business ventures of any nature or description,

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independently or with others, similar or dissimilar to the business of the Partnership Entities, and the Partnership Entities, the Board and their Affiliates shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Partnership Entities, shall not be deemed wrongful or improper. None of any EIG Director, the EIG Purchaser Representative, the EIG Purchaser or their respective Affiliates shall be obligated to present any investment opportunity to the Partnership Entities even if such opportunity is of a character that the Partnership Entities or any of their respective subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and any EIG Director, the EIG Purchaser Representative, the EIG Purchaser or their respective Affiliates shall have the right to take for such person’s own account (individually or as a partner or fiduciary) or to recommend to others any such investment opportunity. Notwithstanding the foregoing, each EIG Director, the EIG Purchaser Representative, the EIG Purchaser and their Affiliates shall be subject to, and comply with, the requirement to maintain confidential information.

(c)                                  The Partnership Entities shall use their best efforts to purchase and maintain insurance (“D&O Insurance”), on behalf of the EIG Directors, consistent with the D&O Insurance currently maintained for the General Partner’s directors and officers.

(d)                                 For the avoidance of doubt, each EIG Director shall constitute an “Indemnitee,” as such term is defined under the Partnership Agreement and an “Indemnified Person,” as such term is defined under the GP LLC Agreement.

Section 4.                                           Miscellaneous.

(a)                                 Entire Agreement. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein and therein are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein or in the Purchase Agreement or the Warrants with respect to the rights granted by ETE, the Partnership Entities or any of their Affiliates or the EIG Purchaser or any of its Affiliates set forth herein or therein. This Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the Parties with respect to such subject matter.

(b)                                 Notices. All notices and demands provided for in this Agreement shall be in writing and shall be given as provided in Section 8.07 of the Purchase Agreement.

(c)                                  Interpretation. Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever any determination, consent or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion,

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unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(d)                                 Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of Laws. Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e)                                  Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS

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AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f)                                   No Waiver; Modifications in Writing.

(i)                                     Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(ii)                                  Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(g)                                  Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

(h)                                 Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties; provided, that the EIG Purchaser may assign its rights hereunder to its Affiliates and to EIG Management Company, LLC or one of its Affiliates.

(i)                                     Independent Counsel. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.

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(j)                                    Specific Enforcement. Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(k)                                 Liability of EIG Purchaser Representative. The EIG Purchaser Representative, solely in its capacity as the EIG Purchaser Representative, shall have no liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement. The Partnership Entities shall be entitled to rely conclusively and without any inquiry on any and all instructions of, decisions of or action taken or omitted to be taken by the EIG Purchaser Representative under this Agreement without any liability to the EIG Purchaser or obligation to inquire as to such instructions, decisions of, or actions or omissions including the authority or validity thereof, all of which instructions, decisions, actions or omissions shall be legally binding on the EIG Purchaser.

(l)                                     Further Assurances. Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:
Name:	[•]
Title:	[•]

USA COMPRESSION PARTNERS, LP

By:	USA Compression GP, LLC, its general partner

By:
Name:
Title:

USA COMPRESSION GP, LLC

By:
Name:
Title:

[EIG PURCHASER]

By:

By:
Name:
Title: